Exhibit No. 10.10

EXECUTION VERSION

SECOND OMNIBUS AMENDMENT

TO RECEIVABLES PURCHASE AGREEMENT

AND PURCHASE AND SALE AGREEMENT

THIS SECOND OMNIBUS AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT AND PURCHASE AND SALE AGREEMENT (this “Amendment”), dated as of December 21, 2011, is entered into by and among ARMSTRONG RECEIVABLES COMPANY, LLC, a Delaware limited liability company (the “Seller”), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), individually and as Servicer (“Armstrong”), ARMSTRONG HARDWOOD FLOORING COMPANY, a Tennessee corporation ((“AHFC”), and, together with Armstrong, the “Originators”, and each an “Originator”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as resigning Administrative Agent, resigning Related Committed Purchaser and resigning LC Bank (“Crédit Agricole”, or, as applicable, the “Resigning Administrative Agent”, the “Resigning Related Committed Purchaser”, or the “Resigning LC Bank”), THE BANK OF NOVA SCOTIA, as successor Administrative Agent, successor Related Committed Purchaser and successor LC Bank (“Scotiabank”, or, as applicable, the “Successor Administrative Agent”, the “Successor Related Committed Purchaser” or the “Successor LC Bank”), ATLANTIC ASSET SECURITIZATION, LLC, a Delaware limited liability company, as resigning Conduit Purchaser (the “Resigning Conduit Purchaser”) and LIBERTY STREET FUNDING LLC, a Delaware limited liability company, as successor Conduit Purchaser (the “Successor Conduit Purchaser”).

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Receivables Purchase Agreement (defined below), or, if not defined therein, in the Purchase and Sale Agreement (defined below).

BACKGROUND RECITALS

A. The Seller, the Servicer and the Originators are party to that certain Purchase and Sale Agreement dated as of December 10, 2010, as amended by that certain Omnibus Amendment dated as of August 1, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Purchase and Sale Agreement”);

B. The Seller, the Servicer, the Resigning Conduit Purchaser and Crédit Agricole are party to that certain Receivables Purchase Agreement dated as of December 10, 2010, as amended by that certain Omnibus Amendment dated as of August 1, 2011 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Receivables Purchase Agreement” and, together with the Purchase and Sale Agreement, the “Facility Documents”);

C. Crédit Agricole desires to resign from its roles as Administrative Agent, Related Committed Purchaser and LC Bank under the Receivables Purchase Agreement and to assign all of its rights and obligations under the Receivables Purchase Agreement and the Transaction Documents to the Successor Administrative Agent, the Successor Related Committed Purchaser and the Successor LC Bank;

D. The Resigning Conduit Purchaser desires to resign from its role as Conduit Purchaser under the Receivables Purchase Agreement and to assign all of its rights and obligations under the Receivables Purchase Agreement and the Transaction Documents to the Successor Conduit Purchaser.

E. Pursuant to Section 10.1 of the Purchase and Sale Agreement and Section 6.1 of the Receivables Purchase Agreement, the parties hereto have agreed to amend the Facility Documents as described herein;

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Assignment and Acceptance.

(a) Crédit Agricole hereby resigns as Administrative Agent, Related Committed Purchaser and LC Bank under the Transaction Documents and in connection with that resignation assigns to Scotiabank, as the Successor Administrative Agent, Successor Related Committed Purchaser and the Successor LC Bank, without recourse and without representation or warranty, and Scotiabank hereby accepts and assumes from Crédit Agricole, all of Crédit Agricole’s rights and obligations as Administrative Agent, Related Committed Purchaser and LC bank under the Transaction Documents; provided, however, that Crédit Agricole shall retain its rights with respect to (i) the Letters of Credit Numbers 108437003, 108437006, and 119237028, each issued by Crédit Agricole for the account of the Seller pursuant to the Receivables Purchase Agreement, and (ii) the accounts related thereto and described in a Letter of Credit Application; and provided further, that nothing in this Amendment shall be read to make Scotiabank liable for the acts or omissions, if any, of Crédit Agricole prior to the date hereof;

(b) The Resigning Conduit Purchaser hereby resigns as the Conduit Purchaser under the Receivables Purchase Agreement and in connection with that resignation assigns to the Successor Conduit Purchaser, without recourse and without representation or warranty, and the Successor Conduit Purchaser hereby accepts and assumes from the Resigning Conduit Purchaser, all of its rights and obligations as Conduit Purchaser under the Receivables Purchase Agreement; provided, that nothing in this Amendment shall be read to make the Successor Conduit Purchaser liable for the acts or omissions, if any, of the Resigning Conduit Purchaser prior to the date hereof;

(c) Following the assignments set forth in Sections 1(a) and (b) above, (i) Crédit Agricole will no longer have rights or obligations as the Administrative Agent, Related Committed Purchaser and LC Bank and (ii) Atlantic will no longer have rights or

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obligations of a Conduit Purchaser under the Receivables Purchase Agreement. From and after the date hereof, such parties will no longer be party to the Transaction Documents;

(d) The Resigning Administrative Agent hereby authorizes the Successor Administrative Agent to file such UCC-3 Amendments as are necessary or desirable to show the transfer to Scotiabank of all security interests in favor of Crédit Agricole Corporate and Investment Bank under the Transaction Documents.

SECTION 2. Effect of Assignment Agreements. From and after the date hereof, following the execution and delivery of this Amendment, the Commitments of the Successor Conduit Purchaser and the Successor Related Committed Purchaser will be as set forth on Schedule VI to the Receivables Purchase Agreement, as amended by this Amendment;

SECTION 3. Amendment to Facility Documents. As of the date hereof, subject to the satisfaction of the condition precedent set forth in Section 6 hereof:

(a) the Purchase and Sale Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto in Annex A; and

(b) the Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto in Annex B.

SECTION 4. Amendment to L/C and Company Notes. As of the date hereof, (a) the L/C Notes dated December 10, 2010 issued by the Seller in favor of each Originator are hereby amended to incorporate the changes shown on the marked pages attached as Annex C hereto, and (b) the Company Notes dated December 10, 2010 issued by the Seller in favor of each Originator are hereby amended to incorporate the changes shown on the marked pages attached as Annex D hereto.

SECTION 5. Representations and Warranties. Each of the Seller, the Servicer and each Originator hereby represents and warrants to each of the other parties hereto that, as to itself:

(a) (i) it has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Facility Documents, as amended hereby and by other amendments, the Assignment of the Deposit Account Control Agreement dated as of the date hereof, by and among the Seller, the Successor Administrative Agent and Bank of America, National Association (the “BofA Account Agreement Assignment”), the Assignment of the Collection Account Agreement dated as of the date hereof, by and among the Seller, the Successor Administrative Agent and JPMorgan Chase Bank, N.A. (the “JPM Account Agreement Assignment” and, together with the BofA Account Agreement, the “Account Control Agreement Assignments”) and the other Transaction Documents, (ii) the execution and delivery of this Amendment and the Account Control Agreement Assignments and the performance of its obligations under the Facility Documents, as amended hereby, the Account Control Agreement Assignments, and the other Transaction Documents has been duly authorized by all necessary corporate action on its part and (iii) this Amendment and its obligations under the Facility Documents, as amended hereby, the Account Control Agreement

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Assignments, and the other Transaction Documents constitute its legal, valid and binding obligations, enforceable against it in accordance with the terms thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b) on the date hereof, before and after giving effect to this Amendment, no Termination Event or Incipient Termination Event has occurred and is continuing.

SECTION 6. Condition Precedent. This Amendment shall become effective and be deemed effective, as of the date first above written, upon:

(a) Receipt by the Successor Administrative Agent and the Resigning Administrative Agent of duly executed counterparts of this Amendment from each of the parties hereto;

(b) Receipt by the Successor Administrative Agent of duly executed counterparts of those documents listed on Schedule A hereto;

(c) Receipt by the Resigning Administrative Agent of duly executed counterparts of those documents listed on Schedule B hereto;

(d) Receipt by the Successor Administrative Agent and the Resigning Administrative Agent of all fees and expenses as of the date hereof required to be paid pursuant to this Amendment and the other Transaction Documents; and

(e) Receipt by each of the Resigning Administrative Agent, the Resigning Related Committed Purchaser and the Resigning Conduit Purchaser of all accrued and unpaid fees to such Person under the Transaction Documents as of the date hereof.

SECTION 7. Reference to and Effect on the Facility Documents.

(a) Upon the effectiveness of this Amendment, (i) each reference in any Facility Document to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to such Facility Document as amended or otherwise modified hereby, and (ii) each reference to any Facility Document in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to such Facility Document as amended or otherwise modified hereby.

(b) Except as specifically amended, terminated or otherwise modified above, the terms and conditions of each of the Facility Documents, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

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(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under either Facility Document or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.

SECTION 8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 9. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 10. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 11. Fees and Expenses. Seller hereby confirms its agreement to pay on demand all reasonable, properly documented costs and expenses of the Resigning Administrative Agent and the Successor Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and expenses of outside legal counsel to the Resigning Administrative Agent and the Successor Administrative Agent with respect thereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY, LLC

By:
Name: Mark A. Telymonde
Title: Assistant Treasurer

ARMSTRONG WORLD INDUSTRIES, INC.

By:
Name: Thomas J. Waters
Title: Vice President and Treasurer

ARMSTRONG HARDWOOD FLOORING COMPANY

By:
Name: Thomas J. Waters
Title: Treasurer

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Resigning Administrative Agent, Resigning Related Committed Purchaser and Resigning LC Bank

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Second Omnibus Amendment

to Receivables Purchase Agreement and Receivables Sale Agreement

ATLANTIC ASSET SECURITIZATION, LLC, as Resigning Conduit Purchaser

By:
Name:
Title:

Signature Page to Second Omnibus Amendment

to Receivables Purchase Agreement and Receivables Sale Agreement

THE BANK OF NOVA SCOTIA, as Successor Administrative Agent, Successor Related Committed Purchaser and Successor LC Bank

By:
Name: Paula Czach
Title: Managing Director

LIBERTY STREET FUNDING LLC, as Successor Conduit Purchaser

By:
Name:
Title:

Signature Page to Second Omnibus Amendment

to Receivables Purchase Agreement and Receivables Sale Agreement

Schedule A

1.	Fee Letter dated on or about December 21, 2011 by and among the Seller, Armstrong and the Successor Administrative Agent.

2.	Performance Guaranty dated on or about December 21, 2011 by Armstrong, as Performance Guarantor, for the benefit of the Successor Administrative Agent.

3.	Intercreditor Agreement dated on or about December 21, 2011 by and among Armstrong, the Seller, the Successor Administrative Agent and Worthington Armstrong Venture, as Receivables Interestholder.

4.	Reliance letters of Weil, Gotshal & Manges, LLP, Armstrong’s General Counsel, Morgan, Lewis and Bockius LLP and Bass, Berry & Sims PLC in favor of Scotiabank and the Successor Conduit Purchaser, in each case with respect to all opinions previously delivered by such law firm in connection with the Purchase and Sale Agreement and the Receivables Purchase Agreement and the transactions contemplated thereto.

5.	Opinions of:

a.	Armstrong In-House Counsel

b.	Weil, Gotshal & Manges, LLP

in each case with respect to this Amendment and the other documents executed and delivered as of the date hereof, in form and substance satisfactory to Scotiabank.

6.	Assignment and Amendment, dated on or about December 21, 2011 of the Bank of America, N.A. Deposit Account Control Agreement dated December 10, 2010.

7.	Assignment and Amendment, dated on or about December 21, 2011 of the JPMorgan Chase Bank, N.A. Collection Account Agreement dated December 10, 2010.

8.	Duly executed Transfer Supplement.

Schedule B

1.	Duly executed Transfer Supplement

2.	Termination of existing Jackson County, West Virginia Letter of Credit.

3.	Termination of existing Somerset, Kentucky Letter of Credit.

4.	Termination of Intercreditor Agreement.

5.	Termination of Performance Guaranty

CONFORMED COPY

Annex A

to

SECOND OMNIBUS AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

AND PURCHASE AND SALE AGREEMENT

Dated as of December 21, 2011

PURCHASE AND SALE AGREEMENT

Dated as of December 10, 2010

among

VARIOUS ENTITIES LISTED ON SCHEDULE I,

as the Originators,

ARMSTRONG WORLD INDUSTRIES, INC.,

individually and as Servicer

and

ARMSTRONG RECEIVABLES COMPANY LLC

CONTENTS

September 30,	September 30,	September 30,
ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1	Conveyance of Receivables	2
SECTION 1.2	Timing of Purchases	3
SECTION 1.3	Consideration for Purchases	3
SECTION 1.4	Purchase and Sale Termination Date	3
SECTION 1.5	Intention of the Parties	3

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1	Purchase Report	4
SECTION 2.2	Calculation of Purchase Price	5

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1	Contribution of Receivables and Purchase Price Payment	5
SECTION 3.2	Company and L/C Note Allocations	8
SECTION 3.3	Settlement as to Specific Receivables and Dilution	8
SECTION 3.4	Reconveyance of Receivables	10
SECTION 3.5	Letters of Credit	10

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1	Conditions Precedent to Initial Purchase	10
SECTION 4.2	Certification as to Representations and Warranties	12
SECTION 4.3	Additional Originators	12
SECTION 4.4	Removal of Originators	13

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1	Representations and Warranties Regarding the Originators	13
SECTION 5.2	Representations and Warranties Regarding the Receivables	17
SECTION 5.3	Reaffirmation of Representations and Warranties by the Originators	18
SECTION 5.4	Ordinary Course of Business	18

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1	Affirmative Covenants	18
SECTION 6.2	Reporting Requirements	20

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ii

(cont)

September 30,
SCHEDULES
Schedule I	List of Originators and Jurisdiction of Organization
Schedule II	Location of Books and Records of Originators
Schedule III	Trade Names
Schedule IV	Actions/Suits
Schedule V	Notice Addresses for Company, Each Originator and Armstrong

EXHIBITS
Exhibit A	Form of Purchase Report
Exhibit B	Form of Company Note
Exhibit C	Form of L/C Note
Exhibit D	Form of Joinder Agreement

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THIS PURCHASE AND SALE AGREEMENT, dated as of December 10, 2010, as amended on December 21, 2011, (as it may be further amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (each, in its capacity as originator hereunder, an “Originator”; and collectively, “Originators”), ARMSTRONG WORLD INDUSTRIES, INC., individually (“Armstrong”) and as initial Servicer (as defined below) and ARMSTRONG RECEIVABLES COMPANY LLC, a limited liability company organized under the laws of Delaware (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement of even date herewith (as the same exists as of the date hereof or as it may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, Armstrong World Industries, Inc. (individually, “Armstrong”), as initial Servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), Liberty Street Funding LLC, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent, Related Committed Purchaser and LC Bank. All references herein to months are to calendar months unless otherwise expressly indicated.

BACKGROUND:

1. The Company is a special purpose entity, all of the issued and outstanding voting shares of which are owned by the Originators;

2. The Originators generate Receivables in the ordinary course of their businesses;

3. The Originators, in order to finance their respective businesses, wish to sell Receivables to the Company, and the Company is willing to purchase Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein;

4. The Originators and the Company intend this transaction to be a true sale or contribution, as the case may be, of Receivables and Related Rights by each Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to any Originator; and

5. The Company intends to sell the Purchaser’s Interest in the Receivables and Related Rights to the Purchasers pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Conveyance of Receivables. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, hereby does (i) with respect to the Receivables contributed to the Company pursuant to Section 3.1 (the “Contributed Receivables”), contribute to the capital of, and transfer, assign and otherwise convey to the Company, without recourse (except as expressly provided herein), and the Company hereby agrees to, and hereby does, acquire all of such Originator’s right, title and interest, whether now owned or hereafter acquired, in and to, and (ii) with respect to any other Receivables sold to the Company hereunder (the “Sold Receivables”), sell, transfer, assign and otherwise convey to the Company, without recourse (except to the extent expressly provided herein), and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4 hereof), all of such Originator’s right, title and interest, whether now owned or hereafter acquired, in and to:

(a) each Receivable of such Originator that existed and was owing to such Originator at the opening of such Originator’s business on the Closing Date (other than any Contributed Receivables);

(b) each Receivable generated by such Originator from and including the Closing Date to but excluding the Purchase and Sale Termination Date;

(c) all rights to (but none of the obligations of) such Originator under all Related Security;

(d) all amounts due or to become due to such Originator with respect to any of the foregoing;

(e) all books and records of such Originator related to any of the foregoing, and all Transaction Documents to which such Originator is a party, together with all rights (but none of the obligations) of such Originator thereunder;

(f) all rights, remedies, powers, privileges, title and interest (but not obligations) of such Originator in and to (x) each Lock-Box Account and each Collection Account, (y) all amounts on deposit therein, and (z) any related investment property (as such term is defined in the applicable UCC); and

(g) all Collections and other proceeds (as defined in the applicable UCC) and products of any of the foregoing that are or were received by such Originator on or after the Closing Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of such Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables, or any other parties directly or indirectly liable for payment of such Receivables)

(clauses (a) through (g), collectively, the “Collateral”); provided, that upon receipt by the Seller of the Repurchase Price with respect to any Receivable in accordance with Section 3.3, such Receivable and all Related Rights immediately shall cease to constitute Collateral hereunder and shall be reconveyed to the applicable Originator in accordance with Section 3.4 and, thereafter, shall cease to constitute a Receivable for all purposes hereunder.

All purchases and contributions hereunder are absolute and irrevocable and shall be made without recourse (except as expressly provided herein), but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement with respect to such Receivables. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases. Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator as of the opening of such Originator’s business on the Closing Date and (ii) all Related Rights with respect thereto automatically shall be, and shall be deemed to have been, sold or contributed by such Originator to the Company on the Closing Date.

(b) Subsequent Purchases. On or after the Closing Date, until the Purchase and Sale Termination Date, each Receivable generated by each Originator and the Related Rights thereto shall be, and shall be deemed to have been, sold by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III and to reflect all contributions in accordance with Section 3.1. With respect to the Contributed Receivables, the Purchase Price therefore shall be deemed paid in full in cash and returned to the Company as a capital contribution by Armstrong.

SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date (as defined in Section 2.2) immediately following the day on which the Originators shall have given at least 30 days’ prior written notice to the Company and the Administrative Agent that the Originators desire to terminate this Agreement.

SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of the Receivables and Related Rights, including without limitation all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights, be construed as a valid and perfected sale and absolute assignment or contribution, as the case may be (without recourse except as expressly provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights, including without limitation all Receivables, if any, constituting general intangibles as defined in the UCC, is not construed to be both a valid and perfected sale and absolute assignment or contribution of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company a security interest in, to and under all of such Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder.

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report. On the Closing Date and on the Business Day immediately preceding each Settlement Date (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Company, each Originator and the Administrative Agent a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Company from each Originator (or, in the case of Contributed Receivables, received by the Company from Armstrong) (i) in the case of the Purchase Report to be delivered on the Closing Date, on the Closing Date, and (ii) thereafter, during the period commencing on (and including) the first day of the Settlement Period immediately preceding the calendar month in which such Monthly Purchase Report Date occurs to (and including) the last day of such Settlement Period; and

(b) the calculations described in Section 3.3(d) that are required to be included in such Purchase Report;

provided, that if a Termination Event or Incipient Termination Event shall have occurred and be continuing, the Servicer shall, if so requested by the Administrative Agent, be required to deliver a Purchase Report to such Person for the period so requested by such Person (including as frequently as weekly or daily, provided, that such daily or weekly reporting shall only be required to include (x) the aggregate Outstanding Balance of the Pool Receivables at the beginning and end of each period covered, (y) aggregate sales during such period, and (z) aggregate Collections during such period).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

	September 30,	September 30,
PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	The “Fair Market Value Discount”, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the sum of (x) the Prime Rate on such Payment Date and (y) the Servicing Fee Rate, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the close of business of the last Business Day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that Originators are open for business.

“Prime Rate” means, for each monthly period covered by a Purchase Report, a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal on the first day of such monthly period or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.

ARTICLE III

PAYMENT OF PURCHASE PRICE

SECTION 3.1 Contribution of Receivables and Purchase Price Payment.

(a) On the Closing Date, Armstrong shall, and hereby does, on a one-time basis, contribute to the capital of the Company either, or a combination of, (i) Receivables and Related Rights consisting of each Receivable of Armstrong that existed and was owing to Armstrong on the Closing Date, beginning with the oldest of such Receivables and continuing chronologically thereafter and/or (ii) cash, in either case such that the aggregate Outstanding Balance of all such Contributed Receivables plus the amount of cash, after giving effect to such contribution, shall be at least equal to 25% of the Purchase Limit as of the Closing Date. The Company shall reflect a capital contribution on its books and records from Armstrong contributing such Receivables or cash. The value (the “Contributed Value”) of any such capital contribution consisting of Receivables and Related Rights shall be calculated using the formula set forth in the Purchase Price.

(b) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and each Payment Date thereafter, the Company agrees to pay to each Originator the Purchase Price for the Receivables sold by such Originator to the Company on such date. Such Purchase Price on each such Payment Date shall be paid:

(i) To the extent that the Company has cash available therefor and such payment is not prohibited under the Receivables Purchase Agreement, in cash (the amount of such cash paid to Originators being allocated among the Originators on a pro rata basis according to the Purchase Price owing to each Originator on such Payment Date (but excluding from such cash Purchase Price with respect to any Originator the aggregate stated amount of any Letters of Credit issued at the request of such Originator in connection with such sale)).

(ii) To the extent that such Purchase Price owed to any Originator exceeds the sum of (x) the amount of such Purchase Price paid by the Company in cash pursuant to clause (i) above and (y) the amount of such Purchase Price paid by the Company pursuant to the issuance of a Letter of Credit pursuant to clause (iii) below, such Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to the Company in the amount of such excess. Such Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note in the form of Exhibit B with an initial principal balance determined as of the Closing Date (each such promissory note, as it may be amended, supplemented, indorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called a “Company Note”). The Subordinated Loans shall bear interest and be payable as provided in the Company Note. The principal balance (the “Company Note Principal Balance”) of the Company Note issued to a particular Originator shall equal (i) the sum of (x) the initial principal balance thereof plus (y) the amount of any Subordinated Loans made to the Company by such Originator plus (z) the amount of any Expired Undrawn Amounts in respect of the L/C Note issued by such Originator minus (ii) the amount of principal payments (including any deemed principal payments) made by the Company to such Originator pursuant to the terms of such Company Note.

(iii) (1) If any Originator so requests, the Company shall pay all or part of such Purchase Price owed to such Originator by causing the Issuance of a Letter of Credit (pursuant to the terms of the Receivables Purchase Agreement) in favor of one or more beneficiaries selected by such Purchaser. Such Originator shall reimburse the Company for its expenses incurred in connection with obtaining such Letter of Credit and shall also pay Company a fee in an amount equal to 0.125% of the face amount thereof for procuring such Letter of Credit; provided, that such fees and expenses may be offset against the outstanding principal amount of the Company Note payable to such Originator.

(2) The face amount of each Letter of Credit issued at the request of an Originator shall be applied (x) as a payment deduction from the applicable Purchase Price otherwise payable by the Company to such Originator and (y) to the extent such face amount exceeds such Purchase Price, as a reduction in the aggregate outstanding principal amount of the Company Note of the applicable Originator (the amounts described in clauses (x) and (y) above, the “Availability Amounts”).

(3) Notwithstanding anything herein or in any other Transaction Document to the contrary, it is understood and agreed that in no event shall any Originator have any reimbursement or recourse obligations in respect of any Letter of Credit.

(4) In connection with the initial issuance of any such Letter of Credit at the request of an Originator, the Company shall execute and deliver to such Originator a note substantially in the form of Exhibit C (each such note, as it may be amended, supplemented, indorsed or otherwise modified from time to time, together with all notes issued from time to time in substitution thereof in accordance with the Transaction Documents, being herein called an “L/C Note”) in favor of such Originator, with an initial principal amount equal to the face amount of such Letter of Credit. In the event that a Letter of Credit is issued at the request of an Originator, the principal amount of the applicable L/C Note shall be increased by the face amount of such Letter of Credit (such amount, an “L/C Principal Increase”). In the event that a Letter of Credit is drawn upon, the principal amount of the applicable L/C Note shall be reduced by the amount of such draw (such amount, a “Drawn Amount”).

(5) In the event that any portion of a Letter of Credit (as the same may be extended, replaced or renewed) expires undrawn, the principal amount of the applicable L/C Note shall be reduced by such undrawn amount (the “Expired Undrawn Amount”) and the principal balance of the Company Note in favor of the relevant Originator shall be increased by such undrawn amount. The parties hereto agree and acknowledge that any Expired Undrawn Amounts that increase the principal balance of any Company Note shall be deemed to be paid prior to any other outstanding principal amounts on such Company Note.

(6) The parties hereto acknowledge and agree that the repayment of each L/C Note shall be senior to repayment of the Company Notes. The principal balance (the “LC Note Principal Balance”) of the L/C Note issued to a particular Originator shall equal at any time (i) the sum of (x) the initial principal balance thereof plus (y) any L/C Principal Increase with respect to such L/C Note, minus (ii) the sum of (x) the amount of principal payments (including any deemed principal payments) made by the Company to such Originator pursuant to the terms of such L/C Note plus (y) the amount of any Drawn Amounts in respect of such L/C Note plus (z) the amount of any Expired Undrawn Amounts in respect of such L/C Note.

(c) The Servicer shall make all appropriate record keeping entries with respect to the Company Notes, the L/C Notes or otherwise to reflect the foregoing payments and reductions and any reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute prima facie evidence of the principal amount of, and accrued interest on, any Company Note or L/C Note at any time. Furthermore, the Servicer shall hold the Company Notes and the L/C Notes for the benefit of the Originators. Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes or L/C Notes “CANCELED” and to return such Company Notes or L/C Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.2 Company and L/C Note Allocations. If any Originator desires that the Company cause the Issuance of a Letter of Credit on a day on which the Company is not purchasing any Receivables from such Originator, the Originator shall be permitted to require the Seller to cause such an Issuance (subject to payment of the amounts described in the second sentence of clause 3.1(b)(iii)) if and to the extent that the face amount of such Letter of Credit is less than current outstanding principal balance of such Originator’s Company Note. In such event, the face amount of such Letter of Credit shall be offset against the Company’s obligations to such Originator by a reduction in the aggregate outstanding principal amount of the Company Note of such Originator. In connection with such Issuance, the outstanding balance of such Originator’s L/C Note shall be increased by the amount of any reduction in the aggregate outstanding principal amount of the Company Note of such Originator or deemed payment of interest on such Company Note as set forth in the preceding sentence.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day on which a Receivable is purchased from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(j), 5.2(b) and 5.2(f) are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.1(j), 5.2(b) or 5.2(f) is no longer true with respect to such Receivable, then, promptly upon notice of such inaccuracy, the applicable Originator shall repurchase such Receivable from the Company for an amount equal to the Outstanding Balance thereof (such amount, the “Repurchase Price”). Any Repurchase Price with respect to such a Receivable shall be paid in accordance with clause (c) below and, in the event that the Servicer or the Company thereafter receives payment on account of such Receivable, the Company promptly shall deliver such payments to such Originator.

(b) If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased from an Originator by the Company hereunder or contributed to the Company hereunder is reduced or adjusted as a result of any defective, rejected or returned goods or services, or any discount, revision, cancellation, allowance or other adjustment made by any Originator, the Company or the Servicer in the ordinary course of business (it being understood and agreed that none of the foregoing shall be done for any credit-related reason) or any setoff or dispute between any Originator or any Affiliate and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of such Originator) (in each case other than solely as a result of the failure to collect such Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor), then the Purchase Price or the Contributed Value with respect to such Receivable shall be reduced by the amount of such net reduction (such amount, the “Net Reduction Amount”). For the avoidance of doubt, if goods in respect of any Receivable purchased from an Originator by the Company hereunder or contributed to the Company hereunder are repossessed or foreclosed by any Originator, the Company or the Servicer, the fair market value of such goods upon such repossession or foreclosure shall be deemed to be Collections on such Receivable hereunder.

(c) Any Repurchase Price or Net Reduction Amount shall be paid by the applicable Originator in the following manner:

(i) first, so long as the date of such payment is not an Amortization Day, the amount of such Repurchase Price or Net Reduction Amount shall be deemed to be a payment of the following amounts in the following order of priority:

(1)	first, as a credit towards the amount of any Purchase Price payable to such Originator on such date,

(2)	second, as a payment of any accrued and unpaid interest owing to such Originator under the terms of the applicable L/C Note,

(3)	third, as a payment of any accrued and unpaid interest owing to such Originator under the terms of the applicable Company Note, and

(4)	fourth, as a payment of the outstanding Company Note Principal Balance under the applicable Company Note;

(ii) second, the applicable Originator shall deposit (in immediately available funds) an amount equal to any unpaid Repurchase Price or Net Reduction Amount into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d) Each Purchase Report (other than the Purchase Report delivered on the Closing Date) shall include a calculation of the Net Reduction Amounts and Repurchase Prices, in each case that arose since the last Purchase Report delivered hereunder (as indicated on the books of the Company). Nothing herein shall require the Company to take any action that would violate the terms of the Receivables Purchase Agreement.

SECTION 3.4 Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Repurchase Price of any Receivable pursuant to Section 3.3, the Company shall automatically reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

SECTION 3.5 Letters of Credit.

(a) Upon the request of the Servicer (acting as agent for each Originator as described in clause (b) below), and in accordance with the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement and hereunder (including any limitations therein on the amount of any such issuance), the Company agrees, on behalf of each Originator, to cause the LC Bank to issue, on any day specified by the Servicer (for the account of the Company and at the request of the applicable Originator or any Affiliate designated by such Originator), Letters of Credit in favor of the beneficiaries specified by the Servicer (on behalf of such Originator). The aggregate stated amount of Letters of Credit to be issued on any Payment Date on behalf of any Originator shall not exceed the Availability Amounts with respect to such Originator on such Payment Date. Under no circumstances shall any Originator (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b) Each Originator appoints the Servicer as its agent (on which appointment the Company, the Sub-Servicers, the Administrative Agent, the LC Bank and the Purchasers may rely until such Originator provides contrary written notice to each such Person) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including requests for the issuance and extension of Letters of Credit and the allocation of the stated amounts of Letters of Credit against Purchase Price owed to particular Originators and against Company Notes issued to particular Originators. In the event that an Originator or Servicer on its behalf requests a Letter of Credit hereunder, the Servicer and such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and the Servicer shall notify the relevant Originators, the Company and the Administrative Agent of the allocations described in the preceding sentence. Such allocations shall be binding on the Company and each Originator, absent manifest error.

(c) Each Originator agrees to be bound by the terms of and conditions of the Receivables Purchase Agreement relating to the Letters of Credit.

ARTICLE IV

CONDITIONS OF PURCHASES

SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase of Receivables by the Company hereunder is subject to the condition precedent that the Company and the Administrative Agent (as the Company’s assignee) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company and the Administrative Agent:

(a) A copy of the resolutions of the board of directors or managers or authorized committee thereof of each Originator approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the secretary or assistant secretary of such Originator;

(b) Good standing certificates (or applicable certificate or statement of like effect in any applicable jurisdiction howsoever named) for each Originator issued as of a recent date acceptable to the Company and the Administrative Agent by the Secretary of State of the jurisdiction of such Originator’s organization;

(c) A certificate of the secretary or assistant secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrative Agent may conclusively rely until such time as the Servicer, the Company and the Administrative Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date acceptable to the Servicer, together with a copy of the by-laws or limited liability company agreement of such Originator (including all amendments and modifications thereto), each duly certified by the secretary or an assistant secretary of such Originator;

(e) Proper financing statements (Form UCC-1) in form ready to be filed on the Closing Date, naming each Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrative Agent, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated by such Originator, as may be necessary or, in the Company’s or the Administrative Agent’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

(f) A written search report from a Person satisfactory to the Company and the Administrative Agent listing all effective financing statements that name any of the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Company hereunder), and tax and judgment lien search reports from all applicable jurisdictions (including, without limitation liens of the Pension Benefit Guaranty Corporation) showing no evidence of such liens filed against any Originator;

(g) Favorable opinions of (i) Weil, Gotshal & Manges LLP, special counsel to Armstrong and the other Originators, (ii) Morgan, Lewis & Bockius LLP, special Pennsylvania counsel to Armstrong, (iii) Bass, Berry & Sims PLC, special Tennessee counsel to Armstrong Hardwood Flooring Company, and (iv) Mary Huwaldt, Deputy General Counsel to Armstrong and the other Originators, in form and substance satisfactory to the Company, the Administrative Agent and each Purchaser;

(h) A Company Note in favor of each Originator, duly executed by the Company;

(i) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s and the Administrative Agent’s satisfaction; and

(j) A certificate from an officer of each Originator to the effect that such Originator has placed on the most recent, and has taken all steps reasonably necessary to ensure that there shall be placed on subsequent, data processing reports an indication reasonably acceptable to the Company and the Administrative Agent indicating that the Receivables described therein have been sold to the Company pursuant to this Agreement and that an interest in the same Receivables has been granted to the Administrative Agent (for the benefit of the Purchasers) under the Receivables Purchase Agreement.

SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties made by it pursuant to in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

SECTION 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Company and the Administrative Agent; provided that following conditions are satisfied on the date of such addition:

(a) the Servicer shall have given the Administrative Agent and the Company at least sixty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such information with respect to such proposed additional Originator as the Administrative may reasonably request;

(b) such proposed additional Originator has executed and delivered to the Company and the Administrative Agent an agreement substantially in the form attached hereto as Exhibit D (a “Joinder Agreement”);

(c) such proposed additional Originator has delivered to the Company, the Administrative Agent each of the documents with respect to such Originator described in Sections 4.1 and 4.2, in each case in form and substance satisfactory to the Company, the Administrative Agent;

(d) the Administrative Agent shall have received, to the extent required by the securitization program of any Conduit Purchaser, a written statement from each applicable Rating Agency confirming that the addition of such Originator will not result in a downgrade or withdrawal of the then current ratings of the Notes; and

(e) no Termination Event or Incipient Termination Event shall have occurred and be continuing.

SECTION 4.4 Removal of Originators. Any Originator hereunder may be removed from this Agreement with the prior written consent of the Company, the Administrative Agent and each Purchaser, in each case in its sole discretion; provided that (i) the following conditions are satisfied on or before the date of such removal:

(a) the Servicer shall have given the Company, the Administrative Agent and each Purchaser at least thirty days’ prior written notice of such proposed removal and the identity of such Originator and shall have provided such other information with respect to such Originator as the Administrative Agent or any Purchaser may reasonably request;

(b) such proposed removed Originator has executed and delivered to the Company, each other Originator, the Administrative Agent and each Purchaser an amendment to this Agreement effecting the removal of such Originator in form and substance acceptable to the Administrative Agent and each Purchaser; and

(c) no Termination Event or Incipient Termination Event shall have occurred and be continuing immediately after giving effect to the removal of such Originator.

After giving effect to the removal of any Originator, such removed Originator shall no longer be party to this Agreement or any other Transaction Document and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of this Agreement or such other Transaction Document).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold or contributed by it hereunder made or deemed made by such Originator is true and correct, and hereby makes the representations and warranties set forth in this Article V (except for the representations and warranties made in Section 5.1(m)(i), which are made only by Armstrong):

SECTION 5.1 Representations and Warranties Regarding the Originators. On the Closing Date and on each date set forth in Section 5.3, each Originator represents and warrants as follows:

(a) Corporate Existence and Power. Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents, or approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate and Governmental Authorization, Contravention. The execution, delivery and performance by such Originator of this Agreement and each of the other Transaction Documents to which it is a party are within such Originator’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder and disclosures and filings under applicable securities laws), any governmental body, agency or official other than those actions which have been satisfied and those filings which have been made, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Originator or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator or result in the creation or imposition of any lien (other than liens in favor of the Company and Administrative Agent under the Transaction Documents) on assets of such Originator or any of its Subsidiaries which contraventions or defaults could reasonably be expected to have a Material Adverse Effect with respect to such Originator.

(c) Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information. All information heretofore furnished by such Originator to the Company, the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby (if prepared by such Originator, or to the extent supplied by such Originator) is, and all such information hereafter furnished by such Originator to the Company, the Administrative Agent or any Purchaser will be, true and accurate in every material respect as of the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by such Originator). No information contained in any report delivered pursuant to Section 6.2 or in any Purchase Report shall be incomplete by omitting to state any material fact necessary to make such information not misleading on the date as of which such information is dated or certified.

(e) Actions, Suits. Except as set forth in Schedule IV (and solely with respect to such Originator), there are no actions, suits or proceedings pending or, to the best of such Originator’s knowledge, threatened against or affecting such Originator or its property, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of such Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f) Taxes. Such Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP).

(g) Compliance with Applicable Laws. Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on such Originator.

(h) Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Purchasers and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from such Originator.

(i) Investment Company. Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Financing Statements. On or before the date ten (10) days after the Closing Date, all financing statements and other documents, if any, required to be recorded or filed in order to perfect the Company’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. No effective financing statement or other instrument similar in effect covering any Receivable generated by such Originator or any right related to any such Receivable that is of the type described in Section 1.1 is on file in any recording office except such as may be filed in favor of the Company or the Originators, as the case may be, in accordance with this Agreement or in favor of the Administrative Agent for the benefit of the Purchasers in accordance with the Receivables Purchase Agreement.

(k) Names, Location and Offices. Except as described in Schedule VI, such Originator has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement for at least two years before the date hereof. As of the date hereof, such Originator’s jurisdiction of organization is as set forth on Schedule I hereto, and such jurisdiction of organization has not been changed for at least four months before the date hereof. The offices where such Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule II hereto or such other locations of which the Company and the Administrative Agent has been given written notice in accordance with the terms hereof.

(l) Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company. No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law. No use of funds obtained by such Originator hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board. No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(m) Financial Condition.

(i) The consolidated financial statements of Armstrong and its consolidated Subsidiaries as of December 31, 2009 and for the three fiscal quarters ended September 30, 2010 and the related statements of income and shareholders’

equity of Armstrong and its consolidated subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Company, each Purchaser and the Administrative Agent, present fairly in all material respects the consolidated financial condition of Armstrong and its consolidated subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, subject in the case of such quarterly statements to the absence of footnotes; and since such date no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii) On the date hereof, and on the date of each purchase or contribution hereunder of any Receivable hereunder (both before and after giving effect to such purchase or contribution), Armstrong and such Originator shall be Solvent.

“Solvent” means with respect to any Person at any time, a condition under which:

(A)	the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(B)	the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(C)	such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(D)	such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(I)	the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(II)	the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(III)	the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(IV)	the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

(n) Licenses, Contingent Liabilities, and Labor Controversies.

(i) Such Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure to obtain could reasonably be expected to have a Material Adverse Effect with respect to such Originator.

(ii) To the Originator’s knowledge, there are no labor controversies pending against such Originator that have had (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

(iii) No actions or steps have been taken by the Pension Benefit Guaranty Corporation, the “plan sponsor” (as defined in Section 3(16) of ERISA) or any other entity, to terminate any “pension plan” (as defined in Section 3(2) of ERISA), and no conditions exist and no events or transactions have occurred with respect to such plans, that could be reasonably expected to have a Material Adverse Effect with respect to such Originator. No conditions exist and no events or transactions have occurred with respect to a “multiemployer pension plan” (as defined in Section 4001(a)(3) of ERISA) that could have (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

SECTION 5.2 Representations and Warranties Regarding the Receivables. On the date each Receivable is sold ,contributed or otherwise transferred to the Company hereunder, the applicable Originator selling such Receivable represents and warrants with respect to such Receivable as follows:

(a) Compliance with Applicable Laws. Such Receivable does not contravene any laws, rules or regulations applicable thereto or to such Originator

(b) Perfection. Immediately preceding its sale of such Receivable, such Originator was the owner of such Receivable, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under such Receivable, free and clear of any Adverse Claims.

(c) Creation of Receivables. Such Originator has exercised at least the same degree of care and diligence in the creation of such Receivable, as it has exercised in connection with the creation of receivables originated by it and not so transferred hereunder.

(d) Credit and Collection Policy. Such Originator has complied in all material respects with its Credit and Collection Policy in regard to such Receivable and related Contract.

(e) Enforceability of Contracts. Each Contract related to such Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting the rights of creditors), without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.

(f) Good Title. Upon the creation of such Receivable sold or contributed or otherwise conveyed or purported to be conveyed (and on the Closing Date for then existing Receivables), the Company shall have a valid and perfected first priority ownership interest in each such Receivable sold or contributed to it hereunder, free and clear of any Adverse Claim.

SECTION 5.3 Reaffirmation of Representations and Warranties by the Originators. On each day that a new Receivable is created, and when sold to the Company hereunder, the Originator with respect to such Receivable shall be deemed to have certified (severally and not jointly) that all representations and warranties set forth in Section 5.1 (except for the representations and warranties made in Section 5.1(m)(i), which are made only by Armstrong), and Sections 5.2(b) and (f) are true and correct on and as of such day.

SECTION 5.4 Ordinary Course of Business. Each of the Originators and Company represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator (or, in the case of the Company, by any Originator) to the Company pursuant to the Transaction Documents and any related accounts of amounts owing hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.

ARTICLE VI

COVENANTS OF THE ORIGINATORS

SECTION 6.1 Affirmative Covenants. From the date hereof until the later of (i) the Final Discharge Date and (ii) the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full, such Originator agrees, severally and not jointly:

(a) Compliance With Laws, Etc. Such Originator shall comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables generated by it and the Contracts and other agreements related thereto except where the failure to so comply would not materially and adversely affect the collectibility of such Receivables or the rights of the Company hereunder.

(b) General Information. Such Originator shall furnish to the Company, the Administrative Agent and each Purchaser such information as such Person may from time to time reasonably request.

(c) Furnishing of Information and Inspection of Records. Such Originator will furnish to the Company and the Administrative Agent such information with respect to the Receivables as the Company or the Administrative Agent may reasonably request. Such Originator shall, at any time and from time to time during regular business hours and upon reasonable prior written notice (i) permit the Company or the Administrative Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Related Rights and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters, in each case to the extent reasonable; and (ii) without limiting the provisions of clause (i) above, from time to time on the request of the Administrative Agent upon reasonable prior written notice from the Company or the Administrative Agent permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent (which may include the current auditors of such Originator) to conduct, a review of its books and records with respect to the Receivables. Such examinations and visits shall be at the expense of the applicable Originator, provided, that the Originator shall only be required to pay the expenses of one such examination and visit by or at the request of the Administrative Agent pursuant to this Section 6.1(c) per calendar year so long as no Purchase and Sale Termination Event or Incipient Purchase and Sale Termination Event shall have occurred and be continuing.

(d) Keeping of Records and Books. Such Originator will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for the collection of the Receivables originated by such Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable). Such Originator will give the Company, the Administrative Agent and each Purchaser prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company, the Administrative Agent and each Purchaser on or before the date hereof as such Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(e) Performance and Compliance with Receivables and Contracts. Such Originator will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables, except where the failure to so perform or comply could not reasonably be expected to have a material adverse effect on the collectability of the Receivables or such Originator’s ability to perform its obligations under the Transaction Documents.

(f) Credit and Collection Policy. Such Originator will comply with its Credit and Collection Policy in all material respects in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(g) Receivable Purchase Agreement. Such Originator will perform and comply with each covenant and other undertaking in the Receivables Purchase Agreement that the Company undertakes to cause or instruct such Originator to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(h) Preservation of Corporate Existence. Such Originator shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could be reasonably expected to have a Material Adverse Effect with respect to such Originator.

(i) Jurisdiction of Organization; Location of Records. Such Originator shall keep its jurisdiction of organization, and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule I or Schedule II, respectively, or, upon 30 days’ prior written notice to the Company and the Administrative Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(j) Preservation of Security Interest. Such Originator shall take any and all action as the Administrative Agent may reasonably require to preserve and maintain the perfection and priority of the security interest of the Company in the Collateral pursuant to this Agreement.

(k) Instructions to Obligors. Within 31 days after the Closing Date, such Originator and/or the Servicer shall instruct each Obligor that makes payments on Receivables owed to such Originator to an account other than a Lock-Box Account or Collection Account as of the Closing Date to make future payments on Receivables by wire transfer to any Lock-Box Account or Collection Account.

SECTION 6.2 Reporting Requirements. From the date hereof until the latest of the Final Discharge Date and the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full such Originator will, unless the Administrative Agent, the Majority Purchasers and the Company shall otherwise consent in writing, furnish to the Company and the Administrative Agent (with a copy for each Purchaser) the following:

(a) Purchase and Sale Termination Events. As soon as possible, and in any event within two (2) Business Days after (i) the occurrence of any Purchase and Sale Termination Event or (ii) such Originator becomes aware of any event that, with notice or the passage of time or both, would become a Purchase and Sale Termination Event (an “Incipient Purchase and Sale Termination Event”), such Originator shall provide a written statement of a senior financial officer or other similar officer of such Originator describing such Purchase and Sale Termination Event or Incipient Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;

(b) Proceedings. As soon as possible and in any event within three (3) Business Days after such Originator becomes aware thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 5.1(e) not previously disclosed to the Company, the Administrative Agent and each Purchaser and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations;

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company, the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Company, the Purchasers or the Administrative Agent under or as contemplated by the Transaction Documents; and

SECTION 6.3 Negative Covenants. From the date hereof until the latest of the Final Discharge Date and the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full, such Originator, severally and not jointly, agrees that it shall not:

(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement, the applicable Credit and Collection Policy and the terms hereof, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. (i) Make any change in the character of its business that would reasonably be expected to have a Material Adverse Effect, or (ii) make any material change in its Credit and Collection Policy, in the case of either (i) or (ii) above, without the prior written consent of the Administrative Agent. No Originator shall make any change in the Credit and Collection Policy without giving prior written notice thereof to the Company, the Administrative Agent and each Purchaser.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper. Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold or contributed by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e) Mergers, Acquisitions, Sales, etc. (i) Be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Company and the Administrative Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto if the resulting entity following such merger, consolidation or other restructuring is any Person other than an Originator or Armstrong, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, on behalf of the Purchasers, in and to the

Receivables to be sold by it hereunder and other Related Rights, as requested by the Company or the Administrative Agent shall have been taken by, and at the expense of such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(f) Lock-Box Banks. Make any changes in its instructions to Obligors regarding Collections (unless such instruction is to send Collections to a Lock-Box Account or a Collection Account) or add or terminate any bank as a Lock-Box Bank or a Collection Account Bank unless the requirements set forth in the Receivables Purchase Agreement have been met.

(g) Accounting for Purchases. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales and/or contributions of the Receivables and Related Rights by such Originator to the Company.

(h) Transaction Documents. Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of such Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.4 Substantive Consolidation. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator agrees, severally and not jointly, to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not to be taken in order to ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct in all material respects with respect to such Originator and comply in all material respects with those procedures described in such provisions which are applicable to such Originator.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Company. Each Originator hereby severally and not jointly authorizes the Company, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrative Agent, to the extent permitted in the Receivables Purchase Agreement) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder, including, without limitation, indorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a) Collection Procedures. Each Originator agrees to direct the Obligors with respect to the Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder to make payments in respect of such Receivables to a Lock-Box Account or a Collection Account or directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank. Each Originator further agrees to transfer any Collections that it receives directly to a Collection Account within one (1) Business Day of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust (by book entry or otherwise or, if requested by the Company or the Administrative Agent, segregated in a separate account approved by the Company or the Administrative Agent) for the Company and the Administrative Agent (for the benefit of the Purchasers).

(b) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c) None of the Company, the Servicer, the Purchasers or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(d) Each Originator hereby grants to the Servicer and the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator (in the case of the Administrative Agent, following the occurrence of a Termination Event) all steps reasonably necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Right.

SECTION 7.3 Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute, authorize and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased or contributed by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Company, the Administrative Agent or any Purchaser, such Originator will:

(a) execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be reasonably necessary or appropriate;

(b) deliver to the Company copies of all Contracts relating to the Receivables sold or contributed hereunder and all records relating to such Contracts and the Receivables sold or contributed hereunder, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Servicer’s computer equipment); and

(c) on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the indication set forth in Section 4.1(j).

Each Originator hereby authorizes the Company or its designee (including, without limitation the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables sold or otherwise conveyed, or purported to be sold or conveyed by it hereunder, and Related Rights now existing or hereafter generated by such Originator with respect to such Receivables. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee (including without limitation the Administrative Agent following the occurrence of a Termination Event) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee (including without limiting the Administrative Agent) incurred in connection therewith shall be payable by such Originator.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a) The Facility Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b) Any Originator shall fail to make any payment or deposit to be made by it hereunder or any other Transaction Document when due and such failure continues unremedied for three (3) Business Days after the applicable due date therefor; or

(c) Any representation or warranty made or deemed to be made by any Originator under or in connection with this Agreement, any other Transaction Documents, or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made, and the event or condition making such representation or warranty false or incorrect shall, solely to the extent capable of cure, continue unremedied for fifteen (15) days after the earlier of (x) the date on which the Originator knew of such event or condition and (y) the date on which written notice of such failure or condition shall have been given to such Originator by the Company, the Servicer, the Administrative Agent or any Purchaser; provided, however, that no Purchase and Sale Termination Event shall occur pursuant to this clause (c) as the result of a breach of a representation, warranty, statement or certificate with respect to any Receivable or Related Rights in the event that the Originator shall have satisfied its obligations with respect thereto under Section 3.3; or

(d) Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for fifteen (15) days after the earlier of (i) the date on which such Originator knew or should have known of such failure and (ii) the date on which written notice of such failure shall have been given to such Originator by the Company, the Servicer, the Administrative Agent or any Purchaser.

SECTION 8.2 Remedies.

(a) Optional Termination. Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Company shall, with the prior written consent of the Administrative Agent, have the option, by notice to the Originators (with a copy to the Administrative Agent and the Purchasers), to declare the Purchase Facility as terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including Attorney Costs (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor and (iii) any net income or franchise tax imposed on such Purchase and Sale Indemnified Party by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized or any political subdivision thereof. Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, each Originator, severally for itself alone, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a) the transfer by such Originator of an interest in any Receivable to any Person other than the Company;

(b) the breach of any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by such Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c) the failure by such Originator to comply with any applicable law, rule or regulation of any Governmental Authority with respect to any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

(d) the failure by such Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e) the failure to file, or any delay in filing, by such Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or contribution or at any subsequent time to the extent required hereunder;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g) any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by such Originator; and

(h) any tax or governmental fee or charge (other than any tax excluded pursuant to clause (iii) in the proviso to the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Security connected with any such Receivables.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself alone, and Armstrong, jointly and severally with each Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and each Originator, with the prior written consent of the Administrative Agent.

(b) No failure or delay on the part of the Company, the Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication or other electronic means) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile, by electronic mail or by regular or overnight mail, to the intended party at the mailing address, facsimile number or electronic mail address of such party set forth on Schedule V hereto (or in the case of the Administrative Agent or any Purchaser, at their respective address for notice pursuant to the Receivables Purchase Agreement) or at such other address, facsimile number or electronic mail address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if personally delivered or sent by certified, regular or overnight mail, when received and (ii) if transmitted by facsimile or electronic mail, when receipt thereof is confirmed (any such transmission by facsimile or electronic mail shall be followed by hard copy sent by first class mail).

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and the consent of the Administrative Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a) to the Company (and any successor and permitted assigns thereof and third party beneficiaries thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b) all stamp and other taxes (other than any such taxes specifically excluded pursuant to clause (iii) in the proviso to the first paragraph of Section 9.1) and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 10.7 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (B) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING

MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (C) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (D) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ARMSTRONG, ANY ORIGINATOR OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (B) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11 Acknowledgment and Agreement. (a) By execution below, Armstrong and each other Originator expressly acknowledge and agree that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrative Agent (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and Armstrong and each other Originator consent to such assignment. Each of the parties hereto acknowledges and agrees that the Purchasers and the Administrative Agent are third-party beneficiaries of the rights of the Company arising hereunder and other the other Transaction Documents to which any Originator is a party.

(b) By execution below, each Originator acknowledges that each Purchaser and the Administrative Agent are entering into the Receivables Purchase Agreement in reliance upon the Company’s identity as a legal entity separate from any Originator.

SECTION 10.12 No Proceeding. Each Originator and Armstrong hereby agree that, prior to the date which is one year and one day after payment in full of any amounts owed by the Company hereunder or under any other Transaction Document, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against the Company any Insolvency Proceeding. Each Originator and Armstrong further agree that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, use any funds to pay any amount in respect of any Company Note or L/C Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Limited Recourse. The obligations of the Company under this Agreement are solely the obligations of the Company. No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC, as Purchaser

By:
Name:	Mark A. Telymonde
Title:	Assistant Treasurer

Address:	c/o Armstrong World Industries, Inc. 2500 Columbia Ave Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Fax:	(717) 396-6136

S-1	Purchase and Sale Agreement

ORIGINATORS: ARMSTRONG WORLD INDUSTRIES, INC., as an Originator

By:
Name:	Thomas J. Waters
Title:	Vice-President and Treasurer

ARMSTRONG HARDWOOD FLOORING COMPANY, as an Originator

By:
Name:	Thomas J. Waters
Title:	Treasurer

S-2	Purchase and Sale Agreement

SERVICER: ARMSTRONG WORLD INDUSTRIES, INC., as Servicer

By:
Name:	Thomas J. Waters
Title:	Vice-President and Treasurer

S-3	Purchase and Sale Agreement

Schedule I

LIST OF ORIGINATORS

Armstrong World Industries, Inc., a Pennsylvania corporation

Armstrong Hardwood Flooring Company, a Tennessee corporation

Schedule I-1

Schedule II

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records

Armstrong World Industries, Inc.	2500 Columbia Avenue Lancaster, PA 17603

Armstrong Hardwood Flooring Company	2500 Columbia Avenue Lancaster, PA 17603

Schedule II-1

Schedule III

TRADE NAMES

Legal Name	Trade Names

Armstrong World Industries, Inc.	Place ‘n Press, Inc. Armstrong Building Products Company Armstrong Corporate Services Company Armstrong Floor Products Company Ascape Designs

Armstrong Hardwood Flooring Company	Armstrong Hardwood Flooring Company Armstrong Hardwood Flooring Company Inc. Armstrong Hardwood Flooring Company of TN T. Morton & Co. Custom Wood Flooring Timberland Wood Floors

Schedule III-1

Schedule IV

ACTIONS/SUITS

None.

Schedule IV-1

Schedule V

NOTICE ADDRESS FOR COMPANY, EACH ORIGINATOR AND ARMSTRONG

Company

Armstrong Receivables Company LLC

c/o Armstrong World Industries, Inc.

2500 Columbia Ave

Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

Originators

Armstrong World Industries, Inc.

2500 Columbia Ave

Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

Armstrong Hardwood Flooring Company

2500 Columbia Ave

Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

Armstrong/Servicer

Armstrong World Industries, Inc.

2500 Columbia Ave

Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

Schedule V-1

Exhibit A

FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	ARMSTRONG RECEIVABLES COMPANY LLC

Payment Date:

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding)}
365

Where:

Prime Rate =

Days’ Sales Outstanding =

3.	Purchase Price (1 x 2) = $

Letters of Credit: [Account Name]

Exhibit A-1

Exhibit B

COMPANY NOTE

New York, New York

December __, 2010

FOR VALUE RECEIVED, the undersigned, ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company (the “Company”), promises to pay to [ORIGINATOR], a [            ] [            ] (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Company Note Principal Balance with respect to this Company Note (the “Applicable Principal Balance”), as such Applicable Principal Balance is shown in the records of the Servicer.

1. Purchase and Sale Agreement. This Company Note is one of the Company Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement, dated as of December 10, 2010 (as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Company, the Originator, and the various entities listed thereto as originators. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement or, if not defined therein, in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Senior Interest Holders” means, collectively, the Purchasers, the Servicer, the Administrative Agent and the Indemnified Parties and Affected Persons.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchaser’s Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.9, 1.10, 1.15(a) or 6.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital, (v) any accrued Servicing Fees and (vi) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Administrative

Exhibit B-1

Agent, the Servicer and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note, from the date hereof to (but excluding) the date on which the entire aggregate Applicable Principal Balance is fully paid. The aggregate Applicable Principal Balance from time to time outstanding shall bear interest at a rate per annum equal to the sum of (i) 2.0% and (ii) the rate of interest publicly announced from time to time by The Bank of Nova Scotia, as its “prime rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Payment Date.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

(a) The Applicable Principal Balance of this Company Note shall be reduced by an amount equal to each principal payment in respect of the Company Note deemed made pursuant to Section 3.1 or 3.3 of the Purchase and Sale Agreement; and

(b) The entire remaining unpaid Applicable Principal Balance shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the Applicable Principal Balance of and accrued interest on this Company Note may be prepaid by on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

Exhibit B-2

9. Subordination Provisions. The Company covenants and agrees, and Originator and any other holder of this Company Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of (i) the Senior Interests and (ii) each L/C Note, to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), each of the Senior Interests and the outstanding balance of the L/C Note shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any further payment or distribution in respect of this Company Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Company Note to which the Holder would be entitled except for this clause (b) shall be made directly to (x) in the case of the Senior Interests, the Administrative Agent (for the benefit of the Senior Interest Holders), and (y) in the case of any L/C Note, to the holder thereof; (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) and the holders of the L/C Notes, respectively, until the Senior Interests and the L/C Notes shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Purchasers), in the name of the Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Company Note, in each case until the Senior Interests and the L/C Note shall have been paid and performed in full and in cash;

Exhibit B-3

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and the L/C Notes and shall be turned over by the Holder to (i) the Administrative Agent (for the benefit of the Senior Interest Holders) and (ii) to the extent the Senior Interests have been paid and performed in full and in cash, to the holders of the L/C Notes forthwith. The Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrative Agent in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; and all payments and distributions received by the holders of the L/C Notes in respect of this Company Note, to the extent received in or converted into cash, may be applied by such holder first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the holders of the L/C Notes in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between the Originator and the holders of the L/C Notes, be applied by such holder toward the payment of the L/C Notes;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders or the holders of the L/C Notes in respect of this Company Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders or the holders of the L/C Notes in respect of the Senior Interests or the L/C Notes until the Senior Interests and the L/C Notes have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders or the holders of the L/C Notes in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders and the holders of the L/C Notes, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders and the holders of the L/C Notes) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders and the holders of the L/C Notes);

Exhibit B-4

(f) The Holder shall not, until the Senior Interests and the L/C Notes have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, the L/C Notes, this Company Note or any rights in respect hereof, or (ii) convert this Company Note into an equity interest in the Company, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent, the Purchasers and the Holders of the L/C Notes in each case;

(g) The Holder shall not, without the advance written consent of the Administrative Agent and each Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests and the L/C Notes shall have been paid and performed in full and in cash;

(h) If, at any time, any payment (in whole or in part) of any Senior Interest or L/C Note is rescinded or must be restored or returned by a Senior Interest Holder or the holder of any L/C Note, respectively (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders or, when no Senior Interests are outstanding, the holders of the L/C Note may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests or the L/C Notes, as applicable; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests or the L/C Notes, as applicable; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests or the L/C Notes, or release or compromise any obligation of any nature with respect to any of the Senior Interests or the L/C Notes, in each case as applicable; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests or the L/C Notes, as applicable; or (vi) extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any rights or property securing any of the Senior Interests or the L/C Notes, as applicable;

(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders or the holders of the L/C Notes, as applicable; (ii) notice of the existence, creation, non-payment or non- performance of all or any of the Senior Interests and the L/C Notes; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests and the L/C Notes, or any thereof, or any security therefor;

Exhibit B-5

(k) Each of the Senior Interest Holders and the holders of the L/C Notes, as applicable may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests or the L/C Notes, as applicable, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests or L/C Notes, as applicable, shall be and remain Senior Interests or L/C Notes, as applicable, for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or L/C Notes or of any interest of such assignee or transferee in the Senior Interests or the L/C Notes shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests or the L/C Notes, as applicable; and these Subordination Provisions are made for the benefit of the Senior Interest Holders and the holder of the L/C Note, and the Administrative Agent or holders of the L/C Notes may proceed to enforce such provisions on behalf of each of such Persons.

10. General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest that would otherwise be payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest that would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest that would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by

Exhibit B-6

amortizing, prorating and spreading in equal parts over the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest that would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. No Negotiation. This Company Note is not negotiable.

13. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

14. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

Exhibit B-7

IN WITNESS WHEREOF, Armstrong Receivables Company LLC has caused this Company Note to be executed as of the date first written above.

ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B-8

Exhibit C

L/C NOTE

New York, New York

December __, 2010

FOR VALUE RECEIVED, the undersigned, ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company (the “Company”), promises to pay to [ORIGINATOR], a [            ] [            ] (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid L/C Note Principal Balance with respect to this L/C Note (the “Applicable Principal Balance”), as such Applicable Principal Balance is shown in the records of the Servicer.

1. Purchase and Sale Agreement. This L/C Note is one of the L/C Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement, dated as of December 10, 2010 (as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Company, the Originator, and the various entities listed thereto as originators. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement or, if not defined therein, in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Senior Interest Holders” means, collectively, the Purchasers, the Administrative Agent, the Servicer and the Indemnified Parties and Affected Persons.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchaser’s Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.9, 1.10, 1.15(a) or 6.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital, (v) all accrued Servicing Fees and (vi) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Administrative

Exhibit C-1

Agent, the Servicer and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this L/C Note, from the date hereof to (but excluding) the date on which the entire aggregate Applicable Principal Balance of this L/C Note is fully paid. The aggregate Applicable Principal Balance from time to time outstanding shall bear interest at a rate per annum equal to the sum of (i) 2.0% and (ii) the rate of interest publicly announced from time to time by The Bank of Nova Scotia, as its “prime rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4. Interest Payment Dates. Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this L/C Note on each Payment Date.

5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates. Subject to the Subordination Provisions set forth below, payments of the principal amount of this L/C Note shall be made as follows:

(a) The Applicable Principal Balance of this L/C Note shall be reduced by an amount equal to each principal payment deemed made in respect of or reduction of the principal amount of the L/C Note pursuant to Section 3.1 or 3.2 of the Purchase and Sale Agreement; and

(b) The entire remaining Applicable Principal Balance of this L/C Note shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the Applicable Principal Balance of and accrued interest on this L/C Note may be prepaid by on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

Exhibit C-2

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions. The Company covenants and agrees, and Originator and any other holder of this L/C Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this L/C Note, likewise covenants and agrees on behalf of itself and any holder of this L/C Note, that the payment of the principal amount of and interest on this L/C Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this L/C Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this L/C Note;

(b) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any further payment or distribution in respect of this L/C Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this L/C Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this L/C Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Purchasers), in the name of the Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this L/C Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

Exhibit C-3

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever in respect of this L/C Note, other than as expressly permitted by the terms of this L/C Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith. The Holder will mark its books and records so as clearly to indicate that this L/C Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Administrative Agent in respect of this L/C Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this L/C Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests;

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this L/C Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this L/C Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this L/C Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this L/C Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f) The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this L/C Note or any rights in respect hereof, or (ii) convert this L/C Note into an equity interest in the Company, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent and the Purchasers in each case;

(g) The Holder shall not, without the advance written consent of the Administrative Agent and each Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

Exhibit C-4

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests; or (vi) extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any rights or property securing any of the Senior Interests;

(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this L/C Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.

Exhibit C-5

10. General. No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this L/C Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this L/C Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest that would otherwise be payable under this L/C Note would exceed the Highest Lawful Rate, or if the holder of this L/C Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest that would increase the effective rate of interest payable by the Company under this L/C Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest that would otherwise be payable by the Company under this L/C Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this L/C Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts over the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest that would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. No Negotiation. This L/C Note is not negotiable.

13. Governing Law. THIS L/C NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Exhibit C-6

14. Captions. Paragraph captions used in this L/C Note are for convenience only and shall not affect the meaning or interpretation of any provision of this L/C Note.

Exhibit C-7

IN WITNESS WHEREOF, Armstrong Receivables Company LLC has caused this L/C Note to be executed as of the date first written above.

ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit C-8

Exhibit D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a corporation organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:

A. Armstrong Receivables Company LLC (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of December 10, 2010 (as amended through the date hereof, and as it may be further amended from time to time, the “Purchase and Sale Agreement”).

B. The Additional Originator desires to become a Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).

SECTION 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

SECTION 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the applicable UCC) is [            ],and the offices where the Additional Originator keeps all of its Records and Related Security are as follows:

Exhibit D-1

SECTION 4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). This Agreement is executed by the Additional Originator for the benefit of the Company, and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

Exhibit D-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:
Name:
Title:

Consented to:

ARMSTRONG RECEIVABLES COMPANY LLC

By:
Name:
Title:

Acknowledged by:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:
Title:

Exhibit D-3

CONFORMED COPY

Annex B to

SECOND OMNIBUS AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

AND PURCHASE AND SALE AGREEMENT

Dated as of December 21, 2011

RECEIVABLES PURCHASE AGREEMENT

dated as of December 10, 2010

among

ARMSTRONG RECEIVABLES COMPANY LLC,

as Seller

ARMSTRONG WORLD INDUSTRIES, INC.,

as Servicer

LIBERTY STREET FUNDING LLC,

as Conduit Purchaser

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent,

Related Committed Purchaser and LC Bank

-i-

continued

-ii-

continued

Section 6.9	Survival of Termination	44

Section 6.10	Waiver Of Jury Trial	44

Section 6.11	Sharing of Recoveries	44

Section 6.12	Right of Setoff	45

Section 6.13	Entire Agreement	45

Section 6.14	Headings	45

Section 6.15	Purchasers’ Liabilities	45

Section 6.16	Limited Recourse	45

-iii-

continued

EXHIBIT I	Definitions

EXHIBIT II	Conditions of Purchases

EXHIBIT III	Representations and Warranties

EXHIBIT IV	Covenants

EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy

SCHEDULE II	Lock-Box Banks and Lock-Box Accounts and Collection Account Banks and Collection Accounts

SCHEDULE III	Trade Names

SCHEDULE IV	Actions and Proceedings

SCHEDULE V	Special Concentration Limits

SCHEDULE VI	Group Commitments

SCHEDULE VII	Account Information

ANNEX A	Form of Servicer Report

ANNEX B	Form of Purchase Notice

ANNEX C	Form of Assumption Agreement

ANNEX D	Form of Paydown Notice

ANNEX E	Form of Transfer Supplement

ANNEX F	Form of Compliance Certificate

ANNEX G	Form of Letter of Credit Application

-iv-

This RECEIVABLES PURCHASE AGREEMENT, as amended on August 1, 2011 and further amended on December 21, 2011 (as it may be further amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of December 10, 2010, among ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company, as seller (the “Seller”), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (“Armstrong”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”) and collection agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collection Agent”), LIBERTY STREET FUNDING LLC, a Delaware limited liability company (“Liberty”), as Conduit Purchaser (in such capacity, the “Conduit Purchaser”), and THE BANK OF NOVA SCOTIA, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser for Liberty (in such capacity, the “Related Committed Purchaser”), and as issuer of Letters of Credit (in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

WHEREAS, the Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) The Seller may, from time to time before the Facility Termination Date, request that:

(i) the Conduit Purchaser makes purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchaser’s Interest, and in the event that the Conduit Purchaser denies such request, is unable to fund (and provides notice of such denial or inability to the Seller and the Administrative Agent) or otherwise does not make such requested purchase or reinvestment, then the Related Committed Purchasers shall make such purchase or reinvestment to the extent not made by the Conduit Purchaser in accordance with and subject to the terms hereof; and

(ii) the LC Bank cause the Issuance of Letters of Credit, and in the event that any such request is made, the LC Bank shall cause such an Issuance in accordance with and subject to Section 1.17(b) and the other terms hereof

(each such purchase, reinvestment or Issuance is referred to herein as a “Purchase”). Subject to Section 1.4(b), concerning reinvestments, at no time will the Conduit Purchaser have any obligation to make a Purchase.

Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, (x) to make Participation Advances in connection with any draws under such Letters of Credit equal to such Related Committed Purchaser’s Commitment Percentage of such draws, and (y) to make purchases of, and reinvestments in, undivided percentage ownership interests with regard to the Purchaser’s Interest from the Seller, in each case from time to time from the date hereof to the Facility Termination Date (based on its Commitment Percentage).

(b) Notwithstanding Section 1.1(a), under no circumstances shall any Purchaser make any Purchase (including, without limitation, any mandatory deemed Purchases pursuant to Section 1.1(c)) if, after giving effect to such Purchase:

(i) the sum of the aggregate of such Purchaser’s Capital plus such Purchaser’s ratable share of the LC Participation Amount would exceed the Commitment set forth opposite its name on the signature page hereto, as the same may be reduced from time to time pursuant to Section 1.1(d) (or, in the case of the Conduit Purchaser, the aggregate of the Conduit Purchaser’s Capital, together with the Capital and ratable share of the LC Participation Amount of its Related Committed Purchasers, would exceed the aggregate of the Commitments of its Related Committed Purchasers),

(ii) the Aggregate Capital plus the LC Participation Amount would (after giving effect to all Purchases on such date) exceed the Purchase Limit, or

(iii) the Purchaser’s Interest would exceed 100%.

(the conditions set forth in (i)-(iii) above, the “Relevant Conditions”).

In addition to the foregoing, under no circumstances shall the LC Bank cause the Issuance of any Letter of Credit (including, without limitation, any reinstatement or extension of any Letter of Credit) if, after giving effect to such Issuance, the sum of the Aggregate Capital plus the LC Participation Amount exceeds the Purchase Limit.

(c) In the event that the Seller fails to fully reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor at such time, out of the LC Collateral Account, or otherwise) pursuant to Section 1.15 below, and (ii) the conditions precedent to making a Purchase hereunder (including the Relevant Conditions) are satisfied, the Seller shall (without the requirement of any further action on the part of any Person hereunder) be deemed to have requested a Purchase from the Conduit Purchaser (and delivered the related Purchase Notice) on such date, pursuant to the terms hereof, in an amount equal to the amount of such drawing that remains unreimbursed at such time (a “Reimbursement Purchase”). Subject to the limitations on funding set forth in this Section 1.1 (and the other requirements and conditions herein), the Conduit Purchaser or Related Committed Purchasers, as applicable, shall fund such Reimbursement Purchase and deliver the proceeds thereof directly to the Administrative Agent to be immediately distributed to the LC Bank in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.15 below. All such Reimbursement Purchases shall accrue Discount from the date of such draw. In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the foregoing commitment to make Reimbursement Purchases shall expire with respect to such Letter of Credit and the LC Participation Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

(d) The Seller may, upon at least 30 days’ written notice to the Administrative Agent, reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount which would cause the sum of (x) aggregate Capital of the Purchasers plus (y) the LC Participation Amount to exceed the aggregate Commitment of the Purchasers (after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least $25,000,000 or an integral multiple in excess thereof and, unless terminated in whole, the Purchase Limit shall in no event be reduced below $75,000,000. Any such reduction shall automatically reduce the Commitments of the Related Committed Purchasers ratably, based upon the Commitments of each such Related Committed Purchaser. The Administrative Agent shall advise the Purchasers of any notice received by it pursuant to this Section 1.1(d). In addition to and without limiting any other requirements for termination, prepayment and/or the funding of the LC Collateral Account hereunder, no such reduction shall be effective unless and until the amount on deposit in the LC Collateral Account is at least equal to the excess of (i) the then-outstanding LC Participation Amount over (ii) the Purchase Limit as so reduced by such partial reduction.

Section 1.2 Making Purchases.

(a) Each Purchase with regard to the Purchaser’s Interest hereunder (other than with respect to any reinvestment, Issuance of a Letter of Credit, or Reimbursement Purchase) shall be made upon the Seller’s irrevocable written notice in the form of Annex B (each, a “Purchase Notice”) delivered to the Administrative Agent in accordance with Section 6.2, which notice must be received by the Administrative Agent before 11:00 a.m., New York City time, at least two Business Days prior to the requested Purchase Date. Each such notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $5,000,000 (or such lesser amount as agreed to by the Administrative Agent on behalf of the Conduit Purchaser) and shall be in integral multiples of $1,000,000, (B) the date of such Purchase (which shall be a Business Day) and (C) a pro forma calculation of the Purchaser’s Interest after giving effect to the increase in the Aggregate Capital.

(b) On the date of each Purchase of undivided percentage ownership interests with regard to the Purchaser’s Interest hereunder (other than with respect to any reinvestment, Issuance of a Letter of Credit, or Reimbursement Purchase), the Conduit Purchaser (or the Administrative Agent on its behalf) or the Related Committed Purchasers, as applicable, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at the account specified in Schedule VII (or such other account as may be so designated in writing by the Seller to the Administrative Agent), an amount equal to the proceeds of such Purchase.

(c) Effective on the date of each Purchase (other than with respect to the Issuance of a Letter of Credit), the Seller hereby sells and assigns to the Administrative Agent for the benefit of the Purchasers (ratably, based on each Purchaser’s Capital) an undivided percentage ownership interest in, to the extent of the Purchaser’s Interest: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrative Agent, for the benefit of the Purchasers and their assigns, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:

(i) all Pool Receivables,

(ii) all Related Security with respect to such Pool Receivables,

(iii) all Collections with respect to such Pool Receivables,

(iv) the Lock-Box Accounts and the Collection Accounts and all amounts on deposit therein relating to the Pool Receivables, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and the Collection Accounts and amounts on deposit therein relating to the Pool Receivables,

(v) the LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the LC Collateral Account and amounts on deposit therein,

(vi) all rights (but none of the obligations) of the Seller under the Sale Agreement,

(vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing, and

(viii) all of its other property (collectively, the “Pool Assets”);

provided, that upon receipt by the Seller of the Repurchase Price with respect to any Pool Receivables in accordance with Section 3.3 of the Sale Agreement, such Pool Receivable and all Related Security and Collections with respect thereto immediately shall cease to constitute Pool Assets and the Administrative Agent shall at the request of the Seller release, assign and convey, as applicable, to the Seller or its designee, without representation or warranty, but free and clear of any Adverse Claims, all right, title and interest in such Pool Asset and all Related Security.

The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement. The Administrative Agent (on behalf of the Purchasers and their assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

(e) The Seller may, with the written consent of the Administrative Agent on behalf of the Conduit Purchaser and the LC Bank, add additional Persons as Related Committed Purchasers or cause an existing Related Committed Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however that the Commitment of any Related Committed Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall be executed by the Conduit Purchaser, the LC Bank and the Administrative Agent).

(f) Each Related Committed Purchaser’s obligations hereunder shall be several, but the failure of any Related Committed Purchaser to make a payment in connection with any Purchase hereunder, or Participation Advance hereunder, as the case may be, shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any such Purchase or such Participation Advance. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Purchase or Participation Advance as required hereunder, upon receipt of notice of such failure from the Administrative Agent, subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers shall fund the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase or Participation Advance (net of any amounts funded by such defaulting Related Committed Purchaser in respect of such Purchase or Participation Advance) pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser), up to the amount that would cause the sum of such Related Committed Purchaser’s Capital plus its ratable share of the LC Participation Amount to equal its Commitment hereunder.

Section 1.3 Purchaser’s Interest Computation. The Purchaser’s Interest shall initially be computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such Purchaser’s Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than an Amortization Day. From and after the occurrence of any Amortization Day, the Purchaser’s Interest shall (until the event(s) giving rise to such Amortization Day are cured or are waived by the Administrative Agent in accordance with Section 2.2) be deemed to be 100%. The Purchaser’s Interest shall become zero when (a) the Aggregate Capital has been reduced to zero and all Aggregate Discount thereon shall have been paid in full, (b) the LC Participation Amount has been Cash Collateralized in full or all Letters of Credit shall have expired or been cancelled, and (c) all other amounts owed by the Seller and the Servicer hereunder to the Purchasers, the LC Bank, the Servicer, the Administrative Agent and any other Indemnified Party or Affected Person are paid in full. Notwithstanding the foregoing, nothing in this Section 1.3 shall be construed to require the Seller, the Servicer or any Affiliate thereof to make actual computations on a daily basis or to deliver to the Purchasers or the Administrative Agent a writing setting forth any computation, recomputation or deemed recomputation effected under this Section 1.3, except as expressly required pursuant to this Agreement.

Section 1.4 Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement and the Intercreditor Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Amortization Day and current computations of the Purchaser’s Interest.

(b) The Servicer shall, on each Business Day on which Collections of Pool Receivables are received (or deemed received) by the Seller or Servicer or are deposited into the Lock-Box Accounts, deposit all such Collections into a Collection Account and allocate such Collections in the following order of priority:

(i) The Servicer shall set aside and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of each Purchaser (or, in the case of amounts described in clause (A), the Servicer), out of such Collections, the following amounts in the following order of priority:

(A)	first, an amount equal to the excess of (x) the amount of any Servicing Fee that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Servicing Fee;

(B)	second, ratably, (i) an amount equal to the excess of (x) the amount of any Aggregate Discount that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Aggregate Discount, and (ii) an amount equal to the excess of (x) the amount of any LC Fee that has accrued through such day and that remains unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid LC Fee;

(C)	third, an amount equal to the excess of (x) the amount of any Yield Protection Fees that have accrued through such day and that remain unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Yield Protection Fee; and

(D)	fourth, an amount equal to the excess of (x) the amount of any Fee Letter Fees (other than the LC Fee) that have accrued through such day and that remain unpaid over (y) the amount of Collections that have previously been set aside in order to pay such accrued and unpaid Fee Letter Fees (other than the LC Fee).

(ii) If such day is an Amortization Day, the Servicer shall allocate, set aside, segregate and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of the Purchasers, all remaining Collections.

(iii) In the event that (a) any Conduit Purchaser has delivered a notice (a “Declining Notice”) to the Administrative Agent and the Servicer stating that it no longer wishes Collections with respect to any Portion of Capital funded or maintained by it to be reinvested pursuant to this Section 1.4(b) (a “Declining Purchaser”) and there is any outstanding Capital with respect to such Conduit Purchaser, or (b) the Scheduled Termination Date with respect to any Related Committed Purchaser has occurred (an “Exiting Purchaser”, and such Scheduled Termination Date, the “Exit Date”) and there is any outstanding Capital with respect to such Related Committed Purchaser, the Servicer shall allocate, set aside, segregate and hold in trust (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) for the benefit of such Declining Purchaser or Exiting Purchaser, as applicable, all of such Purchaser’s ratable share of remaining Collections (based on the portion of the Aggregate Capital attributable to such Purchaser, provided, that solely for purposes of this subclause (iii), a Declining Purchaser’s Capital shall be deemed to remain constant from the date a Declining Notice is delivered the Administrative Agent and the Servicer, and an Exiting Purchaser’s Capital shall be deemed to remain constant from its Scheduled Termination Date, in each case until the date on which sufficient amounts have been set aside for the benefit of such Declining Purchaser or Exiting Purchaser, as applicable, in order to reduce such Purchaser’s Capital to zero) up to the amount necessary to reduce such Purchaser’s Capital to zero on the next Settlement Date; provided that, in the event that any such Collections are so set aside for the benefit of a Declining Purchaser or Exiting Purchaser and, prior to the distribution of such Collections to such Declining Purchaser or Exiting Purchaser on the related Settlement Date, such Purchaser ceases to be a Declining Purchaser or Exiting Purchaser, as applicable, such Collections shall be reinvested pursuant to subclause (iv) below.

(iv) Subject to Section 1.4(f), any remaining Collections shall be remitted to the Seller, on behalf of each Purchaser (ratably, according to each Purchaser’s Capital). Such remainder shall, to the extent representing a return of the Aggregate Capital, be reinvested automatically in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchaser’s Interest would exceed 100% after giving effect to any such reinvestment, then the Servicer shall instead set aside and hold in trust for the benefit of the Purchasers (by book entry or otherwise or, if so requested by the Administrative Agent, segregated in a separate account approved by the Administrative Agent) the portion of such Collections that shall equal the amount necessary to reduce the Purchaser’s Interest to 100%.

(c) On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d) below, allocate the Collections that have been retained pursuant to clause (b), (f) and (g) of Section 1.4 during the Settlement Period relating to such Settlement Date, and any such Collections that are allocated to a Purchaser in accordance therewith shall (i) be deposited on such Settlement Date into such Purchaser’s account (as specified in Schedule VII, as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer), or (ii) be paid to the Administrative Agent in accordance with Section 1.5, as applicable. Notwithstanding the foregoing, if such day is not an Amortization Day and the Administrative Agent has not notified the Servicer that such right is revoked, the Servicer may pay itself the portion of the Collections set aside pursuant to subclause (b)(i)(A). Within two

Business Days of the last day of each Yield Period, the Administrative Agent will notify the Servicer of the amount of the Discount accrued with respect to each such Portion of Capital during such related Yield Period or portion thereof.

(d) On each Settlement Date, the Servicer shall distribute the amounts described in Section 1.4(c) as follows:

(i) The amounts retained pursuant to Sections 1.4(b)(i) during the related Settlement Period shall be distributed in the following order of priority:

(A)	first, if the Servicer has set aside amounts pursuant to subclause (b)(i)(A) above and has not paid itself such amounts pursuant to clause (c) above, to the Servicer’s own account in payment of any accrued and unpaid Servicing Fees owing to the Servicer as of the last day of the related Settlement Period;

(B)	second, ratably, (x) to each Purchaser pro rata (based on the Discount owing to the Purchasers on such Settlement Date), the Discount that accrued on such Purchaser’s Portions of Capital prior to or during the related Settlement Period and that remains unpaid as of such Settlement Date, and (y) to the LC Bank, any LC Fee that accrued prior to or during the related Settlement Period and that remains unpaid as of such Settlement Date;

(C)	third, to each Purchaser pro rata (based on the Yield Protection Fees owing to the Purchasers on such Settlement Date), the Yield Protection Fees that accrued with respect to such Purchaser prior to or during the related Settlement Period and that remain unpaid as of such Settlement Date; and

(D)	fourth, to each Purchaser and the Administrative Agent pro rata (based on the Fee Letter Fees (other than the LC Fee) owing to the Purchasers and the Administrative Agent on such Settlement Date), the Fee Letter Fees (other than the LC Fee) that accrued prior to or during the related Settlement Period and that remain unpaid as of such Settlement Date; and

(ii) Any amounts that were set aside during the related Settlement Period pursuant to subclause (b)(ii) or the proviso in clause (b)(iv) shall be distributed in the following order of priority:

(A)	first, to the LC Collateral Account for the benefit of the Administrative Agent (for the benefit of the LC Bank and the Related Committed Purchasers), (x) if such distribution occurs on an Amortization Day, the amount necessary to cause the LC Participation Adjusted Amount to equal zero, and (y) otherwise, the lesser of (I) the amount necessary to cause the LC Participation Adjusted Amount to equal zero and (II) the amount necessary to reduce the Purchaser’s Interest to 100% (after giving effect to such distribution to the LC Collateral Account);

(B)	second, to the Purchasers pro rata (based upon the outstanding Capital with respect to each such Purchaser) as payment in respect of outstanding Capital, (x) if such distribution occurs on an Amortization Day, the amount necessary to reduce such Purchasers’ Capital to zero and (y) otherwise, the lesser of (I) the amount necessary to reduce such Purchasers’ Capital to zero and (II) the amount necessary to reduce the Purchaser’s Interest to 100% (after giving effect to the distribution of such amount to the Purchasers and any distributions in the subclauses above);

(C)	third, to the Purchasers, the Administrative Agent and any other Indemnified Party or Affected Person pro rata (based on the amounts payable to each such Person pursuant this clause third), any other amounts owed to such Persons by the Seller hereunder; and

(D)	fourth, any remaining Collections shall be paid to the Seller for its own account.

(iii) Any amounts that have been set aside during the related Settlement Period pursuant to subclause (b)(iii) for the benefit of any Exiting Purchaser or Declining Purchaser and that remain available to be paid to such Existing Purchaser or Declining Purchaser shall be distributed to such Exiting Purchaser or Declining Purchaser.

(iv) Any remaining Collections shall be paid to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) in the event that any Net Reduction Amount is paid in cash by any Originator pursuant to Section 3.3 of the Sale Agreement, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Net Reduction Amount and shall promptly (and in any event within three Business Days) pay such Net Reduction Amount to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;

(ii) in the event that any Repurchase Price is paid in cash by any Originator pursuant to Section 3.3 of the Sale Agreement in respect of any Pool Receivable, the Seller shall be deemed to have received on the date of such payment a Collection in respect of such Pool Receivable in the amount of such payment and shall promptly (and in any event within two Business Days of receipt thereof) deposit such amounts into the Collection Account for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to subclause (i) or (ii) of this clause (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clause (i) or (ii) above or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to the Pool Receivables of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, unless such Obligor designates in writing its payment for application to specific Pool Receivables; and

(iv) if and to the extent the Administrative Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder and pays over such amount, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital), the Seller may do so as follows:

(i) the Seller shall give the Administrative Agent and the Servicer written notice in substantially the form of Annex D (each, a “Paydown Notice”) at least two Business Days prior to the date of such reduction, which notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall retain (as directed by the Seller) (i) all or a portion of the Collections that would otherwise be available to be reinvested pursuant to the terms hereof and (ii) any other amounts that do not constitute Collections that the Seller allocates for such purpose until the aggregate amount so retained is equal to the desired amount of reduction; and

(iii) the Servicer shall hold such Collections and other amounts in trust for the benefit of each Purchaser, and on the next Settlement Date (or such other date as agreed to by the Administrative Agent) such Collections and other amounts shall be paid ratably (based on the Capital of each Purchaser on such Settlement Date) to each Purchaser in order to reduce the Aggregate Capital. Any such Collections that are so allocated to a Purchaser shall be deposited into such Purchaser’s account, as specified in Schedule VII hereto (as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer), provided, that the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $1,000,000, and the entire Aggregate Capital after giving effect to such reduction shall be not less than $5,000,000 (unless the Aggregate Capital shall have been reduced to zero).

(g) If on any day the LC Collateral Amount exceeds the sum of the LC Participation Amount and the amount of any outstanding Participation Advances (including any Discount accrued thereon) (the “LC Obligations”), the Administrative Agent shall, on the written request of the Seller and (or the Servicer at the direction of the Seller) (which request shall set forth the LC Collateral Amount and the amount of the LC Obligations), on the next Settlement Date transfer to the Servicer funds on deposit in the LC Collateral Account up to an amount necessary to reduce the LC Collateral Amount to equal the LC Obligations, and the Servicer shall allocate such funds pursuant to Section 1.4(d) on such Settlement Date as Collections hereunder.

Section 1.5 Fees. The Seller shall pay to the Administrative Agent for the benefit of the applicable Purchasers, in accordance with the provisions set forth in Section 1.4(d), certain fees (the “Fee Letter Fees”) in the amounts and on the dates set forth in one or more letters, dated the Closing Date, each such letter (as amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”) among the Servicer, the Seller, and the Administrative Agent.

Section 1.6 Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the account or accounts listed on Schedule VII (as such Schedule VII may be modified from time to time by the Administrative Agent by reasonable notice to the Seller and the Servicer). All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand and, in the case of the Seller, in accordance with Section 1.4.

(c) All computations of interest under clause (b) and all computations of Discount, Fee Letter Fees, Servicing Fees, Yield Protection Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7 Increased Cost and Reduced Return.

(a) If, after the date hereof, the Administrative Agent, any Purchaser, Liquidity Provider or Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with (i) FAS 166/167, (ii) any law, rule, regulation, generally accepted accounting principle or any change therein or in the interpretation or application thereof, or (iii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or adopted or occurring after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person reasonably determines that the increase in the amount of such capital is attributable to the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or issue any Letter of Credit or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrative Agent), the Seller shall pay to the Administrative Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate (including the certificate contemplated in Section 1.7(c), an “Increased Costs Certificate”) as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, after the date hereof, due to either: (i) FAS 166/167, (ii) the introduction of or any change in or in the interpretation of any law, regulation or rule or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or adopted or occurring after the date hereof, there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchaser’s Interest (or its portion thereof) in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for both increased costs and maintenance of bargained for yield. A certificate (including the certificate contemplated in Section 1.7(c), a “Euro-Dollar Certificate”) as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) Within a reasonable time after any Affected Person has actual knowledge that it is subject to increased capital requirements or incurs other increased costs pursuant to this Section 1.7, such Affected Person shall notify the Servicer of such fact by submitting a certificate specifying the applicable law, regulation, guideline or request causing such increased costs, the amount of compensation requested, and the basis of the calculation thereof.

(d) For the avoidance of doubt, (i) any increase in cost and/or reduction in yield caused by regulatory capital allocation adjustments due to Statements of Financial Accounting Standards Nos. 166 and 167 (or any future statements or interpretations issued by the Financial Accounting Standards Board or any successor thereto) (collectively, “FAS 166/167”), or (ii) any interpretation by the Financial Accounting Standards Board, or any other change in foreign or domestic generally accepted accounting principles, that would require the consolidation of some or all of the assets and liabilities of any Conduit Purchaser with those of any of The Bank of Nova Scotia, the Administrative Agent, any Conduit, any bank, any entity that enters into a commitment to purchase any interest in the Purchaser’s Interest or any entity that provides liquidity or credit enhancement, shall be covered by this Section 1.7.

(e) The Seller shall not be under any obligation to compensate any Affected Person under this Section 1.07 with respect to any such increased costs that arose during any period during the date that is prior to 180 days prior to such Affected Person’s increased Costs Certificate being delivered to the Seller, provided that the foregoing limitation shall not apply to any increased costs arising out of the retroactive application of any Change in Law within such 180-day period.

(f) Notwithstanding anything herein to the contrary, for purposes of this Section 1.7, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be issued or adopted or occurring after the date hereof, regardless of the date issued, adopted or occurring.

Section 1.8 Requirements of Law. If, after the date hereof, any Affected Person determines that the existence of or compliance with (a) the introduction of or any change in or in the interpretation of any law, regulation, rule or generally accepted accounting principle or (b) any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made or issued after the date of this Agreement:

(i) does or shall subject such Affected Person to any increase in the Purchaser’s Interest (or its portion thereof) or in the amount of Capital relating thereto,

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, Purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, and the result of any of the foregoing is: (1) to increase the cost to such Affected Person of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to, or issuing any Letter of Credit in respect of, the Purchaser’s Interest (or interests therein) or any Portion of Capital, or (2) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable on demand.

Section 1.9 Funding Losses. The Seller shall compensate each Affected Person, upon written request by such Person, for all losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by it to fund or maintain any Portion of Capital hereunder at an interest rate determined by reference to the Euro-Rate, less amounts earned on reinvestment of such funds, and any loss sustained by such Person in connection with the re-employment of such funds), which such Affected Person may sustain with respect to funding or maintaining such Portion of Capital at the Euro-Rate if, for any reason, after the applicable request by the Seller to fund or maintain such Portion of Capital at an interest rate determined by reference to the Euro-Rate, such funding or maintenance does not occur on a date specified therefor.

Section 1.10 Taxes. The Seller agrees that:

(a) Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction for any Taxes, except to the extent such Taxes are imposed by law. In the event that any Taxes are imposed by law and required to be withheld from any payment required to be made by the Seller to any Affected Person under any Transaction Document, then:

(i) if such Taxes are Taxes other than Excluded Taxes (all such Taxes other than Excluded Taxes shall hereinafter be referred to as “Indemnified Taxes”), the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein or in such other Transaction Document; and

(ii) the Seller shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes to the extent required by applicable law.

(b) In addition, the Seller shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c) Whenever any Indemnified Taxes are paid by the Seller, as promptly as reasonably practicable thereafter, the Seller shall send to the Administrative Agent for its own account or for the account of any Affected Person, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Seller shall indemnify the Administrative Agent and/or any other Affected Person, as applicable, for any incremental Taxes, interest or penalties that may become payable by such party as a result of any such failure

(d) The Seller shall indemnify each Affected Person, within ten days after written demand therefor, for the full amount of any Indemnified Taxes levied, imposed or assessed on (and whether or not paid directly by) such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. None of Sections 1.7, 3.1, 3.2 or 6.4 shall apply to Taxes, which shall be governed exclusively by this Section 1.10.

(e) If an Affected Person determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Seller, it shall pay over such refund to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such Affected Person is required to repay such refund to such Governmental Authority. This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f) If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing in reasonable detail such amounts and the basis for such Affected Person’s demand for such amounts shall be submitted to the Seller and the Administrative Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(g) To the extent legally entitled, each Affected Person shall, immediately upon becoming a party hereto, and thereafter upon the reasonable request of the Seller, furnish to the Seller a duly executed and completed copy of Internal Revenue Service Form W-9, W-8 BEN, W-8 ECI or W-8 IMY, or successor forms (as applicable), and such other forms, certificates, statements or documents reasonably requested by Seller as evidence of such Affected Person’s exemption from the withholding of United States tax with respect thereto. Each Affected Person promptly shall notify the Seller of any change in circumstance which would modify or render invalid any claimed exemption from withholding after such Affected Person’s knowledge thereof.

(h) Upon the written request of the Seller, any Affected Person claiming or which would be entitled to claim a right to receive payment under this Section 1.10 shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 1.10 in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and the effectuation of such assignment would not otherwise be disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.

(i) The Seller, each Affected Person and each Participant acknowledge and agree that it is their mutual intent that, solely for U.S. federal and all applicable state and local income and franchise Tax purposes, the acquisition of an interest in the Receivables Pool pursuant to this Agreement shall be treated as debt financing provided to the Seller secured by the Receivables Pool. Further, each of the Seller, each Affected Person and each Participant (respectively) covenants to the Seller and every other Affected Person and Participant to adhere to, and take no action inconsistent with, the aforementioned treatment for U.S. federal and all applicable state and local income and franchise Tax purposes in all Tax filings, reports and returns and otherwise, except (and solely to the extent) otherwise required by applicable law.

Section 1.11 Inability to Determine Euro-Rate.

(a) If the Administrative Agent (or any Purchaser) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally (i) deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, (ii) adequate means do not exist for ascertaining the Euro-Rate for such Yield Period or (iii) the Euro-Rate does not accurately reflect the cost to any Purchaser (as determined by the related Purchaser) of maintaining any Portion of Capital during such Yield Period, then the Administrative Agent shall give notice thereof to the Seller. Thereafter, until the Administrative Agent or such Purchaser notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded by the affected

Purchaser(s) at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded by the affected Purchaser(s) at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Alternate Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Yield Period, the Administrative Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro-Rate, the Administrative Agent shall notify the Seller thereof. Upon receipt of such notice, until the Administrative Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital in respect of such Affected Person shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.

Section 1.12 Letters of Credit.

Subject to the terms and conditions hereof, the LC Bank shall issue or cause the Issuance of Letters of Credit at the direction of the Seller (and, if applicable, on behalf of any Originator, Armstrong or other Affiliate of Armstrong in favor of such beneficiaries as such Person may elect); provided, however, that the LC Bank will not be required to issue or cause the Issuance of any Letters of Credit in the event that, after giving effect to such Issuance, (x) the sum of the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit, or (y) the Purchaser’s Interest would exceed 100%. All amounts drawn upon Letters of Credit shall accrue Discount. The LC Participation Amount shall not accrue Discount.

Section 1.13 Issuance of Letters of Credit.

(a) In the case of the Initial Letter of Credit, the Seller shall be deemed to have requested the Issuance of the Initial Letter of Credit without any further action on the Closing Date, and, subject to Section 1.17(b) and the other terms hereof, the LC Bank shall cause such Issuance on the date of the issuance of the Jackson County Bonds. In the case of any subsequent Letter of Credit, the Seller may request that the LC Bank issue a Letter of Credit by delivering to the Administrative Agent, at or prior to 11:00 a.m., New York time, on the second Business Day prior to the date of such requested Issuance, (i) the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex G attached hereto, completed to the satisfaction of the Administrative Agent and the LC Bank, and (ii) a Purchase

Notice, in the form of Annex B attached hereto, along with (iii) such other certificates, documents and other papers and information as the Administrative Agent may reasonably request. The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrative Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things:

(i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein,

(ii) permit the LC Bank to give notice to the beneficiary of such Letter of Credit of the occurrence of any LC Wind-Down Event and instruct such beneficiary to draw the full available amount under such Letter of Credit within a period of time specified in such Letter of Credit, and

(iii) have an expiry date not later than seven (7) days prior to the Facility Termination Date the in effect. Each Letter of Credit shall be subject either to (x) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank, or (y) the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c) The Administrative Agent shall promptly notify the LC Bank, at its address for notices hereunder, and each Related Committed Purchaser of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application delivered to the Administrative Agent by the Seller pursuant to clause (a) above by the close of business on the day received, or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m., New York time, on such day, on the next Business Day.

Section 1.14 Requirements For Issuance of Letters of Credit.

(a) The Seller shall authorize and direct the LC Bank to name the Seller as the “Applicant” or “Account Party” of each Letter of Credit, provided, that any such Letter of Credit may indicate that it is issued “at the request of” any Originator or Affiliate of an Originator designated by the Seller.

(b) In the case of any Letter of Credit that by its terms (i) is subject to reinstatement or (ii) may be automatically extended on the failure of the related LC Bank to provide specific notice or instruction not to so extend, any such reinstatement or extension shall be deemed an Issuance hereunder, and shall accordingly be subject to the satisfaction of the conditions precedent set forth in Section 1.12, Section 2 of Exhibit II (other than clause 2(a)) and any other provisions herein governing the Issuance of Letters of Credit. The LC Bank shall not enter into a Letter of Credit described in the previous sentence unless such Letter of Credit permits the LC Bank to refuse to (i) reinstate such Letter of Credit if any of the conditions precedent to an Issuance of a Letter of Credit hereunder are not met at the time of such reinstatement, or (ii) extend such Letter of Credit if any of the conditions precedent to an Issuance of a Letter of Credit hereunder are not met on the date of such extension or such extension would cause the expiry date of such Letter of Credit to be later than seven (7) days prior to the Facility Termination Date in effect on the date of such extension. In the event that LC Bank refuses to reinstate or extend a Letter of Credit pursuant to this clause (b), the LC Bank shall be entitled to provide any notices of such decision as set forth in such Letter of Credit, and to instruct the beneficiary to draw on such Letter of Credit to the extent set forth in such Letter of Credit.

Section 1.15 Disbursements, Reimbursement.

(a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrative Agent, each Related Committed Purchaser and the Seller of such request. Provided that it shall have received such notice, the Seller shall reimburse the LC Bank at or prior to 11:00 a.m., New York time, on the date that such drawing occurs (each such date, a “Drawing Date”) in an amount equal to the amount paid by the LC Bank under such Letter of Credit in respect of such drawing (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”). The Seller shall be entitled to direct the Administrative Agent to apply any funds on deposit in the LC Collateral Account to satisfy its Reimbursement Obligation pursuant to this clause (a). The failure of the Seller to satisfy a Reimbursement Obligation at or prior to the time specified above shall not give rise to a Termination Event hereunder, provided, that in the event of such failure, the Seller shall have an absolute obligation, secured by all of the Pool Assets, to reimburse each Related Committed Purchaser that makes a Participation Advance to the LC Bank as set forth in clause (c) below.

(b) In the event the Seller fails to satisfy any Reimbursement Obligation at or prior to 11:00 a.m., New York time, on the Drawing Date, the LC Bank promptly will notify each Purchaser thereof, and the Seller shall be deemed to have requested that a Reimbursement Purchase be made by the Conduit Purchaser or Related Committed Purchasers, as applicable, pursuant to Section 1.1(c), to be disbursed on the Drawing Date under such Letter of Credit, subject to the satisfaction of the applicable conditions set forth in Exhibit II. Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Upon the receipt of any notice given pursuant to this clause (b), the Conduit Purchaser (or the Administrative Agent on its behalf) or the Related Committed Purchasers, as applicable, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the LC Bank in immediately available funds an amount equal to its Commitment Percentage of the amount of the unpaid Reimbursement Obligation, whereupon the Conduit Purchaser or Related Committed Purchasers, as applicable, shall be deemed to have made a Reimbursement Purchase in that amount.

(c) If, because the conditions precedent for Purchases set forth in Exhibit II are not met or for any other reason, neither the Conduit Purchaser nor the Related Committed Purchasers make the Reimbursement Purchase pursuant to clause (b), the LC Bank will promptly notify each Related Committed Purchaser of such failure. Any notice given by the LC Bank pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

Upon the receipt of any notice given pursuant to this clause (c), each Related Committed Purchaser shall make an advance (a “Participation Advance”) in exchange for a participation interest in the related Letter of Credit by making available to the LC Bank an amount in immediately available funds equal to its Commitment Percentage multiplied by the amount of such drawing. Each Related Committed Purchaser’s Commitment to make Participation Advances shall continue until the last to occur of any of the following events: (A) the LC Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled; and (C) all Persons (other than the Seller) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Upon the funding of a Participation Advance by any Related Committed Purchaser, the Seller shall have an obligation to reimburse the Related Committed Purchaser for the amount of such Advance, plus any accrued Discount as set forth herein, and the Seller’s obligation to reimburse the LC Bank shall be correspondingly reduced by the amount of such Participation Advance.

Section 1.16 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller in reimbursement of any draws under a Letter of Credit with respect to which any Related Committed Purchaser has made a Participation Advance to the LC Bank, the LC Bank will pay to each Related Committed Purchaser its ratable allocation of such funds (based on the outstanding Capital of such Related Committed Purchasers and the LC Bank), in the same funds as those received by the LC Bank; it being understood that the LC Bank shall retain a ratable amount of such funds that were not the subject of any Participation Advance in respect of such Letter of Credit by any Related Committed Purchaser.

(b) If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Related Committed Purchaser shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Commitment Percentage of any amounts so returned by the LC Bank pursuant to clause (a) above, plus interest at the Federal Funds Rate.

Section 1.17 Documentation.

(a) The Seller agrees to be bound by the terms of the Letter of Credit Application, by the LC Bank’s reasonable interpretations of any Letter of Credit issued for the Seller, and by the LC Bank’s written regulations and customary practices relating to letters of credit, notwithstanding that the LC Bank’s interpretation of such regulations and practices may be different from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. The LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto, other than in the case of gross negligence or willful misconduct by the LC Bank.

(b) Notwithstanding any other provision herein or in any other Transaction Document, the LC Bank shall be under no obligation to issue any Letter of Credit that the Seller has requested be issued in a form to which the LC Bank has not agreed in good faith and in its sole discretion.

Section 1.18 Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit, and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth (the delivery of such documents and the satisfaction of such conditions precedent, the “Applicable Conditions”). Notwithstanding anything to the contrary herein or in any other Transaction Document, there shall be no conditions precedent to any such drawing other than the Applicable Conditions.

Section 1.19 Nature of Participation and Reimbursement Obligations.

Notwithstanding anything to the contrary herein or in any other Transaction Document, each Related Committed Purchaser’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank (or to reimburse any Purchaser that reimburses the LC Bank) upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including without limitation the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Related Committed Purchaser may have against the LC Bank, the Administrative Agent, any other Purchaser, the Seller or any other Person for any reason whatsoever;

(ii) the failure of the Seller or any other Person to comply with any conditions set forth in this Agreement, including without limitation the conditions for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by the Seller, the LC Bank or any Related Committed Purchaser against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the LC Bank or any Related Committed Purchaser may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any Related Committed Purchaser, any other Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrative Agent or the LC Bank has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(x) any breach of this Agreement or any Transaction Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(xii) the fact that a Termination Event or an Incipient Termination Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.20 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.21 Source of Funds.

All payments made by the LC Bank pursuant to any Letter of Credit shall be made from funds of the LC Bank, and not from the funds of any other Person.

Section 1.22 Indemnity.

In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the LC Bank, each Related Committed Purchaser and any of the LC Bank’s Affiliates that have issued a Letter of Credit (provided, that the Issuance of a Letter of Credit by an Affiliate of the LC Bank shall not limit the obligations of the LC Bank hereunder) from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) that the Administrative Agent, the LC Bank, any Related Committed Purchaser or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the Issuance of any Letter of Credit, unless resulting from (a) the gross negligence or willful misconduct of the party to be indemnified or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.23 Liability for Acts and Omissions.

As between the Seller, on the one hand, and the Administrative Agent, the LC Bank and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the LC Bank or any Purchaser shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an Issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent, the LC Bank and the Purchasers, including any Governmental Acts; and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Administrative Agent, the LC Bank, the Purchasers or their respective Affiliates be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent, the LC Bank and the Purchasers and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent, the LC Bank, the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”), and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the LC Bank under any resulting liability to the Seller, any Related Committed Purchaser or any other Person, unless such LC Bank shall have acted with gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction,.

Section 1.24 Termination of Commitments.

(a) The Seller may advise the Administrative Agent in writing of its desire to extend the Scheduled Commitment Termination Date with respect to any Related Committed Purchaser, provided such request is made not less than 90 days prior to the then-current Scheduled Commitment Termination Date with respect to such Purchaser. Each Purchaser may accept or decline such a request in its sole discretion and on such terms as it may elect, and other than as set forth in clause (c), the failure of one or more Purchasers to accept the Seller’s request to extend the Scheduled Commitment Termination Date shall not affect the right of the other Purchasers to accept such request. The Administrative Agent shall notify each Purchaser of each other Purchaser’s decision to extend or not extend the Scheduled Termination Date, such that each Purchaser shall be entitled to know the aggregate Commitment of the extending Purchasers prior to confirming its decision to extend or decline to extend under this Section 1.24.

(b) In the event that any Purchasers are agreeable to such extension, the Administrative Agent shall so notify the Seller in writing not less than 60 days prior to the then-current Scheduled Commitment Termination Date of such extending Purchasers, and the Seller, the Administrative Agent and such extending Purchasers shall enter into such documents as such parties may deem necessary or appropriate to reflect such extension. All reasonable costs and expenses incurred by the accepting Purchasers and the Administrative Agent in connection with such extension (including reasonable Attorneys’ Costs) shall be paid by the Seller.

In the event any Purchaser declines the request for such extension, such Exiting Purchaser shall so notify the Administrative Agent and the Administrative Agent shall so notify the Seller of such determination; provided, a Purchaser shall be deemed to have refused to grant the requested extension in the event the Administrative Agent fails to affirmatively notify the Seller, in writing, of such Purchaser’s agreement to accept the requested extension.

(c) If any such Purchaser does not accept such extension request, then the Purchase Limit shall be reduced by an amount equal to the Commitment of each Exiting Purchaser, and each extending Purchaser’s Commitment Percentage shall be recalculated, effective as of the Scheduled Commitment Termination Date of the Exiting Purchasers, giving effect to the removal of such Exiting Purchaser’s from such calculation.

On the Scheduled Commitment Termination Date with respect to any Purchaser, in the event that the aggregate Commitment of the extending Purchasers is less than the sum of (i) the aggregate Capital plus (ii) the LC Participation Amount, then notwithstanding that any Purchaser wishes to extend its Commitment hereunder, the Scheduled Facility Termination Date for each Purchaser shall occur on the date previously set therefor without giving effect to any extension thereof pursuant to this Section 1.24.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller, the Performance Guarantor and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that the Facility Termination Date shall occur automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of Exhibit V. Upon the occurrence of the Facility Termination Date, the Administrative Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

Section 2.3 LC Wind-Down Events. If any LC Wind-Down Event shall occur, the LC Bank shall be entitled to provide any notices of such occurrence as set forth in any Letter of Credit then in effect, and to instruct the related beneficiary to draw on such Letter of Credit.

Section 2.4 Seller’s Rights upon Termination. Upon the first date occurring after the Facility Termination Date when the Aggregate Capital and Aggregate Discount and all other amounts due and owing from the Seller to the Purchasers, the Administrative Agent, the Servicer and each other Affected Person under this Agreement and each of the other Transaction Documents shall have been paid in full, the Administrative Agent (on behalf of the Purchasers) shall release, assign and convey, as applicable, to the Seller or its designee, without representation or warranty, but free and clear of any Adverse Claims, all right, title and interest in the Pool Receivables, as applicable, and all other Pool Assets. The Administrative Agent, at the expense of the Seller, shall authorize, execute and deliver, as applicable, proper financing statements and all other instruments and documents as are prepared and requested by the Seller which are necessary to vest in the Seller all right, title and interest in the Pool Receivables and other Pool Assets free and clear of any Adverse Claim.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Administrative Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, taxes, and related costs and expenses (including Attorney Costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby, the use of proceeds of purchases or reinvestments, or the acquisition of any portion of the Purchaser’s Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrative Agent as attorney-in-fact for the Seller or any Originator hereunder or under any other Transaction

Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include taxes imposed or based on, or measured by, the gross or net income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party for Indemnified Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, whether reimbursement therefor would constitute recourse to the Seller) relating to or resulting from:

(i) the failure of any Pool Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to any Purchaser or the Administrative Agent with respect to the Pool Receivables or this Agreement to be true and correct

(ii) the failure of any representation or warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any other Transaction Document any Servicer Report or any other information or report delivered by or on behalf of the Seller pursuant hereto to have been true and correct as of the date made or deemed made in all respects;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Administrative Agent, for the benefit of the Purchasers, (A) a valid and enforceable perfected undivided percentage ownership interest, to the extent of the Purchaser’s Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) a first-priority perfected security interest in the Pool Receivables and the other related property conveyed hereunder, free and clear of any Adverse Claim;

(v) any commingling of funds to which the Administrative Agent or any Purchaser is entitled hereunder with any other funds prior to any distribution pursuant to this Agreement;

(vi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any subsequent time;

(vii) any failure of a Lock-Box Bank or Collection Account Bank to comply with the terms of the applicable Lock-Box Agreement, Collection Account Agreement or Intercreditor Agreement;

(viii) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or relating to collection activities (if such collection activities were performed by the Seller or any of its Affiliates acting as the Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates) with respect to such Receivable) or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix) any failure of the Seller (or the Servicer), to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;

(x) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of interests in the Pool Receivables or the Related Security or Contract with respect to any Pool Receivable;

(xii) any action taken by the Administrative Agent as attorney-in-fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xiii) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xiv) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in a Servicer Report to be true and correct in any material respect, or the failure of any other information provided to such Indemnified Party in connection with this Agreement and the other

Transaction Documents by, or on behalf of, the Servicer to be true and correct in any material respect, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct in all material respects as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities of the Servicer with respect to such Receivable, (e) the commingling of Collections at any time with any other funds, or (f) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party; provided, that in no event shall the Servicer be required to indemnify any Indemnified Party in respect of Indemnified Amounts resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification; and provided, further, that no Indemnified Party shall be entitled to be indemnified for the same Indemnified Amounts by each of the Seller and the Servicer. Indemnification pursuant to this Section shall be payable directly by the Servicer and shall not be payable from the Pool Receivables or the other Pool Assets.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrative Agent gives notice to Armstrong (in accordance with this Section 4.1) of the designation of a new Servicer, Armstrong is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence and during the continuation of a Termination Event, the Administrative Agent may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed Armstrong or any successor Servicer, on the condition in each case that any such Person so designated shall have agreed in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof and under the terms of the Intercreditor Agreement.

(b) Upon the designation of a successor Servicer as set forth in clause (a), Armstrong (or any successor Servicer being terminated) agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Armstrong (or any successor Servicer being terminated) shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and taking all commercially reasonable steps to transfer to the new Servicer all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Armstrong acknowledges that, in making their decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on Armstrong’s agreement to act as Servicer hereunder. Accordingly, Armstrong agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in connection with each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for such performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Affiliate of Armstrong, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

Section 4.2 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to service, administer and collect each Pool Receivable (i) in accordance with this Agreement and all applicable laws, rules and regulations, (ii) with reasonable care and diligence, and (iii) in accordance with the Credit and Collection Policies (to the extent consistent with Applicable Law). The Servicer shall set aside, for the account of each Purchaser, the amount of the Collections to which each such Purchaser is entitled in accordance with Article I. The Servicer may extend or adjust the terms or Maturity of any Pool Receivable as set forth in clause 2(g) of Exhibit IV; provided, however, that, for purposes of this Agreement, (i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, and (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Administrative Agent or any Purchaser under this Agreement with respect to such Pool Receivable. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrative Agent (individually and for the benefit of each Purchaser) all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrative Agent may direct the Servicer (whether the Servicer is Armstrong or any other Person) (x) during the occurrence of a Termination Event, to commence or settle any legal action, and (y) at any other time (including, for the avoidance of doubt, during the occurrence of an Incipient Termination Event that is not a Termination Event), to take any commercially reasonable action, in each case to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Armstrong or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the latest of: (i) the Facility Termination Date, (ii) the date on which no Capital or Discount in respect of the Purchaser’s Interest shall be outstanding, (iii) the date the LC Participation Adjusted Amount is reduced to zero and (iv) the date on which all other amounts required to be paid to each Purchaser, the Administrative Agent and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Account Arrangements.

(a) Prior to the Closing Date, the Seller shall have entered into (i) Lock-Box Agreements with all of the Lock-Box Banks, (ii) the Intercreditor Agreement, and (iii) a Collection Account Agreement with all of the Collection Account Banks, and delivered original counterparts of each to the Administrative Agent. Each of the Lock-Box Accounts and the Collection Accounts shall be used for the purpose of receiving Collections as described herein and in the other Transaction Documents. During the continuation of a Termination Event or Incipient Termination Event, the Administrative Agent may, with the consent of the Majority Purchasers, or shall, upon the direction of the Majority Purchasers, at any time thereafter provide a Stop Transfer Notice (as defined in the Intercreditor Agreement) to each Lock-Box Bank and provide notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Collection Account Agreements, as the case may be, to do any or all of the following, in accordance with the Intercreditor Agreement: (a) to exercise exclusive dominion and control over the funds deposited in the Lock-Box Accounts and/or the Collection Accounts, (b) to have the proceeds of the Pool Receivables that are sent to the respective Lock-Box Accounts allocated in accordance with the Intercreditor Agreement pursuant to the Administrative Agent’s instructions rather than deposited in the Collection Accounts and, and/or to have the proceeds that are sent to the Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than transferred to the Servicer, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement, Intercreditor Agreement and Collection Account Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer hereby further agree to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. The parties hereto hereby acknowledge and agree that if at any time the Administrative Agent exercises its right to take control of any Lock-Box Account and/or any Collection Account, as the case may be, the Administrative Agent (i) shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrative Agent, any Purchaser, any Indemnified Party or any other Affected Person hereunder, and (ii) shall distribute or cause to be distributed such funds in accordance with Article I (as if such funds were held by the Servicer thereunder).

(b) Other than during the continuation of a Termination Event or Incipient Termination Event, all funds in a Collection Account during any Settlement Period may be invested, by or at the direction of the Servicer, in Permitted Investments, so long as (i) either (A) such Permitted Investments are credited to a “securities account” (as defined in the applicable UCC) over which the Administrative Agent (for the benefit of the Purchasers) shall have a first priority perfected security interest, (B) such Permitted Investments are purchased in the name of the Administrative Agent (for the benefit of the Purchasers) or (C) such Permitted Investments are held in another manner sufficient to establish the Administrative Agent’s first priority perfected security interest over such Permitted Investments and (ii) such Permitted Investments are scheduled to mature prior to the Settlement Date relating to the Settlement Period in which such investments were made. All income and gain or loss realized from any such investment shall be credited or debited (as applicable) to the applicable Collection Account. The Administrative Agent shall have no obligation to reimburse any Collection Account for any losses realized by reason of such investments.

Section 4.4 Enforcement Rights.

(a) At any time following the occurrence and during the continuation of a Termination Event, the Administrative Agent may:

(i) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee,

(ii) instruct the Seller or the Servicer to give notice of the Purchaser’s Interest and the Purchasers’ security interest in the Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of such Purchasers), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors,

(iii) request the Servicer to, and upon such request the Servicer shall, (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and take commercially reasonable action to transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Purchasers) at a place selected by the Administrative Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee, in each case in accordance with the Intercreditor Agreement, and

(iv) collect any amounts due from any Originator under the Sale Agreement.

(b) The Seller hereby authorizes the Administrative Agent (on behalf of each Purchaser), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, after the occurrence and during the continuation of a Termination Event to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrative Agent, to collect any and all amounts or portions thereof due under any and all Pool Assets, including indorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Administrative Agent or any of the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer or Armstrong hereunder or under any other Transaction Document or under the related Contracts or the obligations of any Originator under the Sale Agreement or any other Transaction Document or under the related Contracts.

(b) Armstrong hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Armstrong shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Armstrong conducted such data-processing functions while it acted as the Servicer; provided, that the reasonable costs and expenses of such data-processing functions shall be borne by the successor Servicer out of the Servicing Fee.

Section 4.6 Servicing Fee.

(a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to the Servicing Fee Rate multiplied by the daily average aggregate Outstanding Balance of the Pool Receivables during the applicable month to which such Servicing Fee relates, which shall be payable monthly in arrears. The Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d).

(b) If the Servicer ceases to be Armstrong or an Affiliate thereof, the servicing fee shall be the greater of (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

Section 4.7 Annual Servicing Report of Independent Public Accountants. In addition to and without limiting any reports required to be provided by it in Exhibit IV hereto, at the request of the Administrative Agent (made no more than once in each calendar year), the Servicer shall cause a firm approved by the Administrative Agent (who may also render other services to the Servicer or the Seller) to furnish a report (addressed to the Administrative Agent) to the Administrative Agent and each Purchaser, to the effect that:

(i) they have examined certain documents and records relating to the servicing of Receivables under the Agreement, and compared the information contained in the Servicer Reports (delivered pursuant to Section 2(a)(iii) of Exhibit IV to the Agreement) during the period covered by such report with such documents and records, and that, on the basis of such examination, such firm is of the opinion that the servicing has been conducted in compliance with the terms and conditions as set forth in this Article IV, and

(ii) that they have compared the mathematical calculations of each amount set forth in the Servicer Reports (delivered pursuant to Section 2(a)(iii) of Exhibit IV to the Agreement) during the period covered by such report with the Servicer’s computer records that were the source of such amounts, and that, on the basis of such comparison, such firm is of the opinion that such amounts are in agreement, in each case except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statements.

ARTICLE V

THE AGENTS

Section 5.1 Appointment and Authorization. (a) Each Purchaser hereby irrevocably designates and appoints The Bank of Nova Scotia as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchaser’s Interest. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Administrative Agent and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which the Administrative Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns.

Section 5.2 Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3 Exculpatory Provisions. None of the Administrative Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers and (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrative Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.

Section 5.4 Reliance by Agents. (a) The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected with reasonable care by the Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers, and assurance of its indemnification, as it deems appropriate.

(b) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and the Administrative Agent.

Section 5.5 Notice of Termination Events. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event or Incipient Termination Event unless such Administrative Agent has received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or Incipient Termination Event has occurred hereunder and describing such Termination Event or Incipient Termination Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent shall take such action concerning a Termination Event or Incipient Termination Event as may be directed by the Majority Purchasers unless such action otherwise requires the consent of all Purchasers, the LC Bank and/or all Related Committed Purchasers, but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers.

Section 5.6 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller, Armstrong, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Armstrong, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, Armstrong, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7 Administrative Agents and Affiliates. Each of the Purchasers and the Administrative Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Armstrong, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

Section 5.8 Indemnification. Each Related Committed Purchaser agrees to indemnify and hold harmless the Administrative Agent (solely in its capacity as Administrative Agent) and the LC Bank and their respective officers, directors, employees, representatives and agents, ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction), in each case to the extent not reimbursed by the Seller, the Servicer or any Originator in accordance with the terms hereof (it being understood that such indemnification by the Related Committed Purchasers shall not relieve the Seller, the Servicer or any Originator of any of its indemnification obligations hereunder). Without limiting the generality of the foregoing, each Related Committed Purchaser agrees to reimburse the Administrative Agent and the LC Bank, ratably according to their Commitment Percentages, promptly upon demand, for any out-of- pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.

Section 5.9 Successor Administrative Agent. The Administrative Agent may, upon at least five (5) days’ notice to the Seller and each Purchaser, resign as Administrative Agent. Such resignation shall not become effective until a successor Administrative Agent, appointed by the Majority Purchasers, shall have agreed in writing to perform the duties and obligations of the Administrative Agent pursuant to the terms hereof. Upon such agreement, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrative Agent, the LC Bank and the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, to the extent required by the Conduit Purchaser’s commercial paper program, no such amendment that is material (including, for the avoidance of doubt, any addition to the list of Special Obligors on Annex V) shall be effective until the applicable Rating Agencies for the Conduit Purchaser have notified the Administrative Agent, in writing, that such action will not result in a reduction or withdrawal of such Rating Agencies’ ratings on the Conduit Purchaser’s Notes; provided, further, that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrative Agent or any Purchaser pursuant to the Fee Letter, (D) change the amount of Capital of any Purchaser, any Purchaser’s Commitment Percentage of the Purchaser’s Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchasers” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “91-Day Receivables Percentage,” “Aged Receivables Ratio,” “Average Dilution Ratio,” “Combined Reserve,” “Cross-Aged Obligor,” “Days’ Sales Outstanding,” “Default Ratio,” “Delinquency Ratio,” “Dilution,” “Dilution Horizon Factor,” “Dilution Ratio,” “Dilution Reserve Percentage,” “Dilution Spike,” “Dilution Volatility,” “Direct-Pay LC Reserve,” “Eligible Obligor,” “Eligible Receivable,” “Fee Reserve,” “Loss Ratio,” “Loss Horizon Factor,” “Loss Ratio,” “Loss Reserve Floor Percentage,” “Loss Reserve Percentage,” “Maximum Bond Rate,” “Outstanding Bond Balance,” “Servicing Fee Reserve Percentage,” “Special Concentration Limit,” “Stress Factor,” “Termination Event,” “Three Month Aged Receivables Ratio,” “Three Month Default Ratio,” “Three Month Delinquency Ratio,” “Three Month Dilution Ratio,” “Yield Reserve” or “Yield Reserve Percentage,” (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder. No failure on the part of the Purchasers or the Administrative Agent to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and be personally delivered or sent to the intended party by facsimile, email or overnight mail to the mailing or email address or facsimile number, as applicable, set forth under its name on the signature pages hereof (or in any other Assumption Agreement or Transfer Supplement pursuant to which it became a party hereto), or to such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrative Agent and the LC Bank. Each of the Related Committed Purchasers, with the prior written consent of the Administrative Agent, the LC Bank, the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed), may assign any of its interests, rights and obligations hereunder to an Eligible Assignee; provided, that (i) the Commitment amount to be assigned by any such Related Committed Purchaser hereunder shall not be less than $50,000,000 and (ii) prior to the effective date of any such assignment, the assignee and assignor shall have executed and delivered to the Administrative Agent and the LC Bank an assignment and acceptance agreement in form and substance satisfactory to the Administrative Agent and the LC Bank. Upon the effectiveness of any such permitted assignment, (i) the assignee thereunder shall, to the extent of the interests assigned to it, be entitled to the interests, rights and obligations of a Related Committed Purchaser under this Agreement and (ii) the assigning Related Committed Purchaser shall, to the extent of the interest assigned, be released from any further obligations under this Agreement.

(b) Participations.

(i) Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (including any Conduit) (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(ii) Notwithstanding anything contained in clause (a) or subclause (b)(i) of this Section 6.3, each of the LC Bank and each Related Committed Purchaser may sell participations in all or any part of any Purchase made by such Related Committed Purchaser to a Participant so long as (i) no such grant of a participation shall, without the consent of the Seller, require the Seller to file a registration statement with the SEC and (ii) no holder of any such participation shall be entitled to require such Related Committed Purchaser to take or omit to take any action hereunder except that such Related Committed Purchaser may agree with such participant that, without such Participant’s consent, such Related Committed Purchaser will not consent to an amendment, modification or waiver referred to in clauses (A) through (H) of Section 6.1. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.

Any such Participant shall not have any rights hereunder or under the Transaction Documents except that such Participant shall have rights under Sections 1.7, 1.8, 1.9 and 1.10 hereunder as if it were a Related Committed Purchaser; provided that no such Participant shall be entitled to receive any payment pursuant to such sections which is greater in amount than the payment which the transferor Related Committed Purchaser would have otherwise been entitled to receive in respect of the participation interest so sold.

In addition, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights (including, without limitation), rights to payment of Capital and Yield) under this Agreement to secure the obligations of such Purchaser to any Federal Reserve Bank, in each case without notice to or consent of the Seller or the Administrative Agent; provided, that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledge or assignee for such Purchaser as a party hereto.

(c) Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), who is reasonably acceptable to the Administrative Agent and the Seller, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex E with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, the Administrative Agent and the Seller, provided, that the consent of the Seller shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the consent of the Seller shall not be required if:

(i) a Termination Event or Incipient Termination Event has occurred and is continuing, or

(ii) if the assignment is made by a Related Committed Purchaser to (1) the Administrative Agent, (2) any other Related Committed Purchaser, (3) an Affiliate of the Administrative Agent or any Related Committed Purchaser, or (4) any Program Support Provider.

Additionally, any Purchaser hereunder may assign any funded portion of its Commitment, without the consent of the Seller, to (1) the Administrative Agent, (2) any other Related Committed Purchaser, (3) an Affiliate of the Administrative Agent or any Related Committed Purchaser, (4) any commercial paper conduit or similar financing vehicle sponsored or administered by such Purchaser and for whom such Purchaser acts as a program support provider or through which (directly or indirectly) such Purchaser does or may fund Purchases hereunder (each, a “Conduit”), or (5) any Program Support Provider.

Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer and the Administrative Agent and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed-upon purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment, and shall not otherwise be considered an amendment of this Agreement.

(d) Assignments to Liquidity Providers and other Program Support Providers. The Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchaser’s Interest. The Seller agrees that each Liquidity Bank and Program Support Provider hereunder shall be entitled to the benefits of Section 1.7. Such Conduit Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer and the Administrative Agent shall continue to deal solely and directly with such Conduit Purchaser in connection with such Conduit Purchaser’s rights and obligations hereunder.

(e) Other Assignment by Conduit Purchaser. Without limiting the right of the Conduit Purchaser to sell or grant interests or participations to its Liquidity Providers and Program Support Providers as described in clause (d), above, each party hereto agrees and consents to (i) the Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchaser’s Interest (or portion thereof), including without limitation to any collateral agent in connection with a commercial paper program, and (ii) the complete assignment by the Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment the Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that the Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights pursuant to this clause (e) unless the assignee (x) is a Conduit or (y) (i) has as its Liquidity Bank any Liquidity Bank of the assigning Conduit Purchaser and (ii) is in the business or funding assets through the issuance (directly or indirectly) of commercial paper notes. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchaser’s Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchaser’s Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchaser’s Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller and the assignee shall have agreed upon a different Discount). No assignment by any Conduit Purchaser of all or any portion of its Purchaser’s Interest shall in any way diminish the obligation of its Related Committed Purchasers under Section 1.1 to fund any Purchase not funded by such Conduit Purchaser or the assignee Conduit Purchaser.

(f) Register. The Seller hereby designates the Administrative Agent to serve as the Seller’s agent, solely for the purpose of this clause (f), to maintain a register (the “Register”) on which the Administrative Agent will record any interests in the Receivables Pool held by any Affected Person or Participant. The Register shall include the respective commitments, participation of each party in the Receivables Pool and each repayment in respect of the Receivables Pool, and annexed to which the Administrative Agent shall retain a copy of any Transfer Supplement delivered to the Administrative Agent pursuant to this clause (f). Failure to make any recordation, or any error in such recordation, shall not affect the Seller’s obligations in respect of the Transaction Documents. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation or any error in such recordation shall be corrected by the Administrative Agent upon notice or discovery thereof), and the Seller, the Administrative Agent and each other party to the transaction (including any assignees and Participants) shall treat each person in whose name an interest in the Receivables Pool is registered as the owner thereof for all purposes of the Transaction Documents, notwithstanding notice or any provision herein to the contrary.

Section 6.4 Costs, Expenses and Taxes.

By way of clarification, and not of limitation, of Sections 1.7 or 3.1, the Seller shall pay to the Administrative Agent, for its own account and for the account of each Purchaser, on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents and other documents to be delivered hereunder or thereunder, (ii) the perfection (and continuation) of the Administrative Agent’s rights in the Receivables, Collections and other Pool Assets, (iii) the enforcement by the Administrative Agent or the Purchasers of the obligations of the Seller, the Servicer or the Originators under the Transaction Documents or of any Obligor under a Receivable, and (iv) the maintenance by the Administrative Agent of the Lock-Box Accounts (and any related lock-box or post office box) and the Collection Accounts, including reasonable fees, costs and expenses of legal counsel for the Administrative Agent relating to any of the foregoing or to advising the Administrative Agent, any Purchaser any Liquidity Provider or any other Program Support Provider about its rights and remedies under any Transaction Document or any related Funding Document and all reasonable costs and expenses (including reasonable counsel fees and expenses) of the Administrative Agent and any Purchaser in connection with the enforcement of the Transaction Documents or any Funding Document and in connection with the administration of the Transaction Documents. The Seller shall reimburse the Administrative Agent and each Purchaser for the cost of such Person’s auditors (which may be employees of such Person and/or auditors of the Seller) auditing the books, records and procedures of the Seller or the Servicer to the extent set forth in clause 1(e) of Exhibit IV. The Seller shall reimburse the Conduit Purchaser for any amounts the Conduit Purchaser must pay to any Liquidity Provider or other Program Support Provider pursuant to any Funding Document on account of any tax; excluding, however, any net income taxes or franchise taxes based upon net income imposed on any such Person as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the other Transaction Documents or any Liquidity Agreement or Program Support Agreement executed in connection herewith or therewith, or from the interest conveyed hereunder or thereunder in the Receivables and other Pool Assets or in respect of any Contract). The Seller shall reimburse the Conduit Purchaser on demand for all costs and expenses incurred by the Conduit Purchaser or any shareholder of the Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the costs of the Rating Agencies and reasonable fees and out-of-pocket expenses of counsel of the Administrative Agent or the Conduit Purchaser, or any shareholder, or administrator, of the Conduit Purchaser for advice relating to the Conduit Purchaser’s operation. For the avoidance of doubt, no Purchaser or other Affected Person shall be entitled to indemnification pursuant to this Section 6.4 of any cost, expense or other amount for which such Purchaser has been compensated pursuant to any of Sections 1.7, 1.10, 3.1 or 3.2.

Section 6.5 No Proceedings; Limitation on Payments. (a) Each of the Seller, Armstrong, the Servicer, the Administrative Agent, the Purchasers, each assignee of the Purchaser’s Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchaser’s Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any Insolvency Proceeding, for one year and one day after the date the latest maturing Note issued by such Conduit Purchaser is paid in full. The provisions of this Section 6.5(a) shall survive any termination of this Agreement.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit Purchaser shall not be obligated to pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) the Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) the Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing the Conduit Purchaser’s commercial paper program or (y) all Notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless the provisions of clauses (i) and (ii) above are satisfied. Any and all claims against the Conduit Purchaser under this Agreement shall be subordinate to the claims of the holders of the Notes or the Conduit Purchaser’s other obligations with respect to its commercial paper program. The provisions of this Section 6.5(b) shall survive any termination of this Agreement.

(c) Notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, use any funds to pay any amount pursuant to this Agreement or any other Transaction Document unless the Company has received funds that may be used to make such payment. Any amount that the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of the Seller for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied The provisions of this Section 6.5(c) shall survive any termination of this Agreement.

Section 6.6 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW,

ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7 Confidentiality. Unless otherwise required by applicable law, rules, regulations or judicial process, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed to: (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, and (b) the Seller’s and the Servicer’s legal counsel and auditors. Unless otherwise required by applicable law, rules, regulations or judicial process, the Administrative Agent and each the Purchasers agree to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts hereof and thereof) and any information obtained hereunder and thereunder regarding the Seller, the Servicer and the Originators, in communications with third parties and otherwise; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the party to which such information relates, (ii) legal counsel and auditors of the Purchasers or the Administrative Agent, (iii) if applicable, the rating agencies rating the Notes of the Conduit Purchaser, (iv) any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) any placement agency placing the Notes and (vi) any regulatory authorities having jurisdiction over the Administrative Agent, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9 Survival of Termination. The provisions of Sections 1.7, 1.8, 1.9, 1.10, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO

CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12 Right of Setoff. Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15 Purchasers’ Liabilities. The obligations of each Purchaser and the Administrative Agent under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrative Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16 Limited Recourse. Each party acknowledges and agrees that the Seller will be liable for the indebtedness and obligations set forth in this Agreement and the other Transaction Documents to the full extent (but only to the extent) that the Seller has assets available to pay such obligations. For the purposes of this Section 6.16, the assets of the Seller shall include (i) any and all cash, Permitted Investments or other securities, whether certificated or uncertificated, held by or registered in the name of the Seller, (ii) all of the Seller’s rights under the Transaction Documents (including its rights as against the Originators and Armstrong in its various capacities under the Sale Agreement), (iii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing, and (iv) to the extent not captured in (i), (ii) or (iii) above, the Pool Assets.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC, as Seller

By:
Name:	Mark A. Telymonde
Title:	Assistant Treasurer

Address:	c/o Armstrong World Industries, Inc. 2500 Columbia Ave Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

S-1	Receivables Purchase Agreement

ARMSTRONG WORLD INDUSTRIES, INC., as Servicer and Performance Guarantor

By:
Name:	Thomas J. Waters
Title:	Vice-President and Treasurer

Address:	Armstrong World Industries, Inc. 2500 Columbia Ave Lancaster, PA 17603

Attention:	Mark A. Telymonde
Telephone:	(717) 396-3306
Facsimile:	(717) 396-6136

S-2	Receivables Purchase Agreement

LIBERTY STREET FUNDING LLC, as Conduit Purchaser

By:
Name:
Title:

Address:	Liberty Street Funding LLC c/o Global Securitization Services, LLC 114 W. 47th Street, Suite 2310 New York, NY 10036

Attention:	Jill A. Russo
Telephone:	(212) 295-2742
Facsimile:	(212) 302-8767

S-3	Receivables Purchase Agreement

THE BANK OF NOVA SCOTIA, as a Related Committed Purchaser for Liberty Street Funding LLC

By:
Name:	Paula Czach
Title:	Managing Director

Address:	The Bank of Nova Scotia 40 King Street West, 63rd Floor Toronto, ON Canada M5H1H1

Attention	Paula Czach
Telephone:	(416) 865-6311
Commitment:	$100,000,000

With a copy to:

The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Darren Ward
Director, Asset-Backed Finance

Telephone: (212) 225-5264
Facsimile: (212) 225-5274

S-4	Receivables Purchase Agreement

THE BANK OF NOVA SCOTIA, as the LC Bank

By:
Name:	Paula Czach
Title:	Managing Director

Address:	The Bank of Nova Scotia 40 King Street West, 63rd Floor Toronto, ON Canada M5H1H1

Attention	Paula Czach
Telephone:	(416) 865-6311

With a copy to:

The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Darren Ward
Director, Asset-Backed Finance

Telephone: (212) 225-5264
Facsimile: (212) 225-5274

S-5	Receivables Purchase Agreement

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:
Name:	Paula Czach
Title:	Managing Director

Address:	The Bank of Nova Scotia 40 King Street West, 63rd Floor Toronto, ON Canada M5H1H1

Attention:	Paula Czach
Telephone:	(416) 865-6311

With a copy to:

The Bank of Nova Scotia
One Liberty Plaza, 26th Floor
New York, NY 10006
Attention: Darren Ward
Director, Asset-Backed Finance

Telephone: (212) 225-5264
Facsimile: (212) 225-5274

S-6	Receivables Purchase Agreement

EXHIBIT I

DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“91-Day Receivables Percentage” means, on any date of determination and with respect to any Obligor, the amount (expressed as a percentage) obtained by dividing (i) the Outstanding Balance of all Receivables of such Obligor as to which any payment, or part thereof, remained unpaid for more than 90 days from the original due date for such payment as of the last day of the calendar month immediately preceding the calendar month in which such date falls, by (ii) the aggregate Outstanding Balance of all Receivables of such Obligor as of the last day of the calendar month immediately preceding the calendar month in which such date of determination falls.

“Accrual Reserve Amount” means, on any date, the greater of (x) $20,000,000 and (y) the product of (i) 1.25 multiplied by (ii) the sum of (a) the cash discount accrual balance, (b) the volume rebate accrual balance, (c) the fileback accrual balance, (d) the mark down accrual balance and (e) the bad debt reserve accrual balance, each as reported in the most recent Servicer Report as of such date.

“Administrative Agent” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrative Agent (for the benefit of the Purchasers ) shall not constitute an Adverse Claim for purposes of this Agreement or the other Transaction Documents.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Aged Receivables Ratio-” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the sum (without duplication) of (i) the aggregate Outstanding Balance of all Pool Receivables that were 61 to 90 days past due as of the last day of such calendar month and (ii) the aggregate Outstanding Balance of Pool Receivables that were less than 61 days past due and that, consistent with the applicable Credit and Collection Policy, were written off as uncollectible during such calendar month, by (b) the aggregate dollar amount of Pool Receivables created during the calendar month that is three months preceding such calendar month.

“Aggregate Capital” means, at any time, the aggregate amount of Capital with respect to each Purchaser.

“Aggregate Discount” means, at any time, the sum of the aggregate amount of accrued and unpaid Discount with respect to each Purchaser.

“Agreement” means the Receivables Purchase Agreement, as used in the Receivables Purchase Agreement, and the Sale Agreement, as used in the Sale Agreement.

“AHF” means Armstrong Hardwood Flooring Company, a Tennessee corporation.

“Alternate Rate” for any Yield Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to the Euro-Rate; provided, that the “Alternate Rate” for any day on which a Termination Event exists shall be an interest rate equal to the greater of (i) the Euro-Rate in effect on such day and (ii) the Base Rate in effect on such day (in each case including, for the avoidance of doubt, any increase in such rate set forth in the first proviso to the definition of “Discount”).

“Amortization Day” means (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Armstrong” means Armstrong World Industries, Inc., a Pennsylvania corporation.

“Armstrong Person” means each of Armstrong, each Originator and each other Subsidiary or Affiliate of Armstrong.

“Asbestos PI Trust” means the trust established by Armstrong in accordance with the Asbestos PI Trust Agreement.

“Asbestos PI Trust Agreement” means the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust Agreement, dated as of October 2, 2006, by Armstrong, the Legal Representative for Asbestos-Related Future Claimants, the Official Committee of Asbestos Creditors, the Trustees and the members of the PI Trust Advisory Committee.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

“Average Dilution Ratio” means, for any calendar month, the twelve month rolling average of the Dilution Ratios for such month and the eleven immediately preceding months.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greatest of:

(a) the interest rate established by the Administrative Agent from time to time as its “prime rate”, “base rate”, “reference rate” or similarly described rate in the United States, which may not necessarily be the lowest rate offered by the Administrative Agent, and

(b) 0.50% per annum above the Federal Funds Rate in effect on such day.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means with respect to the Conduit or any Related Committed Purchaser, the amount paid (i) to the Seller in respect of the Purchaser’s Interest and (ii) to the LC Bank in respect of any unreimbursed Participation Advances or Reimbursement Purchases, in each case by such Purchaser pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or has otherwise been returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made; it being understood that, (i) the outstanding drawn amount under any Letter of Credit not reimbursed pursuant to Section 1.15 shall constitute Capital, and (ii) the LC Participation Amount shall not constitute Capital.

“Cash Collateralize” means, with respect to any then-outstanding Letters of Credit, to pledge and deposit with or deliver to the Administrative Agent, for deposit into the LC Collateral Account for the benefit of the Administrative Agent (for the benefit of the LC Bank and the Related Committed Purchasers), cash or deposit account balances up to an amount necessary to cause the amount on deposit in the LC Collateral Account to equal the LC Participation Amount.

“Change of Control” means an event or series of events by which:

(a) Armstrong ceases to own, directly or indirectly, (i) 100% of the capital stock of the Seller or, if Armstrong is not the Servicer, the Servicer, and (ii) a majority of the capital stock or membership interest, as the case may be, of any Originator other than Armstrong, free and clear of any Adverse Claim (other than the pledge of any such interest therein in favor of the lenders or any agent for the lenders under the Credit Agreement);

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) the Asbestos PI Trust, (ii) TPG and (iii) any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of Armstrong entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis; or

(c) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of Armstrong cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iv) who were members of that board or equivalent governing body on the Closing Date or (v) who receives the vote of the Asbestos PI Trust or TPG in his or her election by the stockholders.

“Closing Date” means December 10, 2010.

“Collection Account” means each account listed on Schedule II hereto (as such Schedule II may be amended from time to time with the consent of the Administrative Agent) and maintained at a Collection Account Bank for the purpose of receiving Collections from Obligors, the Lock-Box Accounts and/or as otherwise described in the Agreement and the other Transaction Documents (which, for the avoidance of doubt, may be a collection account or concentration account).

“Collection Account Agreement” means an account control agreement among the Seller, the Servicer, the Administrative Agent and a Collection Account Bank, in form and substance reasonably satisfactory to the Administrative Agent, relating to a Collection Account, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Collection Account Bank” means each bank at which a Collection Account is maintained as of the Closing date, and any other bank in such capacity consented to in writing by the Administrative Agent.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Armstrong, the Seller or the Servicer in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Combined Reserve” means, on any date, the product of the Net Receivables Pool Balance multiplied by the greater of:

(a) the sum of (i) the Loss Reserve Percentage and (ii) the Dilution Reserve Percentage, and

(b) the sum of (i) the Loss Reserve Floor Percentage and (ii) the Expected Dilution Reserve.

“Commitment” means, as of any date of determination with respect to each Related Committed Purchaser, the maximum amount which such Related Committed Purchaser is obligated to pay hereunder on account of all Purchases and Participation Advances, on a combined basis, as set forth below its signature to this Agreement or in the Assumption Agreement or Transfer Supplement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(d).

“Commitment Percentage” means, as of any date of determination with respect to each Related Committed Purchaser, the quotient of (a) such Related Committed Purchaser’s Commitment divided by (b) the aggregate amount of all Commitments with respect to all Related Committed Purchasers.

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Concentration Limit” shall mean (x) with respect to the Receivables, for Receivables that have a stated maturity that is more than 60 days but not greater than 120 days, 20%, and (y) with respect to each Obligor:

(a) (i) for any Group A Obligor, 20%, (ii) for any Group B Obligor, 10%, (iii) for any Group C Obligor, 6.7% and (iv) for any Group D Obligor, 4%; and

(b) notwithstanding that an Obligor may fall within one of the categories set forth in paragraph (a) above, such other amount for any Obligor as set forth on Schedule V hereto provided, that the Concentration Limit for any Obligor may be modified with (a) the prior written consent of the Administrative Agent, and (b) the satisfaction of the Rating Agency Condition) in writing to the Seller and the Servicer.

“Conduit” has the meaning set forth in Section 6.3(c) of the Agreement.

“Conduit Purchasers” means each financial institution or commercial paper conduit that is a party to the Agreement, as a purchaser, or that becomes a party to the Agreement, as a purchaser pursuant to an Assumption Agreement.

“Contract” means, with respect to any Pool Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Pool Receivable arises or that evidence such Pool Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Pool Receivable.

“CP Rate” means, with respect to each Conduit Purchaser, for any day during any Yield Period for which any Portion of Capital is funded by the Conduit Purchaser, (a) the per annum rate equivalent to the weighted average cost (as determined by the Conduit Purchaser and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes maturing on dates other than those on which corresponding funds are received by the Conduit Purchaser, other borrowings by the Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such day, the Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; and (b) any other rate (agreed by the Seller) designated as the “CP Rate” for a Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to the Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the Administrative Agent from time to time.

“Credit Agreement” means that certain Credit Agreement, dated November 23, 2010, among Armstrong and Armstrong Wood Products, Inc., as borrowers, certain subsidiaries of Armstrong, as guarantors, Bank of America, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A, as syndication agent, Barclays Bank PLC, as documentation agent, and the various other lenders from time to time party thereto, as amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time, provided that, if The Bank of Nova Scotia ceases to be a lender thereunder, each reference to any provision of the Credit Agreement shall mean such provision as in effect immediately prior to the date The Bank of Nova Scotia ceased to be a lender thereunder.

“Credit and Collection Policy” means, as the context may require, the receivables credit and collection policy of each Originator and of Armstrong in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified from time to time in compliance with the Agreement.

“Cross-Aged Obligor” means, as of any date of determination, (i) from and including the date the Servicer notifies the Administrative Agent that it has updated its reporting capabilities of past-due Receivables, any Obligor with respect to which the 91-Day Receivables Percentage exceeds 25%, and (ii) prior to such date, each of the top fifteen Obligors (as measured by the Outstanding Balance of Receivables of the Obligors) with respect to which the 91-Day Receivables Percentage exceeds 25%.

“Days’ Sales Outstanding” means, on any date in any calendar month, the product of (a) 90 and (b) the quotient obtained by dividing (i) the average of the aggregate Outstanding Balance of Pool Receivables on the last day of the three calendar months immediately preceding the calendar month in which such date occurs by (ii) the aggregate dollar amount of Pool Receivables created during the three calendar months immediately preceding the calendar month in which such date occurs.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business), (e) all guarantees by such Person of Debt of others, (f) all capital lease obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Debt of such Person is being determined, in respect of outstanding swap agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Debt of any person shall include the Debt of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Debt expressly limits the liability of such person in respect thereof.

“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of the Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of the Agreement.

“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of the Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables as of the last day of such calendar month, by (b) the Outstanding Balance of all Pool Receivables as of the last day of such calendar month.

“Defaulted Receivable” means a Pool Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment, or

(b) as to which an Insolvency Proceeding shall have occurred or been continuing with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto at any time following the origination of such Pool Receivable, or

(c) that remains unpaid for less than or equal to 90 days from the original due date for such payment and has been written off the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Pool Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution” means, as of any date of determination with respect to any Pool Receivable, the aggregate Net Reduction Amount that has arisen with respect to such Pool Receivable on or prior to such date.

“Dilution Horizon Factor” means, for any date in any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) of (a) the gross sales made by all the Originators during the calendar month immediately preceding the calendar month in which such date occurs, to (b) the Net Receivables Pool Balance at the last day of such immediately preceding calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate amount of Dilutions that occurred during such calendar month by (b) the aggregate gross sales of the Originators during the calendar month that is one month prior to such calendar month.

“Dilution Reserve Percentage” means, on any date, the following amount:

[(SF x ADR) + DV] x DHF

where:

SF	= the Stress Factor,

ADR	= the Expected Dilution Ratio as of such date,

DV	= the Dilution Volatility as of such date, and

DHF	= the Dilution Horizon Factor as of such date.

“Dilution Spike” means, for any date, the highest Dilution Ratio for any calendar month during the twelve calendar months immediately preceding the calendar month in which such date occurs.

“Dilution Volatility” means, on any date, the product of (a) the Dilution Spike as of such date minus the most recently calculated Average Dilution Ratio on such date, multiplied by (b) the Dilution Spike as of such date divided by the Average Dilution Ratio on such date.

“Direct-Pay LC Reserve” means, on any date, an amount equal to:

2 x MBR x OBB x 108

Year

where:

MBR	=	the Maximum Bond Rate,

OBB	=	Outstanding Bond Balance as of such date, and

Year	=	365 or 366, as applicable.

“Discount” means with respect to any Purchaser:

(a)	for each day in Yield Period on which a Portion of Capital is funded by such Purchaser through the issuance of Notes:

CPR x C

360

(b)	in the event that such Purchaser is (i) a Conduit Purchaser, for each day in any Yield Period on which a Portion of Capital is funded by such Conduit Purchaser other than through the issuance of Notes, or (ii) an LC Bank and/or any Related Committed Purchaser, for each day in any Yield Period on which a draw funded by such Purchaser under any Letter of Credit remains unreimbursed:

AR x C

Year

(c)	in the event that such Purchaser is a Related Committed Purchaser, for each day in any Yield Period on which a Portion of Capital is funded by such Related Committed Purchaser other than as described in clause (b) above:

ER x C

Year

where:

AR	=	the Alternate Rate for such Portion of Capital on such day with respect to such Purchaser,

C	=	the Capital with respect to such Portion of Capital on such day with respect to such Purchaser,

CPR	=	the CP Rate for such Portion of Capital on such day with respect to such Purchaser,

ER	=	the Euro-Rate for such Portion of Capital on such day with respect to such Purchaser,

Year	=	if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360, and (ii) the Base Rate, 365 or 366, as applicable, and provided, that for any day while a Termination Event exists each of “AR”, “CPR” and “ER” shall mean an interest rate per annum equal to the sum of such rate plus 2.0% per annum, and provided further, that to the extent that any Purchaser is calculating an interest rate pursuant to clause (b) above, the rate at which interest is calculated pursuant to clause (c) above shall be the greater of (i) the rate calculated pursuant to clause (b) above and the rate calculated pursuant to clause (c) above, and provided further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason. In the event that “Discount” is used with respect to an entire Yield Period, “Discount” shall mean the aggregate Discount for each day in such Yield Period.

“Drawing Date” has the meaning set forth in Section 1.15 of the Agreement.

“Eligible Assignee” means any bank or financial institution acceptable to the LC Bank and the Administrative Agent.

“Eligible Obligor” means, at any time, an Obligor that is:

(a) located within the United States,

(b) not the subject of or a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding,

(c) not a Governmental Authority,

(d) not an Affiliate of any Originator, the Seller or the Servicer (or any of their respective Affiliates), and

(e) not a Cross-Aged Obligor.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) that is denominated and payable only in U.S. dollars in the United States,

(b) the Obligor of which is an Eligible Obligor,

(c) that is neither a Defaulted Receivable nor a Delinquent Receivable,

(d) that does not have a stated maturity that is more than 120 days after the original invoice date of such Receivable,

(e) that was originated in the ordinary course of such Originator’s business and in accordance, in all material respects, with the applicable Credit and Collection Policy in effect at the time of such origination,

(f) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or the Seller,

(g) for which the Administrative Agent (on behalf of the Purchasers) shall have (i) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchaser’s Interest, and (ii) a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto to the extent not covered by subclause (i) above, in each case free and clear of any Adverse Claim,

(h) that constitutes an “account,” “payment intangible,” “instrument,” “chattel paper” or “general intangible” as defined in the applicable UCC,

(i) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor,

(j) the Obligor with respect to which has been instructed to remit Collections in respect thereof to a Lock-Box Account or a Collection Account in the United States of America,

(k) that is not evidenced by a note or other “instrument” within the meaning of Article 9 of the UCC of the applicable jurisdictions governing the perfect of the interest created by a Purchaser’s Interest, and that does not represent an amount related to sales taxes,

(l) that is not the subject of any asserted dispute, offset, hold back defense or other claim or defense,

(m) the terms of the related Contract do not require the consent of the Obligor to the sale or assignment of such Receivable,

(n) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(o) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and

(p) with respect to which the representations and warranties relating to Receivables set forth in Sections 3(a) and (c) of Exhibit III are true at such time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Armstrong, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Armstrong, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Dollar Certificate” has the meaning set forth in Section 1.7(b) of the Agreement.

“Euro-Rate” means, with respect to any Yield Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate appearing on the Reuters Screen LIBOR01 Page1 (or on any successor or substitute page of such service, or if such service is unavailable or ceases to supply such rate, Bloomberg Screen US0001M Index, or any successor to or substitute for either such service, providing rate quotations comparable to those currently provided on such page of either such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the aggregate investment associated with the Purchased Interest to be funded at a discount rate (for the related Discount) based upon the Euro-Rate during such Fixed Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

rate appearing on the Reuters Screen LIBOR01

Page1, Bloomberg Screen US0001M Index,

or appropriate successor

Euro-Rate =

1.00-Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration Amount” means, on any day, the sum of the Excess Concentration Individual Amounts for each of the Obligors.

“Excess Concentration Individual Amount” means, on any day, for any Obligor, the amount (if any) by which the Outstanding Balance of Eligible Receivables of such Obligor then in the Receivables Pool exceeds an amount equal to (a) the applicable Concentration Limit for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means Taxes imposed on or measured by the overall net income of any Affected Person and franchise taxes imposed on any Affected Person by the jurisdiction (or any political subdivision thereof) under the laws of which such Affected Person is organized or in which its principal office is located.

“Exiting Notice” has the meaning set forth in Section 1.4(b)(ii).

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii).

“Expected Dilution Reserve” means, as of any date, the product of (i) the Average Dilution Ratio multiplied by (ii) the Dilution Horizon Factor, each as of such date.

“Facility Termination Date” means the earliest to occur of: (a) the latest Scheduled Commitment Termination Date with respect to any Related Committed Purchaser, subject to any extension pursuant to Section 1.24 of the Agreement, (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(d) of the Agreement and (d) the date that the Commitments of all of the Related Committed Purchasers terminate pursuant to Section 1.24.

“FAS 166/167” has the meaning set forth in Section 1.7 of the Agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter Fees” has the meaning set forth in Section 1.5 of the Agreement.

“Final Discharge Date” shall mean the latest of (i) the Facility Termination Date, (ii) the Purchase and Sale Termination Date, (iii) the date on which no Capital of or Discount in respect of the Purchaser’s Interest shall be outstanding, (iv) the date the LC Participation Amount is Cash Collateralized in full, and (v) the date all other amounts owed by the Seller under the Agreement to any Purchaser, the Administrative Agent, the Servicer and any other Indemnified Party or Affected Person shall be paid in full.

“Fitch” means Fitch, Inc.

“Funding Documents” means (i) this Agreement and each other Transaction Document, (ii) the Liquidity Agreement and (iii) any Program Support Agreement or other agreement or instrument executed by any funding source with or for the benefit of any Conduit Purchaser.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group A Obligor” means any Obligor with (a) a short-term rating of at least “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of at least “A+” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Al” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor” means any Obligor (other than a Group A Obligor) with (a) a short-term rating of at least “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of at least “BBB+” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor” means any Obligor (other than a Group A Obligor or a Group B Obligor) with (a) a short-term rating of at least “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of at least “BBB-” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) a short-term rating of at least “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baa3” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Incipient Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Increased Costs Certificate” has the meaning set forth in Section 1.7(a) of the Agreement.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Taxes” has the meaning set forth in Section 1.10 of the Agreement.

“Independent Director” means a natural person who (a) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) a direct, indirect or beneficial equityholder, officer, director (other than an independent director), employee, affiliate, member (other than a special member or similar capacity), manager (other than an independent manager), partner or associate of the Seller, Armstrong, any Originator, the Servicer or any of their respective Affiliates (collectively, the “Armstrong Group”), (ii) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with any member of the Armstrong Group, (iii) a trustee, conservator or receiver for any member of the Armstrong Group, (iv) a person or other entity controlling, controlled by or under common control with any person described in clauses (i) through (iii); or (v) any member of the immediate family of a person described in clauses (i) through (iv), and (b) (i) has, (A) prior experience as an independent director or independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all “independent directors” or “independent managers” thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (ii) is (A) an employee of a Recognized Service Provider or (B) reasonably acceptable to the Administrative Agent and each Purchaser (such acceptability of any Independent Director appointed after the Closing Date must be evidenced in writing signed by the Administrative Agent and each Purchaser).

“Industrial Revenue Bonds” means the Jackson County Bonds and any other bonds supported by any Letter of Credit issued hereunder approved by the Administrative Agent.

“Initial Letter of Credit” means the Letter of Credit to be issued by the LC Bank on or about December 16, 2010 in connection with the issuance of the Jackson County Bonds.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, or any composition or marshalling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of December 21, 2011, among Armstrong, as Originator and initial Servicer, the Seller, as SPV, Scotiabank, as Agent, and Worthington Armstrong Venture, as Receivables Interestholder, as amended, supplemented or otherwise modified from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Issuance” means, with respect to any Letter of Credit, the initial issuance thereof as described in Section 1.13, together with any reinstatement or automatic extension in accordance with its terms as described in Section 1.14.

“Jackson County Bond Indenture” means the Trust Indenture, dated as of December 16, 2010, as it may be amended, supplemented or modified, between The County Commission of Jackson County, West Virginia, as Issuer, and U.S. Bank National Association, as Trustee.

“Jackson County Bonds” means the Industrial Development Revenue Bonds, Series 2010 (Recovery Zone Facility Bonds) (Armstrong World Industries, Inc. Project) to be issued by The County Commission of Jackson County pursuant to the Jackson County Bond Indenture.

“L/C Fee” has the meaning set forth in Section 3.1 of the Sale Agreement.

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrative Agent (for the benefit of the LC Bank and the Related Committed Purchasers), or such other account as may be so designated as such by the Administrative Agent. For the avoidance of doubt, the Seller shall be entitled to deposit funds into the LC Collateral Account for the benefit of the Administrative Agent (for the benefit of the LC Bank and the Related Committed Purchasers) at any time out of its available funds (but not out of Collections other than pursuant to Section 1.4).

“LC Collateral Amount” means the amount on deposit in the LC Collateral Account held for the benefit of the LC Bank and the Related Committed Purchasers.

“LC Fee” has the meaning set forth in the Fee Letter.

“LC Issuer Documents” means, with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the LC Bank and the Seller (or any Affiliate) or in favor the applicable LC Bank and relating to any such Letter of Credit.

“LC Participation Adjusted Amount” shall mean, at any time, the LC Participation Amount minus the LC Collateral Amount.

“LC Participation Amount” shall mean, at any time, the sum of the undrawn amounts of all outstanding Letters of Credit.

“LC Wind-Down Event” shall mean the occurrence of (i) any Termination Event or (ii) the Facility Termination Date.

“Letter of Credit” shall mean any stand-by letter of credit issued by the LC Bank for the account of the Seller pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.13(a) of the Agreement.

“Liquidity Agent” means Scotiabank in its capacity as agent for the Liquidity Banks under the Liquidity Agreement.

“Liquidity Agreement” means the Liquidity Asset Purchase Agreement entered into in connection with this Agreement pursuant to which the Liquidity Providers agree to make purchases or advances to, or purchase assets from, the Conduit Purchaser in order to provide liquidity for the Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to the Conduit Purchaser pursuant to the terms of the Liquidity Agreement.

“Lock-Box Account” means each account listed on Schedule II hereto (as such Schedule II may be amended from time to time with the consent of the Administrative Agent) and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, as may be amended from time to time, among the Seller, the Servicer, the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, in each case reasonably acceptable to the Administrative Agent.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Factor” means, on any date in any calendar month, the ratio determined by dividing (a) the aggregate gross sales of the Originators during the four calendar months immediately preceding the calendar month in which such date occurs by (b) aggregate Outstanding Balance of all Eligible Receivables (other than Delinquent Receivables) in the Receivables Pool as of the last day of the month immediately preceding the calendar month in which such date occurs.

“Loss Ratio” means, on any date, the highest Three Month Aged Receivables Ratio during the twelve most recent calendar months.

“Loss Reserve Floor Percentage” means 20%.

“Loss Reserve Percentage” means, on any date, the product of (x) the Loss Ratio multiplied by (y) the Loss Horizon Factor multiplied by (z) the Stress Factor.

“Majority Purchasers” means, at any time except as set forth in the proviso to this definition, Related Committed Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers.

“Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

(a) the assets, operations, business or financial condition of such Person,

(b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of any Purchaser’s or the Seller’s interest in the Pool Assets.

“Maximum Bond Rate” means the weighted average of the maximum rate of interest payable on the Industrial Revenue Bonds, which as of the Closing Date is equal to 12.00% per annum.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” shall mean, at any time of determination (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool at such time, minus (b) the sum of (i) the Excess Concentration Amount at such time and (ii) the Accrual Reserve Amount at such time.

“Notes” means short-term promissory notes issued, or to be issued, by the Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Order” has the meaning set forth in Section 1.23 of the Agreement.

“Originator” has the meaning set forth in the Sale Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Outstanding Balance” of any Receivable at any time means the then-outstanding principal balance thereof.

“Outstanding Bond Balance” means, on any date on which Industrial Revenue Bonds are outstanding, the outstanding principal balance of the Industrial Revenue Bonds.

“Participant” has the meaning set forth in Section 6.3(b) of the Agreement.

“Participation Advance” has the meaning set forth in Section 1.15(c) of the Agreement.

“Paydown Notice” has the meaning set forth in Section 1.4(f)(i) of the Agreement.

“Performance Guarantee” means the Performance Guarantee dated as of December 21, 2011 made by the Performance Guarantor for the benefit of the Administrative Agent (for the Purchasers), as such agreement may be amended, supplemented or otherwise modified from time to time.

“Performance Guarantor” means Armstrong, as performance guarantor under the Performance Guarantee.

“Permitted Investments” shall mean any of the following types of investments:

(a) marketable obligations of the United States of America, the full and timely payment of which are backed by the full faith and credit of the United States of America,

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States of America,

(c) bankers’ acceptances, certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 90 days from the date of acquisition) and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term securities of which have a highest short-term credit available rating from each of Moody’s, and S&P;

(d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clauses (c) above;

(e) commercial paper which has a rating which is at least as high as the rating of the Notes;

(f) freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (a) through (e), without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, certificates of deposit, repurchase agreements or commercial paper set forth in such clauses, which money market funds are rated at least AA by S&P and Aa1 by Moody’s; and

(g) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies and subject to supervision and examination by government banking or depository institution authorities; provided, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be rated by each of Moody’s and S&P at least as highly as the Notes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the Issuance of one or more letters of credit for the account of the Conduit Purchaser, (b) the issuance of one or more surety bonds for which the Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by the Conduit Purchaser to any Program Support Provider of the Purchaser’s Interest (or portions thereof) maintained by the Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to the Conduit Purchaser in each case in connection with the Conduit Purchaser’s securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to the Conduit Purchaser, any Liquidity Provider and any other Person (other than any customer of the Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” is defined in Section 1.1(a).

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Date” means the date of which a Purchase (including, for the avoidance of doubt, a reinvestment or the Issuance of a Letter of Credit) is made pursuant to the Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means, at any time, the aggregate of the Commitments of all Related Committed Purchasers at such time (which shall initially be $100,000,000), as such amount may be reduced from time to time pursuant to the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, (a) the Purchase Limit minus (b) the sum of the Aggregate Capital and the LC Participation Amount, in each case at such time.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of the Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchaser” means the Conduit Purchaser, each Related Committed Purchaser and/or the LC Bank, as applicable.

“Purchaser’s Interest” means, at any time, the undivided percentage ownership interest of the Purchasers in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + LC Participation Amount + Direct-Pay LC Reserve + Total Reserves
Net Receivables Pool Balance + LC Collateral Amount

The Purchaser’s Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchaser’s Interest at such time.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of the Agreement.

“Rating Agencies” means, as the context may require, Fitch, Moody’s, Standard & Poor’s and/or each other rating agency then rating the Notes of the applicable Conduit Purchaser.

“Rating Agency Condition” means, with respect to any material event or occurrence, receipt by the Administrative Agent (or the applicable Purchaser) of written confirmation from each of the Rating Agencies that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Conduit Purchaser to be downgraded or withdrawn.

“Receivable” means any indebtedness and other payment obligations owed to any Originator or the Seller or any right of the Seller or any Originator to payment from or on behalf of an Obligor that is not an Armstrong Person, or any right to reimbursement for funds paid or advanced by the Seller or any Originator on behalf of an Obligor that is not an Armstrong Person, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, arising from the sale by the Originators of their respective goods and services, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then-outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date, other than any Receivable that has been repurchased by any Originator under the terms thereof.

“Recognized Service Provider” means each of Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group LLC, CT Corporation, Corporation Service Company, and such other Person that provides independent director services as the Administrator may approve in writing from time to time in its sole discretion, and their successors.

“Reimbursement Obligation” has the meaning set forth in Section 1.15(b) of the Agreement.

“Reimbursement Purchase” means any Purchase deemed made or requested to be made pursuant to Section 1.1(c) of the Agreement.

“Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for the Conduit Purchaser as set forth on the signature pages of the Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and the applicable Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d) all of the Seller’s and the applicable Originator’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, and

(e) all of the Seller’s rights, interests and claims with respect to such Receivable under the Sale Agreement and the other Transaction Documents.

“Restricted Payments” has the meaning set forth in Section 1(n) of Exhibit IV to the Agreement.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of December 10, 2010, as amended on December 21, 2011, among the Seller and the Originators, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Scheduled Commitment Termination Date” means, with respect to each Purchaser, December 21, 2014, subject to any extension (in the sole discretion of each such Purchaser) pursuant to Section 1.24 of the Agreement.

“Scotiabank” means The Bank of Nova Scotia, a Canadian banking corporation.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Report” means, each report in substantially the form of Annex A to the Agreement (including the information and calculations set forth in both Annex A-1 and A-2) delivered by the Servicer to the Administrative Agent and each Purchaser pursuant to the Agreement and the other Transaction Documents.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Servicing Fee Rate” means 1.00% per annum.

“Servicing Fee Reserve” means, on any date, an amount equal to the sum of (a) the then-unpaid Servicing Fee that will be due as of the immediately following Settlement Date, plus (b) the product of (x) the Outstanding Balance of all Pool Receivables at the close of business of the Servicer on such date multiplied by (y) the Servicing Fee Reserve Percentage on such date.

“Servicing Fee Reserve Percentage” means, at any time, the following amount:

SFR x SF x DSO

360

where:

SFR	=	the Servicing Fee Rate,

SF	=	the Stress Factor, and

DSO	=	the Days’ Sales Outstanding, and

“Settlement Date” means the 15th day of each calendar month (or, in either case, if such day is not a Business Day, the next occurring Business Day); provided, however, that during the continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) from time to time (it being understood that the Administrative Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date that would be the Settlement Date pursuant to this definition.

“Settlement Period” means, with respect to any Settlement Date, the calendar month immediately preceding the month in which such Settlement Date falls.

“Special Concentration Limit” means with respect to any applicable Obligor, the concentration limit set forth for such Obligor on Schedule V to the Agreement or otherwise agreed by the Seller and the Administrative Agent (with the consent of the Majority Purchasers).

“Special Obligor” means an Obligor set forth on Schedule V to the Agreement.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Stress Factor” means 2.5.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of the Agreement.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Taxes” means, with respect to any Person, any and all present or future taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Three Month Aged Receivables Ratio” means, as of any date of determination, the three month rolling average of the Aged Receivables Ratios for the three calendar months immediately preceding the calendar month in which such date occurs.

“Three Month Default Ratio” means, as of any date of determination, the three month rolling average of the Default Ratios for the three calendar months immediately preceding the calendar month in which such date occurs.

“Three Month Delinquency Ratio” means, as of any date of determination, the three month rolling average of the Delinquency Ratios for the three calendar months immediately preceding the calendar month in which such date occurs.

“Three Month Dilution Ratio” means, as of any date of determination, the three month rolling average of the Dilution Ratios for the three calendar months immediately preceding the calendar month in which such date occurs.

“Total Reserves” means, at any time the sum of: (a) the Combined Reserve, plus (b) the Yield Reserve, plus (c) the Servicing Fee Reserve.

“TPG” means TPG Capital, L.P. and its Affiliates or any group led by TPG Capital, L.P., but shall not include any portfolio company of TPG Capital, L.P.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Intercreditor Agreement, the Collection Account Agreements, the Performance Guarantee, the Fee Letter, the Sale Agreement, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the meaning set forth in Section 6.3(c).

“Transferor” means each Affiliate of Armstrong listed on Schedule II to the Sale Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States” means the United States of America.

“Specified Bankruptcy Opinion Provisions” means Part B of the “Assumptions of Fact” contained in the non-consolidation opinion of Weil, Gotshal & Manges LLP given pursuant to Section 4.1(g) of the Sale Agreement and Section 1(g) of Exhibit II to the Agreement.

“Yield Period” means, with respect to Portion of Capital, (i) initially the period commencing on (and including) the date of the initial Purchase or funding of such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select, with the consent of the Administrative Agent, and (ii) thereafter, each period commencing on the last day of the immediately preceding Yield Period for such Portion of Capital and ending such number of days later (including a period of one day) as the Seller shall select, with the consent of the Administrative Agent; provided, that

(i) any Yield Period (other than of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Yield Period is computed by reference to the Euro-Rate, and such Yield Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Yield Period shall end on the next preceding Business Day;

(ii) in the case of any Yield Period of one day, (A) if such Yield Period is the initial Yield Period for a Purchase hereunder (other than a reinvestment), such Yield Period shall be the day of such Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and, if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) if such Yield Period occurs on a day immediately preceding a day which is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day;

(iii) in the case of any Yield Period for any Portion of Capital which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Yield Period shall end on such Facility Termination Date and the duration of each Yield Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Seller with the consent of the Administrative Agent; and

(iv) in no case shall any Yield Period exceed 31 days.

“Yield Protection Fee” means, for any Yield Period, with respect to any Portion of Capital, to the extent that (i) any payments are made by the Seller to the related Purchaser in respect of such Capital hereunder prior to the applicable maturity date of any Notes or other instruments or obligations used or incurred by such Purchaser to fund or maintain such Portion of Capital or (ii) any failure by the Seller to borrow, continue or prepay any Portion of Capital on the date specified in any Purchase Notice delivered pursuant to Section 1.2 of the Agreement, the amount, if any, by which: (a) the additional Discount related to such Portion of Capital that would have accrued through the maturity date of such Notes or other instruments on the portion thereof for which payments were received from the Seller (or with respect to which the Seller failed to borrow such amounts), exceeds (b) the income, if any, received by such Purchaser from investing the proceeds so received in respect of such Portion of Capital, as determined by the applicable Purchaser, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Yield Reserve” means, on any date, an amount equal to the sum of (a) accrued and unpaid Discount on such date for the Purchaser’s Interest, plus (b) the product of (x) the Aggregate Capital on such date multiplied by (y) the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means, at any time, the following amount:

BR x SF x DSO

where:

BR	=	the Base Rate in effect at such time,

DSO	=	the Days’ Sales Outstanding, and

SF	=	Stress Factor.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the following conditions precedent that the Administrative Agent shall have received on or before the date of such Purchase, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) Counterparts of the Agreement and the other Transaction Documents duly executed by the parties thereto.

(b) Copies of: (i) the resolutions of the board of directors, board of managers or authorized committee thereof, as applicable, of each of the Seller, the Originators, the Performance Guarantor and the Servicer authorizing the execution, delivery and performance by the Seller, such Originator, the Performance Guarantor and the Servicer, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the organizational documents of the Seller, each Originator, the Performance Guarantor and the Servicer, in each case, certified by the Secretary or Assistant Secretary of the applicable party.

(c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators, the Performance Guarantor and the Servicer certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents to which it is a party. Until the Administrative Agent receives a subsequent incumbency certificate from the Seller, an Originator, the Performance Guarantor or the Servicer, as the case may be, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator, the Performance Guarantor or the Servicer, as the case may be.

(d) Proper financing statements in form ready to be filed on the date of such initial Purchase under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the interests of the Seller and the Administrative Agent (on behalf of each Purchaser) contemplated by the Agreement and the Sale Agreement.

(e) Acknowledgment copies, or time-stamped receipt copies, of proper amendments or releases to financing statements, mortgages or other applicable instruments, if any, necessary to release all security interests and other rights of any Person in the Pool Receivables and the Contracts and Related Security previously granted by the Originators or the Seller.

(f) Completed UCC search reports, dated on or shortly before the date of the initial Purchase hereunder, listing the financing statements filed in all applicable jurisdictions (including, if applicable, local jurisdictions), that name any Originator or the Seller as debtor, together with copies of such other mortgages or other instruments that are effective as financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrative Agent reasonably request, showing no Adverse Claims on any Pool Assets (other than any security interests that are released as of the Closing Date).

(g) Favorable opinions, addressed to the Administrative Agent, each Purchaser and, if applicable, each Rating Agency, in form and substance reasonably satisfactory to the Administrative Agent, of Weil, Gotshal & Manges LLP, counsel for the Seller, the Originators, the Performance Guarantor, and the Servicer, and covering such matters as the Administrative Agent shall request, including, without limitation, general corporate and enforceability matters, certain bankruptcy matters and certain UCC perfection and priority matters.

(h) Satisfactory results of a review and audit (performed by representatives of the Administrative Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial Purchase under the Agreement.

(i) A pro forma Servicer Report representing the performance of the Receivables Pool for the last full calendar month that ends prior to closing.

(j) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses incurred in connection with the consummation of the transactions contemplated by the Agreement and the other Transactions Documents, to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and the Fee Letter.

(k) Good standing certificates (or applicable certificate or statement of like effect in any applicable jurisdiction howsoever named) with respect to each of the Seller, the Originators, the Servicer and the Performance Guarantor, issued by the Secretary of State (or similar official) of the state of each such Person’s organization and principal place of business.

(l) To the extent required by the Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

(m) A computer file containing all information with respect to the Pool Receivables as the Administrative Agent may reasonably request.

(n) Evidence reasonably satisfactory to the Administrative Agent that any release, amendment or other related transaction documents in connection with the Credit Agreement and deemed necessary or desirable by the Administrative Agent have become effective and the initial transactions contemplated thereby have been consummated, such documents to be in form and substance reasonably acceptable to the Administrative Agent.

(o) Such other approvals, opinions or documents as the Administrative Agent may reasonably request.

2. Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase, any reinvestment, any Reimbursement Purchase and the Issuance of any Letter of Credit, but not, for the avoidance of doubt, any Participation Advance or any draw on a Letter of Credit for which the Seller satisfies its Reimbursement Obligation pursuant to Section 1.15(a) and no Reimbursement Purchase is deemed requested) shall be subject to the further conditions precedent that:

(a) in the case of a Purchase (other than a reinvestment or, in the case of the Issuance of any Letter of Credit, any extension or automatic reinstatement of such Letter of Credit), the Servicer shall have delivered to the Administrative Agent on or before such a Purchase or Issuance, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, the most recent Servicer Report to reflect the level of the Capital with respect to each Purchaser, the LC Participation Amount and related reserves and the calculation of the Purchaser’s Interest after such subsequent purchase or Issuance, as the case may be, and a completed Purchase Notice in the form of Annex B;

(b) the applicable Purchaser shall have received all approvals, opinions and documents required to be delivered hereunder or otherwise as reasonably requested by such Purchaser;

(c) all legal matters related to the Facility shall have been found satisfactory to the Administrative Agent and its counsel; and

(d) on the date of such Purchase, the following statements shall be true (and acceptance of the proceeds of such a Purchase shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) no event has occurred and is continuing, or would result from such Purchase that constitutes a Termination Event or an Incipient Termination Event;

(ii) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Purchase as though made on and as of such date, and shall be deemed to have been made on such date, except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

(iii) the Seller, each Originator, the Performance Guarantor and the Servicer shall be in compliance in all material respects with the applicable covenants set forth in Exhibit IV to the Agreement;

(iv) (a) the sum of the Aggregate Capital plus the LC Participation Amount, after giving effect to any such Purchase, shall not be greater than the Purchase Limit, and (b) the Purchaser’s Interest, taking into account any amounts set aside pursuant to the first proviso to Section 1.4(b)(ii), shall not exceed 100%;

(v) in the case of the Issuance of any Letter of Credit at the request of any Originator, (a) the aggregate amount of Letters of Credit to be issued on such day at the request of such Originator shall not exceed the Availability Amount with respect to such Originator, and (b) the aggregate amount outstanding of all Letters of Credit issued at the request of such Originator, after giving effect to such Issuance, shall not exceed the outstanding amount of such Originator’s L/C Note; and

(vi) the Facility Termination Date has not occurred.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants to the Administrative Agent and each Purchaser as of the date of execution of this Agreement that:

(a) Corporate Existence and Power. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, is in good standing as a foreign corporation and has all limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate and Governmental Authorization, Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s limited liability company powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, other than those actions that have been satisfied and those filings that have been made, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien or other Adverse Claim on assets of the Seller which contraventions or defaults would have a Material Adverse Effect with respect to the Seller.

(c) Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information. All information heretofore furnished by the Seller to the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby (if prepared by the Seller, or to the extent supplied by the Seller) is true and accurate in every material respect on the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by the Seller).

(e) Actions, Suits. Except as set forth in Schedule IV, there are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or its property, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect upon the ability of the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

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(f) Accuracy of Exhibits; Account Arrangements. The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrative Agent), and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this Agreement or the other Transaction Documents (as updated by the Seller from time to time) is true and complete in all material respects. The Seller has delivered a copy of all Lock-Box Agreements and Collection Account Agreements to the Administrative Agent. The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) or any Collection Account to any Person other than the Administrative Agent.

(g) No Material Adverse Effect. Since the date of formation of the Seller as set forth in its certificate of formation, there has been no Material Adverse Effect with respect to the Seller.

(h) Names and Location. Except as set forth on Schedule III, the Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in the state of Delaware. The office where the Seller keeps its records concerning the Receivables is at the address set forth below its signature to the Agreement.

(i) Margin Stock. The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j) Eligible Receivables. Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable, except to the extent that the exclusion of all non-Eligible Pool Receivables from such calculation would not cause the Purchaser’s Interest to exceed 100%.

(k) [Reserved].

(l) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Pool Receivable originated by such Originator.

(m) Investment Company Act. The Seller is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(n) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller or pursuant to the Transaction Documents and any related accounts of any amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

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(o) Taxes. The Seller has filed or caused to be filed all federal, state and other material tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it, and has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, in each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Seller that would, if made, have a Material Adverse Effect.

2. Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrative Agent and each Purchaser as of the date of execution of this Agreement that:

(a) Corporate Existence and Power. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate and Governmental Authorization, Contravention. The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s corporate powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Servicer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer which contraventions or defaults would have a Material Adverse Effect with respect to the Servicer or any of its Subsidiaries.

(c) Binding Effect of Agreement. This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information. All information heretofore furnished by the Servicer to the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby (if prepared by the Servicer, or to the extent supplied by the Servicer) is true and accurate in every material respect on the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by the Servicer).

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(e) Actions, Suits. Except as set forth in Schedule IV, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of the Servicer (or such Affiliate) to perform its respective obligations under this Agreement or any other Transaction Document to which it is a party.

(f) No Material Adverse Effect. Since December 31, 2009, there has been no Material Adverse Effect with respect to the Servicer.

(g) [Reserved].

(h) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Pool Receivable originated by such Originator.

(i) Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(j) Financial Information. The financial statements of the Servicer and its consolidated Subsidiaries as at December 31, 2009, the balance sheets the nine months ended September 30, 2010, and the related statements of income and retained earnings for the fiscal periods then ended, fairly present in all material respects the financial condition of the Performance Guarantor and its consolidated Subsidiaries as at such dates and the results of the operations of the Performance Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, subject in the case of such quarterly statements to the absence of footnotes.

(k) Taxes. The Servicer has filed or caused to be filed all federal, state and other material tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, in each case except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Seller that would, if made, have a Material Adverse Effect.

3. Representations, Warranties and Agreements Relating to the Security Interest. The Seller hereby makes the following representations, warranties and agreements with respect to the Pool Receivables and the Related Security related thereto:

(a) The Receivables.

(i) Creation. This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Pool Receivables in favor of the Administrative Agent (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller.

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(ii) Nature of Receivables. The Pool Receivables constitute either “accounts,” “payment intangibles,” “instruments,” “chattel paper” or “general intangibles” within the meaning of the applicable UCC.

(iii) Ownership of Receivables. The Seller owns and has good and marketable title to the Pool Receivables and Related Security free and clear of any Adverse Claim.

(iv) Perfection and Related Security. The Seller and will cause (and will cause each Originator to cause), concurrently with the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Pool Receivables and Related Security related thereto from such Originator to the Seller pursuant to the Sale Agreement, and the sale and security interest therein from the Seller to the Administrative Agent under this Agreement, to the extent that such collateral constitutes “accounts,” “general intangibles” or “tangible chattel paper” within the meaning of the applicable UCC.

(v) Tangible Chattel Paper. With respect to any Pool Receivables that constitute “tangible chattel paper”, if any, the Seller (or the Servicer on its behalf) has in its possession the original copies of such tangible chattel paper that constitute or evidence such Pool Receivables, and the Seller has caused (and will cause the applicable Originator to cause), within ten days after the Closing Date, the filing of financing statements described in clause (iv), above, each of which will contain a statement that: “A purchase of, or security interest in, any collateral described in this financing statement will violate the rights of the Administrative Agent” or similar words to that effect. The Pool Receivables to the extent they are evidenced by “tangible chattel paper” do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Seller or the Administrative Agent.

(b) The Accounts.

(i) Nature of Accounts. Each Lock-Box Account and Collection Account constitutes a “deposit account” within the meaning of the applicable UCC. The LC Collateral Account constitutes a “deposit account” or a “securities account” within the meaning of the applicable UCC.

(ii) Ownership. The Servicer, as agent for the Seller (if prior to the date the Servicer transfers title to the applicable Lock-Box Account and/or Collection Account to the Seller, which date shall in any event be no later than the one year anniversary of the Closing Date), or the Seller (at all times on and after the date that the Servicer has transferred title to the applicable Lock-Box Account and/or Collection Account to the Seller, which date shall in any event be no later than the one year anniversary of the Closing Date) owns and has good and marketable title to the Lock-Box Accounts and Collection Account free and clear of any Adverse Claim, and subject to the control of the Administrative Agent.

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(iii) Perfection. The Seller has delivered to the Administrative Agent a fully executed Lock-Box Agreement and, if applicable, an Intercreditor Agreement relating to each Lock-Box Account, and a Collection Account Agreement relating to each Collection Account, pursuant to which each applicable Lock-Box Bank, respectively, and each applicable Collection Account Bank, respectively, has agreed, following the delivery of a notice of control by the Administrative Agent, to comply with all instructions of the Administrative Agent (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account or such Collection Account, as the case may be, without further consent by the Seller or the Servicer.

(c) Priority.

(i) Other than the transfer of the Receivables to the Seller and the Administrative Agent under the Sale Agreement and this Agreement, respectively, and/or the security interest granted to the Seller and the Administrative Agent pursuant to the Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred, or purported to be transferred,under the Transaction Documents, the Lock-Box Accounts, the Collection Accounts or any subaccount of any such accounts, except for any such pledge, grant or other conveyance which has been released, transferred or terminated. Neither the Seller nor any Originator has authorized the filing of, or is aware of any financing statements against either the Seller or such Originator that include a description of Pool Receivables transferred, or purported to be transferred under the Transaction Documents, the Lock-Box Accounts, the Collection Accounts or any subaccount any such accounts, other than any financing statement (i) relating to the sale thereof by such Originator to the Seller under the Sale Agreement, (ii) relating to the security interest granted to the Administrative Agent under this Agreement, or (iii) that has been released, transferred or terminated.

(ii) The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller, the Servicer or any Originator.

(iii) Neither the Lock-Box Accounts nor the Collection Accounts are in the name of any person other than the Seller, the Servicer (if prior to the one year anniversary of the Closing Date) or the Administrative Agent. Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrative Agent and, prior to the delivery of a notice of control by the Administrative Agent to such bank, the Servicer.

(d) Survival of Supplemental Representations. Notwithstanding any other provision of the Agreement or any other Transaction Document, the representations contained in this Section 3 shall be continuing, and remain in full force and effect until such time as the Purchaser’s Interest and all other obligations under the Agreement have been finally and fully paid and performed.

(e) [Reserved].

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(f) Servicer to Maintain Perfection and Priority. In order to evidence the interests of Administrative Agent under the Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary or advisable (including, without limitation, such actions as are reasonably requested by the Administrative Agent (for the benefit of the Purchasers)) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent (for the benefit of the Purchasers) for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent (for the benefit of the Purchasers).

(g) Collections. If made in accordance with the terms of this Agreement, each remittance of Collections by the Seller to the Purchasers hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

4. Reaffirmation of Representations and Warranties.

(a) On the date of each Purchase hereunder (including any reinvestment, Reimbursement Purchase or Issuance of a Letter of Credit but excluding, for the avoidance of doubt, any Participation Advance or any draw on a Letter of Credit for which the Seller satisfies its Reimbursement Obligation pursuant to Section 1.15(a) and no Reimbursement Purchase is deemed requested), and on the date each Servicer Report is delivered to the Administrative Agent or any Purchaser hereunder, the Seller and the Servicer, by accepting the proceeds of such Purchase (or the benefit of such Issuance, as applicable) and/or the provision of such report, shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are correct on and as of such day as though made on and as of such day, except for representations and warranties which apply to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) no event has occurred or is continuing, or would result from any such Purchase, which constitutes a Termination Event or an Incipient Termination Event.

(b) On any date on which the Seller or Servicer furnishes any information to the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, it will be deemed to have certified that such information is true and correct in every material respect on the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by the Seller or the Servicer, as applicable).

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EXHIBIT IV

COVENANTS

1. Covenants of the Seller. At all times from the date hereof until Final Discharge Date the Seller hereby covenants and agrees that:

(a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser:

(i) Annual Reporting. Promptly upon completion and in no event later than 65 days after the close of each fiscal year of the Seller, annual financial statements of the Seller, acceptable to the Administrative Agent, prepared in accordance with GAAP, including balance sheets as of the end of such period, consolidated statements of income, related profit and loss and reconciliation of surplus statements, and a statement of changes in financial position, prepared by the Seller.

(ii) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(b) Notices. The Seller will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three Business Days after) a senior financial or other similar officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Incipient Termination Events. A statement of the chief executive officer, chief financial officer, treasurer or controller of the Seller (or the Servicer or Armstrong) setting forth details of any Termination Event or Incipient Termination Event and the action which the Seller proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty with respect to the Pool Receivables to be true when made or at any time thereafter.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding, or any material litigation or proceeding relating to any Transaction Document.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or any Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) ERISA and Other Claims. Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any ERISA Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its ERISA Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate.

(vi) Material Adverse Change. Any material adverse change in the business, operations, property or financial or other condition of the Seller.

(vii) Downgrade. Promptly after the occurrence thereof, notice of any downgrade of the Performance Guarantor.

(c) Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly formed, validly existing and in good standing as a company in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d) Compliance with Laws. The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except where such instances of noncompliance or non-maintenance would not have a Material Adverse Effect on the Seller.

(e) Furnishing of Information and Inspection of Pool Receivables. The Seller will furnish to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables as the Administrative Agent or such Purchaser may reasonably request. The Seller will:

(i) at the Seller’s expense, at any time and from time to time during regular business hours with prior written notice permit the Administrative Agent or any Purchaser, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters; provided, that the Seller shall only be required to pay the expenses of one such examination and visit pursuant to this clause (i) (which, so long as Armstrong or an Affiliate of Armstrong is the Servicer, shall be combined with the visit pursuant to clause 2(e)(i) of this Exhibit IV) per calendar year so long as no Termination Event shall have occurred and be continuing; and

(ii) without limiting the provisions of clause (i) above, from time to time on the request of the Administrative Agent (given not more than once in each calendar year so long as no Termination Event shall have occurred and be continuing), at the Seller’s expense, upon reasonable prior written notice from the Administrative Agent and the Purchasers, permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent (which may include the current auditors of the Seller) to conduct a review of its books and records with respect to the Pool Receivables.

(f) Payments on Pool Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Collection Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Collection Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement and Intercreditor Agreement, and cause each Collection Account Bank to comply with the terms of each applicable or Collection Account Agreement. The Seller will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account or any Collection Account, other than as contemplated by the Intercreditor Agreement. If such funds are nevertheless deposited into any Lock-Box Account or any Collection Account in violation of the preceding sentence, the Seller will promptly identify such funds for segregation. Other than as set forth in the Intercreditor Agreement, the Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrative Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to the Agreement or a Collection Account or Collection Account Bank, if the Administrative Agent has given its prior written consent thereto and has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement and/or Collection Account Agreement in form and substance reasonably acceptable to the Administrative Agent from any such new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), with the prior written consent of the Administrative Agent.

(g) Sales, Liens, etc. Except as otherwise provided in the Transaction Documents, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof.

(h) Extension or Amendment of Pool Receivables. The Seller will cause the Servicer to service the Receivables in accordance with Section 4.2 and clause 2(g) of this Exhibit IV.

(i) Change in Business. The Seller will not (i) make any change in the character of its business, which change would impair the collectibility of any Pool Receivable or (ii) any material change in any Credit and Collection Policy, in the case of either (i) or (ii) above, without the prior written consent of the Administrative Agent and each Purchaser. The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent and each Purchaser.

VI-3

(j) Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be owned by any Person other than Armstrong or an Affiliate of Armstrong. The Seller shall provide the Administrative Agent and each Purchaser with at least 30 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could reasonably be expected to impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC (it being understood that in connection with any such change, the Seller shall, at its own expense, take any such action required or reasonably requested pursuant to paragraph (m), below).

(k) Records. The Seller will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

(l) Change in Payment Instructions to Obligors. The Seller shall not (and shall cause the Originators not to) add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrative Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(m) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action or reasonably necessary or desirable (including in connection with any change of the type described in paragraph (j), above) to establish and maintain (i) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchaser’s Interest, in the Pool Receivables and the Related Security and Collections with respect thereto, and (ii) a first priority perfected security interest in the Pool Assets to the extent not covered by subclause (m)(i) above, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Purchasers), including (x) taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of the Purchasers) as the Administrative Agent or any Purchaser may reasonably request and (y) delivering or causing to be delivered to the Administrative Agent and the Purchasers in connection therewith at such time one or more opinions, in form and substance reasonably acceptable to the Administrative Agent or such Purchaser, as to such UCC and other matters as the Administrative Agent or such Purchaser may request at such time.

(n) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its equity interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) incur, prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(i) Subject to the limitations set forth in clause (ii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Note in accordance with its terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends.

(ii) The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv) and 1.4(c) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s Tangible Net Worth would be less than 15% of the Purchase Limit at such time, or (B) any Restricted Payment (including any dividend but excluding any deemed payment on any Company Note or L/C Note resulting from the Issuance of or drawing on any Letter of Credit, as described in Article III of the Sale Agreement) if, after giving effect thereto, any Termination Event or Incipient Termination Event shall have occurred and be continuing.

(o) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations (but, in any event, not to exceed $10,000 at any time outstanding) to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Review and Audit. Without limiting any of the other provisions set forth in this Agreement, the Seller shall permit (and shall cause each Originator to permit) the Administrative Agent on not less than 10 Business Days written notice to the Seller, at any time within 90 days after the end of each of the calendar year, to conduct, during normal business hours, a review (satisfactory in form, scope and substance to the Administrative Agent) and audit (performed by representatives of the Administrative Agent pursuant to agreed upon procedures in form, scope and substance satisfactory to the Administrative Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including, without limitation, a review of the Servicer’s operating location(s) with respect to the Pool Receivables and the origination and servicing thereof. The Seller, each Originator or Servicer, as applicable, shall make such necessary changes to its reports and procedures as the Administrative Agent shall request in order to correct any problems or discrepancies which are shown by such audit.

2. Covenants of the Servicer and Performance Guarantor. At all times from the date hereof until the Final Discharge Date:

(a) Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish to the Administrative Agent and each Purchaser:

(i) Annual Reporting. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Performance Guarantor, a consolidated balance sheet of the Performance Guarantor and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(ii) Quarterly Reporting. As soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Performance Guarantor, a consolidated balance sheet of the Performance Guarantor and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Performance Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Performance Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Performance Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(iii) Servicer Report. As soon as available and in any event not later than one Business Day prior to each Settlement Date, a Servicer Report as of the most recently completed calendar month; provided, however, that if a Termination Event, Incipient Termination Event shall have occurred and be continuing, the Servicer shall, if so requested by the Administrative Agent, be required to deliver a Servicer Report to the Administrative Agent for the period so requested by the Administrative Agent (including as frequently as weekly or daily, provided, that such daily or weekly reporting shall only be required to include (x) the aggregate Outstanding Balance of the Pool Receivables at the beginning and end of each period covered, (y) aggregate sales during such period, and (z) aggregate Collections during such period).

(iv) Compliance Certificates. (a) Together with the annual report required above, a certificate of the Performance Guarantor’s independent certified public accountants reporting on such financial statements stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Termination Event of Incipient Termination Event, except as specifically indicated; (b) together with the annual report and each quarterly report required above, a compliance certificate in the form of Annex F hereto (each, a “Compliance Certificate”) signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Incipient Termination Event exists, or if any Termination Event or Incipient Termination Event exists, stating the nature and status thereof and (c) the certificate delivered, and at the times required, under Section 7.02(a) of the Credit Agreement.

(v) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(b) Notices. The Servicer will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three Business Days after) a financial or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Notice of Termination Events or Incipient Termination Events. A statement of the chief executive officer, chief financial officer, treasurer or controller of the Servicer setting forth details of any Termination Event or Incipient Termination Event and the action which the Servicer proposes to take with respect thereto.

(ii) Representations and Warranties. The failure of any representation or warranty to be true (when made or deemed made) in all material respects with respect to the Pool Receivables.

(iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding that may have a Material Adverse Effect with respect to the Servicer, any Originator or the Performance Guarantor, or any material litigation or proceeding relating to any Transaction Document.

(iv) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Lock Box Account (or related lock-box or post office box) or any Collection Account or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v) ERISA and Other Claims. Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S.

Department of Labor or that the Seller or any ERISA Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its ERISA Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate.

(vi) Material Adverse Change. Any material adverse change in the business, operations, property or financial or other condition of the Servicer, any Originator or the Performance Guarantor.

(vii) Reports to Securityholders. Promptly after the sending or filing thereof, copies of all reports that the Performance Guarantor sends to any of its security holders, and copies of all reports and registration statements that the Performance Guarantor or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available

(c) Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in each case to the extent that failure to conduct such business or maintain such authority could not reasonably be expected to have a Material Adverse Effect.

(d) Compliance with Laws. The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where such instances of noncompliance could not reasonably be expected to have a Material Adverse Effect.

(e) Furnishing of Information and Inspection of Receivables. The Servicer will furnish to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables as the Administrative Agent or such Purchaser may reasonably request. The Servicer will, so long as Armstrong or an Affiliate of Armstrong is the Servicer, at the expense of the Seller, or thereafter at the expense of the Servicer, at any time and from time to time during regular business hours with prior written notice (i) permit the Administrative Agent or any Purchaser, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters; provided, that the Seller or Servicer, as applicable, shall only be required to pay the expenses of one such examination and visit (which, in the case of the Seller, shall be combined with the visit pursuant to clause 1(e)(i) of this Exhibit IV) per calendar year so long as no Termination Event shall have occurred and be continuing.

(f) Payments on Receivables, Accounts. The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account or a Collection Account. If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrative Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account or a Collection Account. The Servicer will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement and Intercreditor Agreement, and cause each Collection Account Bank to comply with the terms of each applicable or Collection Account Agreement. The Servicer will not permit the funds other than Collections on Receivables and other Pool Assets to be deposited into any Lock-Box Account or any Collection Account, other than as explicitly set forth in the Intercreditor Agreement. If such funds are nevertheless deposited into any Lock-Box Account or any Collection Account in violation of the preceding sentence, the Servicer will promptly identify such funds for segregation. Other than as set forth in the Intercreditor Agreement, the Servicer will not commingle Collections or other funds held in any Lock-Box Account or Collection Account to which the Administrative Agent or any Purchaser is entitled with any other funds. The Servicer shall only add, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to the Agreement or a Collection Account or Collection Account Bank, if the Administrative Agent has given its prior written consent thereto and has received notice of such addition, and an executed and acknowledged copy of a Lock-Box Agreement in form and substance reasonably acceptable to the Administrative Agent from any such new Lock-Box Bank. The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), with the prior written consent of the Administrative Agent.

(g) Extension or Amendment of Receivables. Other than as set forth below, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto if the effect of such amendment, modification or waiver could reasonably be expected to impair the collectibility or delay the payment of any then existing Pool Receivable, without the prior written consent of the Administrative Agent and the Majority Purchasers. The Servicer shall at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

Notwithstanding the foregoing, (i) the Servicer (and the applicable Originator) may, in accordance with the applicable Credit and Collection Policy:

(i) extend, amend, cancel or rescind any Pool Receivable (and the Contract related thereto), the Outstanding Balance of which is reduced in connection with a valid dispute or otherwise as a result of any non-cash reduction to the Outstanding Balance thereof that is made in accordance with the Servicer’s (and the applicable Originator’s) practices and the Credit and Collection Policy,

(ii) extend the maturity (but not for more than ten days), adjust the Outstanding Balance, or otherwise modify the terms of any Defaulted Receivable or amend, modify or waive any payment term or condition of any invoice or Contract related thereto, or

(iii) extend the maturity of any other Pool Receivable (but not beyond 30 days),

all as it may determine to be appropriate to maximize collections thereof, provided, that if a Termination Event has occurred and is continuing and Armstrong or an Affiliate thereof is serving as the Servicer, the Servicer may make such extension or adjustment only upon the prior written approval of the Administrative Agent (with the consent of the Majority Purchasers).

(h) Change in Business. The Servicer will not (i) make any change in the character of its business, which change would impair the collectibility of any Pool Receivable or (ii) make any material change in any Credit and Collection Policy, in the case of either (i) or (ii) above, without the prior written consent of the Administrative Agent and each Purchaser. The Servicer shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrative Agent and each Purchaser.

(i) Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables.

(j) Change in Payment Instructions to Obligors. The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrative Agent shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(k) Ownership Interest, Etc. The Servicer shall, at its expense, take all action necessary or desirable (including in connection with any action taken by the Seller or any Originator of the type described in paragraph (j) of Section 1 of this Exhibit IV, above) (i) to establish and maintain (x) a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchaser’s Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and (y) a first priority perfected security interest in the Pool Assets to the extent not covered by subclause (x) above, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of the Purchasers) as the Administrative Agent or any Purchaser may reasonably request, (ii) to ensure, provide for or facilitate the rights or ability of the Administrative Agent (on behalf of the Purchasers) to enforce, collect or otherwise bring any action to enforce or collect any Pool Receivable or the related Contracts as against any Obligor, in all applicable jurisdictions, including taking any such action as the Administrative Agent or any Purchaser may, from time to time, commercially reasonably request in connection with any such enforcement or other collection activities and (iii) to cause and direct the Seller to comply with its obligations set forth in paragraph (d) of Section 1 of this Exhibit IV (including in order to prevent the Seller from becoming subject to any fines, penalties or other costs as a result of any failure to so comply in any applicable jurisdiction).

3. Separate Existence. Each of the Seller and Armstrong hereby acknowledges that the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Armstrong, the Performance Guarantor and the Originators. Therefore, from and after the date hereof, each of Armstrong and the Seller agrees, severally and not jointly, to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not to be taken in order to ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct in all material respects with respect to Armstrong or the Seller, as applicable, and comply in all material respects with those procedures described in such provisions which are applicable to Armstrong or Seller, as applicable.

4. Independent Director.

(a) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(b) At least one member of the Seller’s Board of Directors shall be an Independent Director;

(c) The limited liability company agreement of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director; and

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Armstrong, any Originator, the Servicer or any of their respective Affiliates.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, Armstrong or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for three (3) Business Days after the applicable due date therefore or (ii) the Seller, any Originator, the Performance Guarantor or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and such failure shall, solely to the extent capable of cure, continue unremedied for fifteen (15) Business Days after the earlier of (x) the date on which the Seller or the Servicer knew or should have known of such failure and (y) the date on which written notice of such failure shall have been given to the Seller or the Servicer by the Administrative Agent or any Purchaser;

(b) (i) Armstrong (or any Affiliate thereof) shall fail to comply with its obligations hereunder relating to the transfer to any successor Servicer, when required hereunder, of any rights pursuant to this Agreement that Armstrong (or such Affiliate) then has as Servicer, or (ii) Armstrong shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent and the Majority Purchasers shall have been appointed;;

(c) any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, the Servicer or any Originator pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and the event or condition making such representation or warranty incorrect or untrue shall, solely to the extent capable of cure, continue unremedied for fifteen (15) days after the earlier of (x) the date on which the Seller or the Servicer knew or should have known of such event or condition and (y) the date on which written notice of such failure shall have been given to the Seller or the Servicer by the Administrative Agent or any Purchaser; provided, that no Termination Event shall occur pursuant to this paragraph (c) if such Termination Event is the result of a breach of a representation, warranty, statement or certificate with respect to any Receivable by an Originator, and such Originator and the Seller shall have satisfied their obligations with respect thereto under Section 3.3 of the Sale Agreement and Section 1.4(e) of this Agreement, respectively;

(d) the Servicer shall fail to deliver (or shall fail to cause to be delivered) any Servicer Report or any other report or notice required to be delivered by the Servicer or the Seller hereunder, including, without limitation, any notice required under Section 1(b) or 2(b) of Exhibit IV, in each case when due pursuant to the Agreement, and such failure shall remain unremedied for two (2) Business Days;

(e) the Agreement or any Purchase pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchaser’s Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest in favor of the Administrative Agent (for the benefit of the Purchasers) to the extent of the Purchaser’s Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrative Agent (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable ownership or first priority perfected security interest, free and clear of any Adverse Claim;

(f) (i) any Transaction Document, or any ownership or other interest granted or created thereunder that is not immaterial in amount, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller, the Servicer, the Performance Guarantor or any Originator; or (ii) the Seller, the Servicer, the Performance Guarantor, any Originator or any other Armstrong Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(g) (i) the Seller, the Performance Guarantor, the Servicer or any Originator shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Seller, Armstrong, the Performance Guarantor, the Servicer or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (iii) the Seller, Armstrong, the Performance Guarantor, the Servicer or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(h) at any time, (i) (A) the Default Ratio shall exceed 1.50%, (B) the Delinquency Ratio shall exceed 1.50%, or (C) the Dilution Ratio shall exceed 7.50%; or (ii) (A) the Three Month Default Ratio shall exceed 1.25%, (B) the Three Month Delinquency Ratio shall exceed 1.25%, or (C) the Three Month Dilution Ratio shall exceed 7.00%; or (iii) the Days’ Sales Outstanding shall exceed 45 days;

(i) the Performance Guarantor shall at any time fail to perform, maintain or observe any representation, covenant or agreement set forth in the Performance Guarantee or the Performance Guarantee or any part thereof shall be disputed by the Performance Guarantor or shall otherwise be or become unenforceable for any reason (provided, for the avoidance of doubt, that the failure of the Performance Guarantor to cause any party to take any action required hereunder shall not be a termination event to the extent that any cure period that applies to such party and such action has not yet elapsed);

(j) a Change of Control shall occur;

(k) the Purchaser’s Interest, taking into account any amounts set aside pursuant to the first proviso to Section 1.4(b)(ii), shall exceed 100% for five days;

(l) (i) the Seller, any Originator, the Servicer or the Performance Guarantor shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); or (ii) any other default, breach, termination or similar event (however defined) shall occur or exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement); or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(m) either: (i) the Internal Revenue Service shall file a notice of lien with respect to any of the assets of the Seller, any Originator, the Performance Guarantor, the Servicer or any ERISA Affiliate asserting a claim or claims pursuant to Section 6321 of the Internal Revenue Code that would have a Material Adverse Effect on the Seller, any Originator, the Performance Guarantor, the Servicer, and such lien shall not have been released within ten (10) Business Days after it is filed, or (ii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, the Performance Guarantor, the Servicer or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to Section 4068 of ERISA with regard to any assets of the Seller, any Originator, the Performance Guarantor, the Servicer or any ERISA Affiliate or terminate any Benefit Plan subject to Title IV of ERISA;

(n) there occurs any change in the business or financial condition of the Seller, any Originator, Performance Guarantor or Servicer that could reasonably be expected to adversely affect the perfection, enforceability or priority of any Purchaser’s interest in the Pool Assets;

(o) a Purchase and Sale Termination Event shall have occurred;

(p) a breach of any of the financial covenants set forth in Section 8.11 of the Credit Agreement shall have occurred (whether or not such breach shall have been waived under the Credit Agreement);

(q) the Tangible Net Worth of the Seller shall be less than 15% of the Purchase Limit at such time for fifteen days;

(r) within 31 days after the Closing Date, the Servicer and/or any Originator shall not have instructed each Obligor that makes payments on Receivables to an account other than a Lock-Box Account or Collection Account as of the Closing Date to make future payments on Receivables by wire transfer to any Lock-Box Account or Collection Account;

(s) any Letter of Credit is drawn upon and is not fully reimbursed (including any reimbursement from the proceeds of any acquisition pursuant to Section 1.2 of the Agreement) within one Business Day from the Drawing Date; or

(t) the Seller shall fail to (i) notify the Administrative Agent and each Purchaser in writing of any replacement or appointment of any director that is to serve as an Independent Director on the Seller’s Board of Directors within five (5) Business Days after such replacement or appointment or (ii) if such director is not an employee of a Recognized Service Provider, obtain written evidence that any director that is to serve as an Independent Director on the Seller’s Board of Directors is acceptable to the Administrative Agent and each Purchaser prior to the appointment thereof.

SCHEDULE I

CREDIT AND COLLECTION POLICY

CUSTOMER FINANCIAL SERVICES DEPARTMENT

Function and Responsibilities

Customer Financial Services (CFS) is charged with the management of the Company’s investment in accounts and notes receivable in a manner consistent with meeting the performance goals established by the Company. In carrying out this responsibility, the department must balance its efforts to support the selling effort and the need to exercise sound financial stewardship over the receivable asset.

As an integral part of the selling effort, CFS recognizes the importance of working with customers to help them prosper and grow into being even better customers. The department must also stand ready to take responsible risks in order to maximize sales, always weighing potential profit against possible loss.

In its financial role, CFS must conserve capital by maintaining as short an accounts receivable collection period as possible consistent with current practices in the industries serviced, yet be sensitive to short-term financial needs of customers.

The responsibilities of CFS encompass:

1.	Customer Counseling—In exercising its marketing role, the department maintains a close working relationship with Lancaster and field sales management so that it can be responsive to the financial needs of the marketplace, recognizing that the needs of individual customers are not always financial. Members of CFS are in frequent contact with customers through correspondence and personal visits. Because of their unique opportunity to study the operations of many like businesses, customers often look to them for guidance and counsel and this is encouraged. By helping to develop a healthy, growing distribution system, CFS takes a positive approach to increasing profitable sales while reducing possible losses. The department also conducts and publishes financial and operating surveys and management guides for various classes of customers to provide those customers with benchmarks against which they can compare individual effort.

2.	Credit Extension—Credit extension involves a judgment of financial risk as to prompt collection and ultimate collection. In appraising financial risk, many sources of information are used—some published and some of a private and highly confidential nature. Members of the department must establish and maintain channels of communications with the financial managements of other suppliers, banks, and sundry other members of the financial community. The extent to which mutual trust and confidence is developed often determines the completeness of information received.

Different criterion must be used in evaluating the information obtained, and therefore, a thorough knowledge of the customer business is required in order to reach valid conclusions.

3.	Collection Efforts – CFS has the responsibility for collection of all funds due the Company. Most are a result of trade sales, but receivables may result from other transactions or unusual note financing. In extending credit with reasonable liberality, it is most important that payment follow-up be prompt and effective. It is equally important that it be done in such a way as to maintain customer goodwill. Collection effort must be fair and professional but frequent and forceful; if unsuccessful, legal proceedings are instituted.

Schedule I-1

The comment section of the customer master in SAP is to be used by CFS reps to document conversations with customers including the date and details of the conversation. This detail is available then if needed in future conversations.

To determine what items are past due, CFS personnel have access to aging reports that they can run at any time, a tickler system, and the order process.

ABP distributes nonstandard deductions to the customer focus group who determines if the item is to be credited. The role of CFS at this point is to follow up with customer focus or the sales rep if the item is not processed on a timely basis. If a credit is issued, the credit is applied against the nonstandard and removed from the account. If it is determined that the item is to be repaid, Customer Focus provides CFS with proper explanation so collection can be made.

ASA and AFP nonstandard deductions are forwarded to the appropriate CFS Claims Correspondent for handling. They will investigate and follow up with the appropriate sales representatives if necessary to determine if the item should be credited. If credit is issued, it will be applied against the nonstandard and removed from the account. If the item is one that the customer is to pay, the claims correspondent will provide a proper explanation to the customer, requesting that they pay back the nonstandard deduction.

4.	Terms of Sale—CFS manages the implementation and execution of terms of sale. CFS has the sole responsibility for administering the terms in a consistent and fair manner.

5.	Business Unit Support—CFS assists the business with all back office functions required to support existing or new businesses. CFS works closely with the other “order-to-cash” operations to assure delivery of low cost, value-added services as expected by the business unit and customer base.

6.	Staff Services—Financial counsel is provided to other staff and line organizations, such as to the Purchasing Department in analyzing the financial responsibility of suppliers and contractors or to marketing management in helping to appraise potential distribution outlets.

7.	International Operations—CFS provides oversight on the management of receivables world-wide and assures proper policies, procedures and controls are in place to confirm global compliance to business unit strategies on working capital and business risk.

8.	Policies and Operating Procedures—Policies and operating procedures are to exist that confirm CFS’ compliance to Company and business unit policies.

9.	Publications—CFS regularly publishes financial surveys and management guides, and over the years has produced articles on a variety of subjects appropriate for customer counseling.

Use of Credit Reporting Agencies

CFS subscribes to the Dun & Bradstreet credit reporting service. Because of the sizable cost of this service, CFS manages the usage of this service carefully.

Schedule I-2

A.	It necessary to closely audit charges by Dun & Bradstreet. It is important to record all reports that are ordered in the D&B folder in the G drive so that we have an accurate count of the units to be charged against our contract and assure proper charges.

B.	Frequently CFS receives requests from departments outside CFS, including Corporate Planning, Purchasing, Engineering, Research and Patent Departments. These requests should be monitored by CFS.

Exchange of Credit Information

The exchange of credit information is an important and integral part of the credit approval process. The courts have upheld the right of companies to exchange information in the commercial arena as long as the proper standards of conduct are maintained.

A.	Inquires Received in Lancaster

1.	First and foremost is that the inquirer has the need to know. Where the inquirer will not be specific as to the reason for the inquiry, we will not provide information on the subject.

2.	If the inquirer is currently doing business with the account, they should be willing to share their experience with us. Again, if they are unwilling to do so, we will not provide information on the subject.

3.	The information reported should be restricted to:

a.	The balance outstanding.

b.	Recent high credit.

c.	Manner of payment — discount, prompt, days slow.

4.	We will not provide information or make reference to:

a.	Future action we may be contemplating.

b.	Recommendation of the account to the inquiring party.

c.	Nonstandard terms.

B.	Inquiries Initiated by CFS

1.	The same rules and courtesies we expect when receiving inquiries should be observed when initiating inquiries.

2.	Generally most inquiries will be carried out by fax. We use our own forms which asks for the same information as on postage paid form #42630. Where written inquiries are made, we should use the postage-paid Form #42630 for trade inquiries and the NACM Form 20 or Request for Bank Credit Information for bank inquiries. See Exhibits A1 and B.

C.	Industry Trade Credit Groups

A very important source of trade credit information is obtained through CFS participation in various industry-wide trade credit groups. All of the groups in which we maintain memberships are governed by by-laws which prohibit illegal conduct during meetings where exchange of account information takes place.

Schedule I-3

CFS personnel attending these meetings have a responsibility to assure themselves that the by-laws be observed. If this is not the case, they shall announce that they are leaving the meeting if such behavior continues and, barring a cessation, leave.

Credit Approval Procedure

1.	While an initial credit investigation is conducted on all new accounts, the degree and frequency of updated reviews is determined by the amount of credit extended and assumed risk. All accounts granted credit lines greater than or equal to $10,000 require credit reviews annually and are to be completed within 18 months of the prior review. All customers with credit lines between $5,000 and $10,000 are subject to a credit review every 18-24 months unless payment experience or other information learned dictates a more timely review. Accounts with credit lines below $5,000 are to be reviewed as necessary with continued credit extension based primarily on payment experience and other credit information learned.

All customers are to be assigned a credit risk code (see exhibit D-1). Companies determined to be financially strong and represent little risk to the company are assigned a sufficient credit line so that orders are not blocked unnecessarily. Customers are assigned to CFS personnel for day to day handling based on risk. High risk and/or slow paying customers are either assigned to management or assigned to credit correspondents for daily administration with close supervision from management.

2.	At the option of the CFS account manager, customers may be assigned a lower credit line or a zero credit line that simply recognizes a higher degree of risk and the necessity for more control of the customer’s account.

3.	The credit line and risk code assigned to each customer determines whether an order will be blocked or unblocked depending on various criteria. The procedure is as follows:

Orders taken by customer focus reps are entered into SAP. After the order is entered, the value of the order is calculated. SAP adds this order value to the customer’s total exposure, which is the sum of the value of all open orders and the A/R balance (see exhibit D-1 for variations to this calculation based on the criteria for each risk code). If the total exposure exceeds the assigned credit limit, the order is blocked. The order could also be blocked because it is not in compliance with the criteria set by the risk code.

The blocked order screen shows the order number, shipping date, name of the customer, order value and reason for it being held. The CFS rep can drill down into the order and see what product is being shipped along with the purchase order etc.

On-line daily, each CFS rep reviews blocked orders that are scheduled to ship. Inasmuch as order approval is top priority, the credit rep will immediately check the account status and either approve the order or ask the Customer focus rep to continue to hold it until some further action can be taken. Often times, that action involves contacting the customer for a commitment to arrange settlement of a past-due balance, and assuming appropriate arrangements can be made with the customer, the order will normally be approved the same day as requested. If unable to contact the customer or make appropriate arrangements, the order will continue to be held until such time as the CFS requirements are fulfilled. In all cases, there is an immediate, same-day attempt to negotiate an acceptable arrangement with the customer.

Schedule I-4

Every night, a batch interface is run to update the A/R balance and credit limit for each customer from SAP. This process also evaluates past-due balances. SAP then uses the criteria in the risk codes and credit lines to determine if the order is blocked. It must be noted that the customer focus reps will not be able to release held orders from the system.

Select and limited customer accounts in SAP, as approved by the Dir of CFS, are provided a credit risk code of “110” which permits orders for these customers to ignore SAP credit rules that reviewing balances against credit lines and delinquency. These exceptions are for large AFP distributors and ASA retailers that consistently earn the maximum discount. Through CFS’ close supervision of these accounts, CFS identifies that a problem may exist if these customers do not earn the maximum discount. These accounts also typically remit payment electronically so failure to make a payment is easily detected. In addition, CFS receives a daily credit report (FIARR357) reflecting the credit line in use by these customers. Should a customer exceed the approved credit line, the account is triggered for a credit line review and an approval for a credit line increase is pursued. (06/18/09)

Credit Authorizations

Credit Line Approval Levels

BU CFO	$2,500,000+
Dir, CFS	Up to $2,500,000
Credit Mgr	Up to $1,500,000
Asst Credit Mgr	Up to $500,000
Other exceptions:
Joseph Alessio (Patriot) up to $150,000
Barb Kehler (AFP), up to $75,000
Mike Landis (AFP), up to $75,000
Angela Allgyer (ABP/AFP), up to $50,000
Barbara Ciardullo (AFP), up to $50,000
Howard Hassard (Pat S), up to $50,000
Steve Milliken (Pat N), up to $50,000
Nancy Ressler (ABP/AFP), up to $50,000
Janice Stetter (AFP), up to $50,000
Barb Siegrist (AFP), up to $25,000
Hope Shaub (AFP), up to $25,000
Scott Paules (AFP), up to $10,000

Administration of Terms of Sale

It is CFS policy to administer established terms of sale in a fair and consistent manner as required by law and implicit in the Company’s operating principals.

Deviation from established terms of sale may occur for a number of reasons:

A.	Credit Restriction — When open account cannot be justified, cash in advance, wire transfer of funds before shipment, C.O.D. (either certified or customer check) may be required. Unless there is a balance open on the account which is beyond the cash discount date, the established terms’ maximum cash discount will be allowed.

Schedule I-5

B.	Competitive Terms — Occasionally the Company will be asked by our customer to meet terms offered by competing vendors. If the sales department elects to proceed with the request to change a customer’s terms, they are expected to obtain a letter from the customer stating the competitive nature of the request and review with CFS. Also, additional security may be provided to differentiate this request from other customers. Ultimately, CFS (Finance) and/or Legal are expected to approve each request before the modified terms will be extended.

C.	Promotional Terms — Rarely, the sales group will request to make available to customers promotional terms usually calling for extended payment periods which usually preserve the maximum cash discount opportunity.

It is CFS responsibility to analyze the cost of incremental investment that results from offering the terms and advise the Sales Manager of the costs prior to the promotion. Further, CFS will make recommendations concerning the timing and structure of the terms. From time to time, it may be necessary to withhold the availability of promotional terms from some customers because they cannot justify the higher level of credit and CFS will so advise the Sales Manager.

Following the promotion and when requested, CFS will provide an analysis of the actual results, including the cost of the incremental investment, to the Sales Manager if requested.

D.	A list of established terms of sale is maintained in CES.

Financial Assistance to Customers

The policy of Armstrong World Industries, Inc., is to provide, where deserved, adequate trade credit on established terms of sale. It is not Company policy to provide working capital financing beyond this normal trade credit support.

Occasionally, unique situations develop in which some form of short or intermediate assistance, which goes beyond normal trade credit support, may be required or desirable. Examples of this could be:

1.	Assisting a distressed customer in the rehabilitation of their business when traditional lenders may be unwilling to increase or restructure their loans and support by the Company would enhance our ability to assure recovery of the existing accounts receivable investment due from that customer.

2.	As part of a program to return a customer to a discount basis of payment resulting eventually in improved turnover and thus less exposure with the account.

3.	Meeting competitive industry programs of short-term financing when availability of such financial assistance is necessary to enable the operation to meet its sales and profit goals.

Note: In all situations, we are referring to financing existing or future account balances. This policy does not provide for advances of cash or other forms of financial assistance.

Procedures:

A.	Approval

Schedule I-6

1.	The request for financial assistance should be directed to the appropriate CFS Manager. The CFS Manager may reject the request if it is inappropriate or does not meet the criteria for such assistance. If, however, the manager believes there may be merit to the request, he will advise the General Sales Manager that such a request is pending.

2.	The CFS Manager will conduct an analysis of the credit which may include all or some of the following:

a.	Financial analysis based upon last FYE and current interim financials which demonstrate the need for special assistance. In no case will assistance be provided without up-to-date and adequate financial data and the analysis based upon that data.

b.	A cash forecast by month which shows how the notes will be repaid.

c.	A current bank reference which confirms that the need for special assistance cannot or will not be met by traditional financing.

d.	An aging of Accounts Payable — Are other suppliers being requested to help or will they benefit from our support?

e.	Availability of security, guarantees, etc.

3.	The CFS Manager will confer with Sales on the desirability of providing the assistance.

B.	Documentation of Terms

1.	Special financial assistance shall ordinarily be evidenced by a note or series of notes properly endorsed. In addition, in some situations it may be desirable to obtain a second endorsement of an individual or another corporation.

2.	As a general rule, regular payments of principal and interest shall be required, at least monthly, and serial notes utilized which permit acceleration of payment of the total principal amount if payments of an installment are not made on time. Large balloon payments should be avoided since they carry with them the pressure to refinance beyond the intended period.

3.	As a general rule, the interest rate charged shall be the rate at which the customer could or is borrowing from traditional sources, but attempts may be made to require a slightly higher rate such that the customer prefers to pay Armstrong before other lenders or potential lenders.

4.	Loan arrangements may be appropriate for assistance which will be outstanding for longer than six months. The covenants contained in such an agreement will vary with the situation but provide reasonable assurance that conditions before and after the agreement will be met. These loan agreements are established and written with the advice of legal counsel. See Exhibit C for a sample loan agreement.

C.	Processing Notes Receivable

1. At the time the note is received, it is entered into SAP as a notes receivable.

Schedule I-7

2.	All notes and originals of loan agreements will be kept in a safe; however, a copy of the loan agreement should be in the case file to follow up for compliance with covenants and payments of principal and interest.

3.	It shall be the responsibility of the Manager to see that the provisions on all notes are being observed.

Guarantees, Security Interests in Assets, and Letters of Credit

When an account cannot support adequate open account credit based on its own financial strength, it may be necessary to obtain some form of security to support the risk.

The security can take many forms but will fall into two categories:

•	Ongoing security, which could include:

1 &	2—Personal or corporate guarantees.
3 &	4—Standby, irrevocable letter of credit.
5—A perfected security interest in specific assets of a business or assets of persons affiliated with the customer but outside the business.

•	Specific contracts or individual shipments of material, including:

1—An irrevocable bank letter of credit.

2—A guarantee of the general contractor or owner.

•	Other Arrangements

A.	Ongoing Security

1.	Personal Guarantee

When a customer cannot support adequate open account credit and it is indicated that one or more of the principals of the business have significant personal assets, a personal guarantee should be considered.

a.	In order to determine the value such a guarantee may have, financial information should be obtained from a guarantor before agreeing to extend credit based upon the guarantee.

b.	Usually it is desirable to have more than one guarantor and this could be a spouse of the guarantor or other interested parties.

c.	It should be recognized that the guarantee itself does not provide a justification for open account credit, but lends a moral commitment that the obligations of the customer will be paid. In our experience, unless there is a real willingness to pay, it is very difficult to collect without legal action.

An example of a personal guarantee is shown in Exhibit D.

Schedule I-8

2.	Corporate Guarantee

Usually a corporate guarantee is used when the customer cannot justify the necessary credit on its own but is part of a group of two or more interrelated companies which, when taken as a whole, would support the credit.

a.	Again, as in a personal guarantee, financial information on the guarantor should be requested and reviewed to determine if it will be sufficient to back up the credit before a commitment is made.

b.	A copy of a corporate resolution authorizing the guarantee or a signed statement that those signing the guarantee are authorized to do should be obtained.

  See exhibit D-1 for an example of a cross corporate guarantee.

3.	Domestic Irrevocable Bank Letters of Credit

a.	A bank letter of credit is nothing more than a bank assuming responsibility for payment of a customer’s obligations to Armstrong. The bank’s own creditworthiness is substituted for the customer’s creditworthiness.

b.	In a letter of credit transaction, the bank guarantees payment upon presentation of drafts drawn on the bank in accordance with the terms and conditions of the letter of credit. All terms and conditions of the letter of credit must be complied with precisely; if not, non-compliance nullifies the bank’s obligations under the letter of credit.

c.	Upon receipt of the letter of credit, Armstrong would credit approve the order for shipment, have the invoices come to CFS for preparation of the drafts which would then be mailed to the bank, along with the original letter of credit (a copy being retained in the files), including all necessary documents, and forwarded under a covering letter to the bank requesting that payment be sent by return mail to the appropriate location. If cash discount is involved under the terms of the sale, the discount should be deducted from the face of the invoices, the drafts should be prepared net of appropriate cash discount allowances, and the draft should be forwarded to the bank to reach the bank on or before the discount maturity date. Examples of drafts are shown in Exhibit E.

d.	If partial shipments over a period of time are involved, the letter of credit should contain the stipulation that partial shipments are permitted. Following presentation and payment of drafts for partial shipments, the bank should then return the letter of credit to the supplier for preparation and forwarding the future drafts covering the remainder of the transaction. If numerous drawings for partial shipments will be made, it is acceptable to ask the bank to hold the original letter of credit in their possession for draft presentation from time to time. The drafts must be forwarded to the bank to arrive before the letter of credit expiration date.

e.	In most letter of credit arrangements, the bank will charge an administrative fee for issuing and amending a letter of credit to cover their costs involved in the arrangement. This fee is normally paid by the customer to the issuing bank, although it may be paid by the beneficiary. Any financing fee should be paid by the customer.

An example of a Regular Letter of Credit is shown in Exhibit F.

Schedule I-9

4.	Standby Letter of Credit

a.	This type of letter of credit offers the customer the opportunity to receive invoices in the normal manner, make payment within discount terms, negating the necessity of ever having to draw a draft on the bank. If invoices are not discounted or paid on net terms under the agreement, the supplier may then draw a draft on the bank following the expiration of discount terms and prior to the time invoices mature on net terms for payment directly by the bank upon net maturity.

b.	A standby letter of credit generally covers ongoing transactions, a typical length being that the credit would be available for one year for the full amount of the letter of credit.

An example of a Standby Letter of Credit is shown in Exhibit G.

5.	Pledge of Assets to Armstrong

a.	Taking a security interest in specific assets requires actions to assure compliance with the provisions of Article 9 of the Uniform Commercial Code to confirm a valid call on the assets pledged.

b.	When considering security in assets, research should be conducted to determine if prior filings exist against the pledged assets.

c.	Because state requirements vary, the CFS Manager is responsible for being aware of the requirements as outlined in “The Credit Manual of Commercial Laws.” If the requirements are not clear, they should be reviewed with the Legal Department.

d.	The Manager should refer the matter to the Legal Department for preparation of the documentation (Security Agreement and UCC1 filing) or others as directed by the Legal Department.

e.	CFS is responsible for obtaining the customer’s signature on the security agreement and the UCC1 and, in conjunction with Legal, to take the necessary steps for proper filing which meets the indicated requirements.

f.	A security agreement and UCC1 filing are shown in Exhibits H and I.

g.	At times, an exclusive security interest may not be available, but it may be possible to share priorities in a security interest in assets with a commercial lender. These are called inter-creditor agreements which clearly outline the order of priority between the parties, should it be necessary to liquidate the collateral. Example is shown in Exhibit J.

B. Specific Transaction Security

1.	Irrevocable Bank Letter of Credit

See previous discussion.

2.	Guarantee from a General Contractor Owner

A subcontractor customer may be unable to qualify for the level of credit necessary to purchase materials to complete contracts. If this is the case and the subcontractor has a contract with a credit worthy general contractor, the general contractor may guarantee payment to Armstrong for

Schedule I-10

materials shipped to specific jobs. This, in effect, adds the strength of the general contractor to the subcontractor’s creditworthiness and would allow for the sale of material on credit. This is a stronger form of security than joint check arrangements since the general contractor guarantees payment of material whether or not the contract is performed or completed. A guarantee should always be used where there is a high risk that the subcontractor may not be able to complete the contract. A copy of the standard general contractor guarantee is shown in Exhibit K.

C.	Other Arrangements

1.	Agreement to Make Payment by Joint Check

This is not listed as security simply because it does not mean or add any security to the transaction. The subcontractor can make an arrangement with the person paying him (usually the general contractor) to make a check for the amount of materials payable jointly to the subcontractor and Armstrong. The subcontractor would endorse the check and then turn it over to Armstrong for deposit. While this does not represent hard security, several factors give Armstrong some advantages:

a. A request by the subcontractor for a joint check payment basis from the general contractor alerts the general contractor that there is some concern on Armstrong’s part that the subcontractor may not pay Armstrong for the material. Because of this, the general contractor, in order to protect himself from subsequent lien and bond claims, will usually be careful to see that the check is made out jointly. Using this arrangement also has the advantage of permitting Armstrong to go directly to the general contractor if a check is not received to determine when it could be anticipated.

An example of a joint check letter is found in Exhibit L.

Legal/Loss Protection—Contracting

As a supplier to a subcontractor, Armstrong may be accorded one or more forms of legal protection by virtue of both state and federal laws.

A. Liens — A lien is a right to control or enforce a charge against the property of another until a claim is satisfied. A mechanics lien is a special statutory lien on buildings and other improvements to secure payment to suppliers of material, labor, and other items used for that building or improvement.

The mechanics lien laws in different states vary considerably in the following major areas:

1. For whom lien protection is available.

2. The extent of that protection.

3. The method and time limit (including those on which special notice is required in advance of shipment) necessary to obtain protection.

For this reason, when involved in administering contract credit, the manager should be familiar with the NCS Construction Services Group publication “The National Lien Digest” or a similar resource. The information provides specific information by state on additional protection afforded suppliers to contractors (materialman’s liens and bond claims). The manager should seek further interpretation from our Legal Department or local lawyer should questions arise regarding what actions are necessary.

Schedule I-11

In those states where a pre-notice is required in advance of shipment and it is determined that it is necessary to do so, filing of such notice could have a major impact on the subcontractor’s standing with the general contractor and thus the subcontractor should be advised that we are going to take such action.

B.	Release or Waiver of Lien — Because of the threat of action under the lien laws, the general contractor in many cases will request the subcontractor to provide a release of lien from his suppliers prior to paying the subcontractor for the work performed. On large contracts, it is quite common to receive requests for partial waiver of liens while the job is in progress. In both cases, we should carefully check that the material invoices have been paid; and in a partial release of lien, we should be very careful that the release applies to shipments only prior to the date of the oldest invoice open. Examples of both a release of lien and a partial release of lien are shown in Exhibits M and N.

Lien Waivers may be signed according to the following authorizations:

ABP/AFP/ACP Business Unit CFO’s—Unlimited

General Manager, CFS (R. Miller specifically)—Unlimited

Manager, CFS (Joan Caulfeild-James specifically)—up to $150,000

Assistant Manager, CFS (Victoria Harsh specifically)—up to $100,000

ACP Director of Credit (Melissa Hill) – up to $100,000

ACP Regional Credit Mgr—up to $50,000:

William M Thelen

Kalli D. Vanderbilt

Merilyn Robbins

Carol J. Pearson

AFP/Patriot Credit Mgr—up to $25,000

Stephen P. Milliken

Virginia M. Schiessl

C.	Payment Bonds — The federal government and most state governments require that contractors provide payment bonds on at least some types of public construction. On bonded work, if the general contractor does not make payment to the subcontractor, or if a material supplier to a subcontractor does not receive payment, they can look to a third party, the surety, for their money. As with lien protection, requirements may vary and they should be established before they are needed if the situation is high risk. The “Credit Manual of Commercial Laws” is a good reference for state and federal bond requirements. If there is any question, the manager should request a copy of the bond for review by our Legal Department or, on their advice, by a local attorney.

If, after complying with the preliminary requirements, suit must be brought under the bond, there are also time and procedure requirements for this. Bonds are being required by owners of many private jobs today. Some of these bonds might follow the statutory provisions in the state, while others may not. If there is any question, it would be good to obtain a copy of the bond and have our Legal Department review it.

Suspense Accounts

A suspense account is any account which has been placed for collection, gone bankrupt, entered Receivership, entered negotiation with an informal creditors’ committee, or has otherwise been placed in a position where it has been determined that regular collection activities will no longer produce results.

Schedule I-12

The responsibility for the control of suspense accounts will rest with CFS managers and assistant managers for each of the business units.

A.	Accounts placed with collection agencies or directly with an outside attorney:

1.	The CFS Manager or Assistant Manager recommends the action that should be taken and approves the assignment of a collection agency. Most accounts will normally be placed for collection with agencies under a free demand service. Ordinarily, the debtor is given ten days notice and, if payment is received in that time, there will be no collection fees.

2.	If a decision has been made by a CFS manager that an outside attorney be appointed, instead of an agency, the case will be discussed with our Legal Department, and they should assist CFS in assigning the appropriate outside attorney and negotiate fees for services to be performed. In those cases where we are utilizing an outside attorney, the case becomes the responsibility of the CFS manager or assistant manager, who will be responsible for the appropriate follow-up with the Legal Department and the outside attorney on the progress of the case.

In those cases where there is a strong probability that the case will go to trial and involve the expense of providing witnesses, or if the possibility of a countersuit exists, the case should be reviewed with the appropriate Sales Manager before authorizing suit.

3.	CFS has the responsibility of notifying the sales representatives that third party action has been initiated. Further, they should be advised that, if they are contacted by a suspense account, they should indicate that it is out of their hands and the account should respond to either the agency or the attorney. At the same time, the sales representative should notify CFS of the contact.

B.	Accounts which have entered into bankruptcy proceedings:

1.	When confirmation has been received that an account has entered bankruptcy proceedings, the CFS manager or assistant manager should review the case and determine:

a.	Should a reclamation petition be filed?

b.	The possibility of a preference action being filed against Armstrong.

c.	The advisability of Armstrong’s participating in the activities of a formal creditors’ committee.

d.	In the case of Bankrupt Common Carriers, see E.

2.	As soon as adequate information if available on the bankruptcy corporation, the manager or assistant manager, should determine the desirability and/or probability of supplying goods, usually on a cash-in advance, good-funds basis, and prepare a recommendation for Marketing’s consideration. In some cases, it may be reasonable to provide goods on open account credit with the major test being whether or not there are sufficient funds available to pay administrative claims in full.

C.	Processing and control of suspense cases:

1.	Follow-up will then be the responsibility of the CFS manager or assistant manager. It is their responsibility to make sure Proofs of Claim are filed prior to bankruptcy bar date deadlines.

D.	Payments received on active suspense accounts:

Schedule I-13

1.	If a check is received within the 10-day free demand period, no fee is charged.

Therefore, when a check is received directly from an account placed for collection, it should be immediately turned over to the CFS manager or assistant manager,

who will notify the agency of payment.

2.	If a payment is made directly but not until after the free demand period has expired, the agency will bill for its services after it is advised of collection. The payment should be referred to the CFS manager or assistant manager, who will report the payment to the agency. The case should be kept active until a bill is received and verified.

3.	The following steps should be taken with various payments received:

a.	If the payment in full reflects a deduction for collection expense, an appropriate accounting entries should be made, crediting accounts receivable, debiting cash, and debiting collection expense.

b.	Partial payment — same as number one. If indicated as a final payment, review with the CFS manager for authorization to write off the balance to worthless trade. Prepare accounting entries to credit accounts receivable and debit worthless trade accounts and the appropriate collection expense.

c.	Partial write-downs — after approval by the CFS manager, prepare an accounting entry to credit accounts receivable and debit worthless trade. The account will not be closed until the final payment is received.

d.	Final payment or write-off—same as number three. Account should be closed.

e.	Payments received on accounts already written off to worthless trade – prepare an accounting entry debiting cash and crediting recovery to worthless trade.

f.	Accounting entry distribution and retention—after completing the accounting entries for write-off to worthless trade, distribute copies to the business unit manager, finance manager, and a copy should be filed in the account file.

g.	The account file should be stored with all other business unit Worthless Trade Account write-offs and retained until Tax Department releases the specific year of write-off as no longer needed and required for IRS audits.

E.	Claims Due From Bankrupt Carriers:

1. Upon notification of a bankruptcy, a review should be made by Transportation of all claims filed against the carrier. If there are claims which have not yet been filed on shipments which originated prior to the date of the bankruptcy, these claims should be filed immediately. Transportation will then file the proof of claim, maintain all the bankruptcy documentation, and advise CFS when to write off any uncollected balances to bad debt expense.

Schedule I-14

Reserve for Worthless Trade Accounts

It is Company policy to provide for a reserve for worthless trade accounts when in the opinion of CFS, a potential full or partial loss can be identified. Also, a reserve may be created when a decision is made in conjunction with Marketing to continue to sell an account with a high risk of potential loss and when that potential loss will reach or exceed low six figures ($100,000).

A.	The reserve accounts fall into two categories:

1.	General Reserves:

A.	A general reserve provision is determined by previous bad debt experience, factoring in economic and customer risk, and applied against the business moving forward (i.e. % of sales, % of a/r, actual customer risk $’s). The general reserve is calculated after deducting for the specific reserve.

2.	Specific Reserves:

A.	A specific reserve is established when an outstanding receivable exists and the customer’s payments have ceased due to insolvency or legal dispute. The reserve is determined by evaluating the collectability of the individual debtor’s outstanding receivable. The specific reserve is should be established using management’s best discretion and modified as more information on the financial condition of the debtor or outcome becomes available.

3.	CFS management is to calculate the Bad Debt Reserve estimate each month. The actual Worthless Accounts Reserves (account 21217) are to remain within $50,000 of the CFS Bad Debt Reserve recommendation.

B.	CFS will provide recommended reserve requirements to the Operations Controllers quarterly (at a minimum) in order to more accurately reflect the current cost of selling high-risk accounts. The report is submitted on the “Losses & Reserve Changes” form (Exhibit O) and represents activity year to date and a recommended reserve level for year-end.

C.	CFS also provides an estimate of worthless trade activity for annual budgeting purposes. Projecting required reserves (to cover recognized risks) out to the end of the budget year is difficult at best because of the changes occurring in the accounts, the economy, etc. For this reason, we adopted the quarterly program (B above) to update required reserves to more accurately reflect the cost of selling high-risk accounts. Therefore, it should be kept in mind that the reserve amount actually required by year end of the budget year may differ significantly from the estimate supplied for budget purposes.

Charges to Worthless Trade

A.	Write-Off Justification

Under the specific charge-off method of deducting bad debts, the sole tests are worthlessness during the taxable year, and the fact that such debts are actually business bad debts either at the time they arose or at the time worthlessness occurs.

Whether a debt actually has become worthless in whole or in part is a question of fact. The deduction must be taken in the taxable year in which a debt becomes wholly worthless, not in a later year.

If a business debt does not become wholly worthless but is uncollectible in part, the law allows a partial deduction. It does not have to be taken in the year in which the debt becomes partially worthless but can be taken in a later year.

Schedule I-15

In either event, the taxpayer carries the burden of proof; he must establish to the satisfaction of the Revenue Service (or the court if the case goes to litigation) that each claimed bad debt is worthless, that it became worthless during the taxable year, and that it is a business bad debt. Among the many decisions involving the worthlessness of debts, these conditions have been held to establish a bad debt deduction:

1.	Bankruptcy of debtor.

2.	Collateral worthless.

3.	Debtor out of business.

4.	Debtor without assets.

5.	Disappearance of debtor.

6.	Insolvency of debtor.

7.	Ill health of debtor.

8.	Receivership of debtor.

In most cases, however, these conditions are not, alone, sufficient to establish a bad debt deduction. Thus, even though the debtor is bankrupt, the deduction will be disallowed if it is evident that some dividend may be paid to creditors, but a deduction for partial worthlessness may be in order.

It is not required that a suit at law be brought on an account which is already worthless in order to obtain a tax deduction. If it appears that the costs of collection would exceed the debt, or that a judgment would not be satisfied, it is not necessary to waste further time and money. The basis for this decision should be carefully documented.

B.	Documentation

In building up a record to establish a bad debt deduction, all records or evidence establishing the validity and character of the debt should be maintained. This would include a print-out of open items, as well as invoices and notes. It will not be necessary to keep the invoices in the case so long as they can be obtained through microfiche or SAP.

The file should also disclose the collection record. Copies of correspondence with the debtor, notations of phone calls or interviews, financial statements of the debtor, and other data showing efforts to collect and why the debtor doesn’t pay should be carefully prepared and preserved.

If the account is turned over to an attorney or collection agency, and should it appear to be a bad debt situation, prior to the end of the taxable year, the attorney or agency should be asked for a written opinion as to whether the particular account in his possession has become worthless.

If the charge-off results from a series of involved transactions, a brief outline should be prepared summarizing the situations leading to the write-off so that it can be understandable three or four years later when the Internal Revenue Service may wish to review it.

In the case of bankruptcies or liquidation proceedings, an effort should be made at that time to obtain a copy of the debtor’s financial statement or the schedule of assets and liabilities prepared by the debtor or trustee and filed with the proceedings. This might serve to establish partial worthlessness.

When charging off a bad debt which includes state sales tax, consult the Tax Department to see if the sales tax can be recovered by charging it back to the particular state. This is permissible in some states.

Schedule I-16

C.	Procedures

The Manager will evaluate the worth of a questionable account any time it appears a charge-off might be in order. Charge-offs will be made based on a judgment of value as outlined in Section A.

As mentioned earlier, documentation of the basis for the decision should be as complete as possible, but lack of documentation will not preclude taking a write-off.

If there is doubt concerning the documentation supporting the write-off, the CFS manager will review with the tax department and obtain their authorization to write off.

Write-offs which are not used in the computation of the Bad Debt Reserve for tax purposes may be used in a subsequent year when adequate documentation of worthlessness is ascertained.

Accounting for Worthless Accounts Receivable

(See exhibit P)

Remittance Processing Guidelines

The Customer Financial Services Department is responsible for limited approval or disapproval of deductions or discrepancies on the customer’s check.

In performing that function, a degree of responsibility has been delegated to the remittance processor; and the policy guidelines under which they perform their responsibilities are outlined below:

Cash Discount	All cash discount discrepancies 10% of the invoices being paid for a total of not more than $50 may be adjusted to cash discount by the remittance processor.

Cash discount deductions are acceptable if a check is received at the lockbox not more than 10 days (5 days for distributors and zero days for floor distributors) after discount maturity unless the 10th (or 5th) day falls on a legal holiday or weekend, in which case, discount will be allowed if the check is received on the 1st working day thereafter.

Arithmetic Errors	May be adjusted in cash discount provided that such adjustments do not exceed 10% of the invoices being paid for a total of not more than $50.

Other Discrepancies	The remittance processor has been authorized by sales policy to adjust without verification all of the discrepancies provided that such adjustments do not exceed 10% of the invoices being paid for a total of not more than $100 for commercial distributors and contractors and $15 for retail and sundries customers.

Such adjustments are made to the appropriate codes. Two or more checks received in a lockbox on the same date shall be considered one remittance.

Schedule I-17

Differences Not Provided For	Any discrepancies that exceed the limits outlined above will normally be generated on a Write-up Form and referred to CFS for handling.

Adjustment of Cash Discount Involving Net Credits

1.	When a customer pays an invoice on a net basis and we later issue a credit, the credit would automatically be issued less cash discount in accordance with company policy. It is then necessary to reinstate the discount on the credit so that the customer would be reimbursed in full.

2.	Similarly, when a credit is issued to cancel a complete, unpaid invoice, discount must be manually added back to the credit memo.

3.	Finally, when a credit is issued against a deduction, the discount taken off the credit must be properly adjusted in accordance with how the original payment was handled.

Retention of Records

A.	General Principles

As a general rule, retention of records in CFS follows the guidelines established by Corporate.

“1.	Records must be retained long enough to meet legal, tax law, and accounting requirements.

“2.	Records should be retained as long as needed for the efficient operation of the Company but not past the time when the worth of the record can no longer justify the expense of storing and maintaining it.”

In addition, because of the importance of continuity in understanding the relationship with our customers, specific policies are established for retention of information in the CFS “Credit Files.”

B.	Credit File Retention of Records Guidelines

The Credit File should contain all information which is necessary when establishing/maintaining a line of credit for a customer. Because of space limitations and filing time requirements, every effort must be made to retain only those items of information that are necessary.

1.	The following retention schedule should be followed for active customers’ credit files, unless there is an over-riding reason to retain additional material. An “active customer” is defined as an account on which there has been some activity within the last three years.

a.	Dun & Bradstreet Reports — Retain the initial base report and the current report.

b.	Financial Information — one year and current. This includes either financial statements or three years of financial data on D&B reports.

c.	Trade Clearances from Industry Credit Groups — one year.

Schedule I-18

d.	Worthless Trade Documentation — As advised by the Tax Department, this material may be discarded following completion of the IRS audit of the year the account was written off.

e.	Special Data — This should be limited to spread sheets and case file memos or correspondence which contains data significant to the clear understanding of the account relationship. In this latter area, the manager will be expected to control the amount of information it’s necessary to retain.

2.	All CFS staff members should make an effort to purge the files in accordance with the guidelines. On any question whether to retain information not on the retention schedule, the file shall be referred to the Manager for a decision.

3.	With the implementation of our Comprehensive Credit Expert System (CCEx), certain information (e.g. financial statements) may be stored cost effectively for much longer periods of time. The information is entered and stored electronically in a data file residing on a personal computer. Provided the accumulated information does not materially affect the speed with which tasks may be run on the data file, aging information need not be discarded.

Confidentiality of Information

Due to the nature of its activities, CFS acquires and stores certain types of sensitive information on Armstrong’s customers. All CFS staff members must acknowledge their important stewardship of such information and appreciate the trust customers place in CFS to keep this information confidential. It is only through such trust that our customers continue providing the information vital to our credit management efforts.

Two types of information warrant specific mention:

A.	Financial Information

The details of our customer’s financial statements are not to leave the confines of Finance, or CFS if communicated. Discussion of a customer’s financial position or performance with sales management is acceptable provided it is descriptive and does not include specifics.

B.	Credit Reference Information

Reference information obtained from other suppliers must be used only for credit purposes and is not to be divulged to sales or sales management.

Financial Surveys

CFS uses E Credit nFusion software to assist in the financial analysis of our customers and to compile financial information provided by our customers into an industry average. These results are then distributed to our customers that provided us with financials.

The system assists in the following:

Calculates key ratios

Provides trend data from year to year in a systematic manner.

Schedule I-19

Provides us with a tool to obtain a verbal and graphic financial analysis of each customer that shares their financial statements.

Compiles the information into an industry average that CFS and our customers can use for benchmarking purposes.

Setting up New Customers

When setting up a new customer, the following information is solicited and all information retained is reviewed to determine credit lines:

A completed credit application.

A financial statement including a balance sheet and income statement (dependent on amount of credit to be extended).

A tax exempt certificate if applicable.

Responses from Credit references.

Customer or Armstrong Contracts and Agreements

Some privately held customers simply refuse to provide financials. The requirement for financial statements may be waived if we have limited credit exposure.

Once an account is thoroughly investigated and credit approved, CFS works with COS to create a customer master. CFS is responsible for creating the Credit Management in SAP.

Direct Bill Accounts

We are sometimes asked to sell to the end user for tax exempt purposes. If that request is made, the following requirements apply:

1.	The order should have a minimum value of $10,000 due to the administrative effort involved.

2.	A letter must be provided outlining both the reason for the request as well as a statement asking Armstrong to sell directly to the third party. Also include the billing address for mailing of the original invoices.

3.	The full legal name and address of the third party must be provided as well as a copy of their tax exempt certificate if the job is to be billed tax-exempt.

4.	A purchase order from the third party itemizing each item and amount to be ordered by the third party. Only the items listed on that purchase order can be approved for shipment. In the event that additional materials are required, an additional purchase order will be needed to credit approve the order. This purchase order must then be initialed or signed by the Armstrong sales representative so that we are certain that the prices were agreed upon by all parties.

5.	A cross corporate guarantee will need to be signed on behalf of the third party. The guarantee form will be provided by Customer Financial Services and states that our regular customer accepts

Schedule I-20

ultimate responsibility for the payment of materials shipped to the third party. CFS will not make a credit search on this third party. If the third party is a government agency, this cross corporate guarantee is not necessary.

6.	All orders are to be placed under the third party’s name.

End of Document

Schedule I-21

SCHEDULE II

LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

Lock-Box Banks and Lock-Box Accounts

Bank of America

ABA: 026009593

For Account #: 375-2163726

Account Name: Armstrong Receivables Company LLC

Bank of America

ABA: N/A

For Account #: 12353-01382

Account Name: Armstrong Receivables Company LLC

Collection Account Banks and Collection Accounts

JPMorgan Chase Bank, N.A.

ABA: 021000021

For Account #: 958164840

Account Name: Armstrong Receivables Company LLC

For payments to the Conduit Purchaser

The Bank of Nova Scotia - New York Agency

ABA#: 026002532

Account: Liberty Street Funding LLC

Acct#: 2158-13

For payments to the Administrative Agent, the Related Committed Purchaser and the LC Bank

The Bank of Nova Scotia - New York Agency

ABA#: 026002532

Account: Armstrong Receivables Company LLC (for purpose of cash collateral for LC Issuance)

Acct#: 03400-14

Schedule II-1

For payments to the Seller

JPMorgan Chase Bank, N.A.

ABA: 021000021

For Account #: 958164840

Account Name: Armstrong Receivables Company LLC

For payments to the Servicer

JPMorgan Chase Bank, N.A.

ABA: 021000021

For Account #: 9102764736

Account Name: Armstrong World Industries, Inc.

Schedule II-2

SCHEDULE III

TRADE NAMES

None.

Schedule III-1

SCHEDULE IV

ACTIONS AND PROCEEDINGS

None.

Schedule IV-1

SCHEDULE V

SPECIAL CONCENTRATION LIMITS

Obligor	Special Concentration Limit

Lowe’s Corporation	If Lowe’s Corporation has (x) a short-term rating of at least (a) “A-1” by Standard & Poor’s and (b) “P-1” by Moody’s, and (y) a long-term rating of at least (a) “A” by Standard & Poor’s and (b) “A1” by Moody’s, 25% of Eligible Receivables

The Home Depot, Inc.	If The Home Depot, Inc. has (x) a short-term rating of at least (a) “A-2” by Standard & Poor’s and (b) “P-2” by Moody’s, and (y) a long-term rating of at least (a) “BBB+” by Standard & Poor’s and (b) “Baa1” by Moody’s, 13.5% of Eligible Receivables

Schedule V-1

SCHEDULE VI

COMMITMENTS

Capacity	Name	Commitment
Conduit Purchaser	Liberty Street Funding LLC	N/A
Related Committed Purchaser	The Bank of Nova Scotia	$100,000,000

Schedule VI

SCHEDULE VII

ACCOUNT INFORMATION

As set forth in the side letter agreement, dated as of December 10, 2010, between the Servicer the Administrative Agent (as such side letter agreement be amended from time to time with the consent of the Administrative Agent).

Schedule VII-1

ANNEX A

to Receivables Purchase Agreement

FORM OF SERVICER REPORT

1. Please fill in the “orange” shaded cells in the following worksheets:

a. Data: columns C to G / J to N / T to W / AA to AC.

b. Concentration: columns D to G / J to M / P to S / V to Y / AB to AE / AH to AK / AN to AQ / AT to AW / AZ to BC / BF to BI

c. Concentration by invoice term: columns B to G

c. Accrual Reserves: columns C to E / G to I / K to M / O to Q / S to U

d. LC: columns C to F / H to I / K to N / P to Q / S to V / X to Y / AA to AD / AF to AG / AI to AL / AN to AO / AQ to AT / AV to AW / AY to BB / BD to BE / BG to BJ / BL to BM / BO to BR / BT to BU / BW to BZ / CB to CC

2. All “yellow” shaded cells are locked with set formulas and shouldn’t be modified.

3. Once all “orange” shaded cells are filled in persuant to step 1 here detailed, go on the Summary worksheet and input date in “orange” shaded cell to update Summary page. Please sign Summary page and email / fax signed copy as part of the monthly reporting package.

Do not plug figures in those cells

To be filled on a monthly basis

Annex A-1

* please only enter Calendar end of month date in cell B1 and the table will automatically update to present
Month:	* snapshot of such month

Beginning Balance:	NRPB:
Invoices Net of Rebills:	Combined Reserve:
AR Cash Collections:	Servicing Fee Reserve:
Credits:	Yield Reserve:
Debits:
Misc Adj:	Direct-Pay LC Reserve:

Ending Balance:

Schedule A-2

Borrowing Capacity:
Current:
1-30 DPD:	Facility Amount:
31-60 DPD:	Capital + LC Participation Amount:
61-90 DPD:	Availability:
91+ Days Past Due:

Total Aging:	Borrowing Base Test:

Total Ineligibles:	Termination Triggers:

	1M Delinquency (< 1.50%)	COMPLIANT
Eligible Balance:	3M Delinquency (< 1.25%)	COMPLIANT
	1M Default (< 1.50%)	COMPLIANT

Excess Concentration:	3M Default (< 1.25%)	COMPLIANT

Annex A-3

		1M Dilution (< 7.50%)		COMPLIANT

Accrual Reserve:		3M Dilution (< 7.00%)		COMPLIANT

NRPB:		DSO (< 45 days)		COMPLIANT

TOP 10 Largest Obligors:	Balance:	LCs:	Direct-Pay:	Amount Issued:

Annex A-4

The undersigned hereby represents and warrants that the foregoing and attachments represent a true and accurate accounting with respect to outstandings as of the date show above and is in accordance with the Receivables Purchase Agreement dated as of December 10, 2010, as amended from time to time, and that all representations and warranties are restated and reaffirmed.

IN WITNESS WHEREOF, the undersigned has duly completed this report as of

Date: [ ]/[ ]/20_

Armstrong World Industries as Servicer

By:
Name: Mark A. Telymonde
Title: Director of Treasury & Risk Management

Annex A-5

ANNEX B

to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

                                             , [201            ]

The Bank of Nova Scotia,

as Administrative Agent

40 King Street West, 63rd Floor

Toronto, ON

Canada M5H1H1

Attention: Paula Czach

The Bank of Nova Scotia

One Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Darren Ward

Facsimile No.: (212) 225-5274

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 10, 2010 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Armstrong Receivables Company LLC, as Seller (“Seller”), Armstrong World Industries, Inc., as Servicer, Liberty Street Funding LLC, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser and LC Bank (in such capacity, the “LC Bank”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

[This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided percentage interest in a pool of receivables on                             , [201        ], for a purchase price of $                            1. Subsequent to this Purchase, the Aggregate Capital will be $                            .]2

Annex B-1

[This letter constitutes a notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires that LC Bank issue a Letter of Credit on behalf of the Seller and for the account of [ ], with a face amount of $            . Subsequent to this purchase, the LC Participation Amount will be $             and the Aggregate Capital will be $            .]3

Seller hereby represents and warrants as of the date hereof, and as of the date of such Purchase, as follows:

(i) no event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Incipient Termination Event;

(ii) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are true and correct in all material respects on and as of the date of such Purchase as though made on and as of such date, and shall be deemed to have been made on such date, except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date;

(iii) the Seller, each Originator, the Performance Guarantor and the Servicer have complied in all material respects with the covenants set forth in Exhibit IV to the Receivables Purchase Agreement;

(iv) the sum of the Aggregate Capital plus the LC Participation Amount, after giving effect to the Purchase requested hereby, shall not be greater than the Purchase Limit, and the Purchaser’s Interest, taking into account any amounts set aside pursuant to the first proviso to Section 1.4(b)(ii), shall not exceed 100%; and

(v) the Facility Termination Date shall not have occurred.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[1]	Such amount, which shall not be less than $1,000,000 (or such lesser amount as agreed to by the Administrative Agent on behalf of the Conduit Purchaser) and shall be in integral multiples of $100,000.
[2]	In the case of a Borrowing Request.
[3]	In the case of a request for an issuance of a Letter of Credit.

Annex B-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC

By:
Name:
Title:

Annex B-3

ANNEX C

to Receivables Purchase Agreement

FORM OF ASSUMPTION AGREEMENT

Dated as of [                         , 201        ]

THIS ASSUMPTION AGREEMENT (this “AGREEMENT”), dated as of [                         ,         ], is among Armstrong Receivables Company LLC (the “Seller”), Liberty Street Funding LLC, as Conduit Purchaser (the “Conduit Purchaser”), The Bank of Nova Scotia, as LC Bank, and [            ], as Related Committed Purchaser (the “Related Committed Purchaser”).

BACKGROUND

The Seller and various others are parties to that certain Receivables Purchase Agreement dated as of December 10, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 1.2(e) of the Receivables Purchase Agreement. The Seller desires the Related Committed Purchaser to [become a Related Committed Purchaser] [increase its existing Commitment] under the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, the Related Committed Purchaser agrees to [become a Related Committed Purchaser] [increase its existing Commitment] in an amount equal to the amount set forth as the “Commitment” under the signature of such Related Committed Purchaser hereto.

Seller hereby represents and warrants to the Related Committed Purchaser as of the date hereof, as follows:

(i) the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are true and correct in all material respects on and as the date of such purchase or reinvestment as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Incipient Termination Event; and

(iii) the Facility Termination Date has not occurred.

Annex C-1

SECTION 2. Upon execution and delivery of this Agreement by the Seller, satisfaction of the other conditions to assignment specified in Section 1.2(e) of the Receivables Purchase Agreement (including the written consent of the Administrative Agent on behalf of the Conduit Purchaser) and receipt by the Administrative Agent and Seller of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, the Related Committed Purchaser shall [become a party to, and have the rights and obligations of a Related Committed Purchaser under, the Receivables Purchase Agreement, with a Commitment equal] [the Related Committed Purchaser shall increase its Commitment] to the amount set forth as the “Commitment” under its signature hereto.

SECTION 3. Each party hereto hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The covenant contained in this paragraph shall survive any termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

(continued on following page)

Annex C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

Liberty Street Funding LLC, as Conduit Purchaser

By:
Name:
Title:

Armstrong Receivables Company LLC, as Seller

By:
Name:
Title:

[ ], as Related Committed Purchaser

By:
Name:
Title:

[Address]

Commitment: $[ ]

Consented and Agreed:

The Bank of Nova Scotia, as LC Bank

By:
Name:
Title:

Annex C-3

ANNEX D

to Receivables Purchase Agreement

FORM OF PAYDOWN NOTICE

                                     , 201

The Bank of Nova Scotia,

as Administrative Agent

40 King Street West, 63rd Floor

Toronto, ON

Canada M5H1H1

Attention: Paula Czach

The Bank of Nova Scotia

One Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Darren Ward

Facsimile No.: (212) 225-5274

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

Attention: Mark A. Telymonde

Facsimile: (717) 396-6136

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 10, 2010 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Armstrong Receivables Company LLC, as Seller (“Seller”), Armstrong World Industries, Inc., as Servicer, Liberty Street Funding LLC,, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser and LC Bank (in such capacity, the “LC Bank”). Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Paydown Notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital on                         ,         4 by the application of $                            5 in cash to pay Aggregate Capital and

[4]	Notice must be given at least two (2) Business Days prior to the requested paydown date.
[5]	The amount of any such reduction shall be not less than $1,000,000 for each Purchaser and shall be an integral multiple of $100,000.

Annex D-1

Aggregate Discount to accrue (until such cash can be used to pay commercial paper notes) with respect to such Aggregate Capital, together with all costs related to such reduction of Aggregate Capital. Subsequent to this paydown, the Aggregate Capital will be $                    .

Annex D-2

IN WITNESS WHEREOF, the undersigned has caused this Paydown Notice to be executed by its duly authorized officer as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC

By:
Name:
Title:

Annex D-3

ANNEX E

to Receivables Purchase Agreement

FORM OF TRANSFER SUPPLEMENT

Dated as of [                         , 201__]

Section 1.
Commitment assigned:	$
Assignor’s remaining Commitment:	$
Capital allocable to Commitment assigned:	$
Assignor’s remaining Capital:	$
Discount (if any) allocable to Capital assigned:	$
Discount(if any) allocable to Assignor’s remaining Capital:	$

Section 2.

Effective Date of this Transfer Supplement: [                ]

Upon execution and delivery of this Transfer Supplement by transferee and transferor and the satisfaction of the other conditions to assignment specified in Section 6.3(c) of the Receivables Purchase Agreement (as defined below), from and after the effective date specified above, the transferee shall become a party to, and have the rights and obligations of a Related Committed Purchaser under, the Receivables Purchase Agreement, dated as of December 10, 2010 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Armstrong Receivables Company LLC, as Seller (“Seller”), Armstrong World Industries, Inc., as Servicer, Liberty Street Funding LLC,, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser and LC Bank (in such capacity, the “LC Bank”).

Annex E-1

ASSIGNOR:

[ ], as a Related Committed Purchaser

By:
Name:
Title:

ASSIGNEE:

[ ], as a Purchasing Related Committed Purchaser

By:
Name:
Title:

[Address]

Accepted as of date first above written:

[Armstrong Receivables Company LLC, as Seller

By:
Name:
Title:]

The Bank of Nova Scotia, as Administrative Agent

By:
Name:
Title:

Annex E-2

ANNEX F

to Receivables Purchase Agreement

FORM OF COMPLIANCE CERTIFICATE

The Bank of Nova Scotia,

as Administrative Agent

40 King Street West, 63rd Floor

Toronto, ON

Canada M5H1H1

Attention: Paula Czach

The Bank of Nova Scotia

One Liberty Plaza, 26th Floor

New York, NY 10006

Attention: Darren Ward

Facsimile No.: (212) 225-5274

[Each Purchaser]

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of December 10, 2010 (as heretofore amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among Armstrong Receivables Company LLC, as Seller (“Seller”), Armstrong World Industries, Inc., as Servicer, Liberty Street Funding LLC,, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent (in such capacity, the “Administrative Agent”), Related Committed Purchaser and LC Bank (in such capacity, the “LC Bank”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ____________________ of ________.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of Seller during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Incipient Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 4 below.

Annex F-1

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

Annex F-2

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of ____________________, 201___.

By:
Name:
Title: [ ] of Armstrong World Industries, Inc.

Annex F-3

SCHEDULE I to Annex F

Annex F-4

ANNEX G

FORM OF APPLICATION AND AGREEMENT FOR

IRREVOCABLE STANDBY LETTER OF CREDIT

APPLICATION AND AGREEMENT FOR IRREVOCABLE

STANDBY LETTER OF CREDIT/LETTER OF GUARANTEE

Branch:                         Date:                         Bank Reference Number

1. Please ☐ issue ☐ amend	2. Applicant (for the account of or on behalf of)
Name:

☐ By airmail / Courier
Original to: ☐ Branch ☐ Applicant	Address:
☐ Beneficiary
☐ By Teletransmission

For our accounts the following:	If more than one Applicant, joint and several:
Name:
☐ Irrevocable Standby Letter of Credit
Subject to: ☐ UCP ☐ ISP	Address:
(Place “x” in one box only)
☐ Irrevocable Letter of Guarantee

3. Beneficiary (In Favour Of)	4. Amount in words (Specify Currency)

ANNEX G

5.	Expiry date of guarantee/L/C _________________

Expiry date of counterguarantee (if applicable) _____________________

6.	Details including purpose, documentation required and specific conditions, if any:

☒ Suggested Proforma attached duly signed bearing reference to this application.

ANNEX G

For Bank Use Only	The Undersigned, (as “Applicant”) hereby requests The Bank of Nova Scotia (the “Bank”) to issue or amend its

Irrevocable Standby Letter of Credit or Irrevocable Letter of Guarantee substantially in compliance with

Debit drawings to DDA Account Number: ________________ (CAD/USD)	specifications noted above. If the Bank authorizes the issuance or amendment of its Irrevocable Standby Letter of Credit or Irrevocable Letter of

Commission Rate __________________	Guarantee, its counter guarantee or supporting letter of credit, the Undersigned agrees to be bound by the terms and conditions set out on the attached hereof.

Customer Data Maintenance Form	Company Name (where applicable)

Supplied/Attached (delete one)

Company Contact to clarify instructions

Customer SLC/LG ID#

OLL INFORMATION	Telephone Number:

C.A.B. Transit # _________(if applicable)

Customer Signature

OLL/BLT Transit # ______________

OLL Account # _________________

OTHER LIABILITY LOAN NUMBERS

Customer Liability under SLC _________	If more than one Applicant, joint and several:

Currency __________________________

Company Name

Customer Liability under LG ___________

Currency ___________________________

Customer Signature

Authorized Signature Number

Authorized Signature Number
(IN CASE OF INCORPORATED COMPANIES AND OTHER ORGANIZATIONS THIS FORM MUST BE SIGNED BY PROPERLY AUTHORIZED OFFICIALS)

In consideration of your issuance of the Irrevocable Standby Letter of Credit requested herein (the “Credit”), Armstrong Receivables Company LLC hereby irrevocably and unconditionally promises and agrees as follows:

1. This is one of the Letters of Credit referred to in the Receivables Purchase Agreement, dated as of December 10, 2010, as amended on August 1, 2011 and December 21, 2011 (as it may be amended, modified or supplemented from time to time) (the “Receivables Purchase Agreement”), among Armstrong Receivables Company LLC (the “Applicant”), as Seller, Armstrong World Industries, Inc., as Servicer, Liberty Street Funding LLC, as Conduit Purchaser, and The Bank of Nova Scotia, as Administrative Agent, Related Committed Purchaser and LC Bank, and is issued pursuant to and subject to the terms of the Receivables Purchase Agreement. The Applicant shall pay to you all amounts drawn under and pursuant to the Credit in the currency of the Credit pursuant to and as set forth in the Receivables Purchase Agreement, without set-off, counterclaim or any other deduction of any nature whatsoever. Amounts due hereunder that are not paid when due shall bear interest as set forth in the Receivables Purchase Agreement.